                                                Registration No. 333-74983
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                            Amendment No. 1 To

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ----------------------
                              ALLTEL CORPORATION
            (Exact name of registrant as specified in its charter)

         Delaware                    4813                    34-0868285
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code number)  Identification Number)
     incorporation or
      organization)

                            ----------------------

                 One Allied Drive, Little Rock, Arkansas 72202
                                 501-905-8000
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Francis X. Frantz
                 Executive Vice President -- External Affairs
                         General Counsel and Secretary
                              ALLTEL Corporation
                               One Allied Drive
                          Little Rock, Arkansas 72202
                                 501-905-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ----------------------

                                  Copies To:
       Benjamin F. Garmer, III                     Richard N. Massey
           Foley & Lardner                             Kutak Rock
       777 E. Wisconsin Avenue             425 W. Capitol Avenue, Suite 1100
      Milwaukee, Wisconsin 53202            Little Rock, Arkansas 72201-3409
            (414) 271-2400                           (501) 975-3000

                            ----------------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                            ----------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
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

                                                      Aliant Communications Inc.
                                                      1440 M Street
                                                      P.O. Box 81309
                                                      Lincoln, NE 68501-1309
[ALIANT LOGO APPEARS HERE]

                                                             March 26, 1999

Dear Aliant Shareholders:

     We invite you to attend our 1999 annual meeting of shareholders to be held on April 27, 1999 at 10:30 a.m., Central Time, at The Cornhusker Hotel in Lincoln, Nebraska.

     At the meeting, you will be asked to consider and vote on a proposal to approve and adopt an agreement and plan of merger among ALLTEL Corporation, a wholly-owned subsidiary of ALLTEL, and Aliant. Under the terms of the merger agreement, a wholly-owned subsidiary of ALLTEL will merge with and into Aliant and Aliant will become a wholly-owned subsidiary of ALLTEL. As a result of the merger, each share of Aliant will be exchanged for $39.13 worth of ALLTEL stock. Based on ALLTEL's closing stock price as of the day immediately prior to the date hereof, this equals an exchange ratio of 0.67 shares of ALLTEL stock for each share of Aliant. This exchange ratio may change based on the average closing price of ALLTEL common stock for ten randomly selected days over a twenty-day period prior to closing. The agreement also provides for limited upside and downside protection with respect to ALLTEL stock. If ALLTEL's final stock price is $52.17 or less, then the exchange ratio will be 0.75. If ALLTEL's final stock price is $58.40 or more, then the exchange ratio will be 0.67.

     A detailed description of the merger agreement and the merger is contained in the accompanying proxy statement/prospectus, which you should read carefully.

     At the meeting, you will also be asked
    . to elect four directors for a term expiring at the earlier of the closing of the merger, the date of our 2002 annual meeting of shareholders or such time as their successors are elected and qualified, and
    . to transact any other business which may be properly brought before the meeting or any adjournment or postponement of the meeting.

     After careful consideration, your board of directors has determined that the merger agreement is in the best interests of Aliant shareholders and has unanimously approved the merger agreement. The Aliant board of directors recommends that you vote to approve the merger agreement and for the proposed slate of directors.

     You have the right under Nebraska law to dissent from the merger transaction and have the fair value of your shares paid to you in cash. For more information regarding those dissenters' rights and the procedures to be followed in exercising such rights, please read carefully the accompanying proxy statement/prospectus.

     Your vote is important. Failure to vote your shares will have the same effect as a vote against the merger. Therefore, whether or not you plan to attend the meeting in person and regardless of the number of shares you own, I urge you to complete, date, sign and return the accompanying proxy card in the provided prepaid envelope as soon as possible. This will ensure that your shares are voted as you wish and that a quorum will be present. You may attend the meeting and vote in person, even if you have previously voted your shares.

                                    Sincerely,
                                    Thomas C. Woods, III, Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved the merger described in this proxy statement/prospectus or the ALLTEL common stock to be issued in the merger, nor have they determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     See "RISK FACTORS" on page 15 for certain matters you should consider.

This proxy statement/prospectus is dated March 26, 1999, and is first being mailed to shareholders on or about March 29, 1999.

                           ALIANT COMMUNICATIONS INC.
                                 1440 M STREET
                            LINCOLN, NEBRASKA 68508
                       --------------------------------
                       NOTICE OF MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 27, 1999
                       --------------------------------

TO THE SHAREHOLDERS OF ALIANT COMMUNICATIONS INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Aliant Communications Inc., a Nebraska corporation, will be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska, 68508, on Tuesday, April 27th, 1999, at 10:30 a.m. Central Time, for the following purposes:

     1. To Approve and Adopt the Merger Agreement. To approve and adopt the agreement and plan of merger, dated as of December 18, 1998, among ALLTEL Corporation, a Delaware corporation, a wholly-owned subsidiary of ALLTEL, and Aliant, and the transactions contemplated by the merger agreement. The merger agreement contemplates, among other things, that:
    .    Aliant will become a wholly-owned subsidiary of ALLTEL;
    . Each outstanding share of Aliant common stock will be converted into the right to receive $39.13 worth of ALLTEL common stock, subject to adjustments described in the accompanying proxy statement/prospectus.
     2. Election of Four Directors. To elect four directors for terms expiring at the earlier of the effective time of the merger, the date of the 2002 annual meeting of Aliant shareholders or until their respective successors are elected and qualified.
     3. Transaction of Other Business. To transact any other business which may be properly brought before the meeting or any adjournment or postponement of the meeting.

     The above items of business are more fully described in the proxy statement/prospectus accompanying this notice. Please read the accompanying proxy statement/prospectus carefully for a description of the merger agreement.

     Under Nebraska law, you have the right to dissent from the merger and have the "fair value" of your shares paid to you in cash. For more information regarding your dissenters' rights and procedures, please read carefully the accompanying proxy statement/prospectus.

     Only shareholders of record at the close of business on March 8, 1999 are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting. A list of the shareholders entitled to vote at the meeting will be available for inspection by any shareholder during usual business hours at the principal offices of Aliant.

                                    BY ORDER OF THE BOARD OF DIRECTORS,
                                    ALIANT COMMUNICATIONS INC.

                                    Michael J. Tavlin, Secretary

Lincoln, Nebraska -- March 26, 1999

     Your vote is important. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed postage-prepaid envelope in order to ensure your representation at the meeting. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held in "street name," you must instruct your broker in order to vote. Your vote is very important. If you fail to vote or fail to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement. Please do not send stock certificates with your proxy card.

                      REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about each of ALLTEL and Aliant that is not included in or delivered with this document. You may obtain documents that are filed with the Securities and Exchange Commission and incorporated by reference in this document without charge by requesting them in writing or by telephone from the appropriate party at the following addresses:

For ALLTEL documents:

                                     For Aliant documents:

ALLTEL Corporation                   Aliant Communications Inc.
One Allied Drive                     1440 M Street
Little Rock, AR 72202                Lincoln, NE 68508
Attention: Corporate Secretary       Attention: Corporate Secretary
Telephone: (501) 905-8000            Telephone: (402) 436-3737

      If you would like to request documents for either company, you should do so by April 20, 1999 in order to receive them before the Aliant annual meeting. See "WHERE YOU CAN FIND MORE INFORMATION" (page 76).

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

QUESTIONS AND ANSWERS ABOUT
 THE MERGER..............................................................    4

SUMMARY..................................................................    5
   The Companies.........................................................    5
   The Merger............................................................    5
   The Aliant Annual Meeting of Shareholders and Record Date.............    9
   Election of Aliant Directors..........................................    9
   Required Vote.........................................................    9
   Comparative Rights....................................................    9
   Market Prices and Dividends...........................................    9
   Comparative Per Share Data............................................   10
   Selected Historical Financial Data....................................   11
   Selected Unaudited Pro Forma Financial Information....................   13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................   14

RISK FACTORS.............................................................   15

ALIANT ANNUAL MEETING OF SHAREHOLDERS....................................   16
   General...............................................................   16
   Date, Time, and Place.................................................   16
   Matters to be Considered at the Meeting...............................   16
   Record Date...........................................................   16
   Stock Entitled to Vote; Quorum........................................   17
   Vote Required.........................................................   17
   Share Ownership of Management.........................................   17
   Voting of Proxies.....................................................   18
   Revocability of Proxies...............................................   18
   Solicitation of Proxies...............................................   18

THE MERGER...............................................................   20
   General...............................................................   20
   Regulatory Approvals..................................................   21
   Background of the Merger..............................................   21
   Aliant's Reasons for the Merger; Recommendation of the Aliant Board...   24
   Opinion of Financial Advisor to Aliant................................   25
   Interests of Certain Persons in the Merger............................   30
   Dissenters' Rights....................................................   31
   Certain United States Federal Income Tax Consequences of the Merger...   33
   Anticipated Accounting Treatment......................................   34
   Percentage Ownership
    Interest of Aliant Shareholders after the Merger.....................   35
   Conversion of Shares; Procedures for Exchange of Certificates.........   35
   NYSE Listing..........................................................   36
   Delisting and Deregistration of Aliant Common Stock...................   36
   Conduct of Business of ALLTEL and Aliant if
    Merger Is Not Consummated............................................   36
   Resales of ALLTEL Common Stock........................................   36

OTHER TERMS OF THE MERGER AGREEMENT........................................   38
   Certain Representations and Warranties..................................   38
   Conduct of Business by Aliant and ALLTEL Pending the Merger.............   39
   Acquisition Proposals...................................................   40
   Information Supplied....................................................   41
   Shareholders' Meeting...................................................   42
   Employee Benefits.......................................................   42
   Charitable Contributions/Community Support..............................   42
   Operations and Employment in Lincoln, Nebraska..........................   42
   Conditions to Consummation of the Merger................................   43
   Termination.............................................................   46
   Termination Fees........................................................   47
   Expenses................................................................   49
   Amendment and Modification..............................................   49

CERTAIN REGULATORY FILINGS AND APPROVALS...................................   50
   FCC Transfer Approvals..................................................   50
   Hart-Scott-Rodino Act Approval..........................................   50
   State Regulatory Approvals..............................................   50

CERTAIN RELATED TRANSACTIONS...............................................   50

DESCRIPTION OF ALLTEL CAPITAL STOCK........................................   51
   General.................................................................   51
   ALLTEL Common Stock.....................................................   51
   Rights Agreement........................................................   51
   ALLTEL Preferred Stock..................................................   53

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF ALIANT AND ALLTEL..............   54
   General.................................................................   54
   Dividend Rights.........................................................   54
   Voting Rights...........................................................   54
   Number and Election of Directors........................................   55
   Call of Special Meetings................................................   56
   Action by Shareholders Without a Meeting................................   56
   Shareholder Proposals...................................................   56
   Vote on Extraordinary Corporate Transactions............................   57
   Rights Plan.............................................................   57
   Business Combination Restrictions.......................................   58
   Rights of Appraisal.....................................................   60
   Special Redemption Provisions...........................................   60
   Preemptive Rights.......................................................   60
   Limitation of Liability.................................................   61
   Indemnification of Officers and Directors...............................   61
   Liquidation Rights......................................................   61
   Amendment to Certificate of Incorporation...............................   62
   Amendment to By-laws....................................................   62

ELECTION OF ALIANT DIRECTORS..............................................   63
   General................................................................   63
   Nominees for Term to Expire in 2002....................................   63
   Present Term Expires in 2000...........................................   63
   Present Term Expires in 2002...........................................   64
   Board of Directors and Committee Meetings..............................   64
   Security Ownership of Certain Beneficial Owners........................   65
   Security Ownership of Management.......................................   65
   Executive Compensation.................................................   67
   Summary Compensation Table.............................................   67
   Option Grants in 1998..................................................   68
   Option Exercises in Fiscal 1998 and Fiscal 1998 Year-End Option
    Values................................................................   69
   Pension Plan Table.....................................................   69
   Compensation of Directors..............................................   70
   Employment Contracts and Termination of Employment and Change-in-
   Control Arrangements...................................................   70
   Executive Compensation Committee Report on Executive Compensation......   71
   Section 16(a) Beneficial Ownership Reporting Compliance................   74
   Relationship with Independent Certified Public Accountants.............   74
   Other Business at the Annual Meeting of Shareholders...................   74
   Date of Receipt of Proposals...........................................   74

LEGAL MATTERS.............................................................   75

EXPERTS...................................................................   75

WHERE YOU CAN FIND MORE INFORMATION.......................................   76

ANNEX A -- Agreement and Plan of Merger

ANNEX B -- Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

ANNEX C -- Sections 21-20,137 to 21-20,150 of the Nebraska Business Corporation
         Act (Relating to Dissenters' Rights)

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHAT WILL I RECEIVE IN THE MERGER?

      As a result of the merger, ALLTEL will pay you $39.13 worth of ALLTEL common stock for each share of Aliant common stock you own. The merger agreement also provides for limited upside and downside protection with respect to ALLTEL common stock. If ALLTEL's final stock price prior to the merger is $52.17 or less, then ALLTEL will pay you 0.75 of a share of ALLTEL common stock for each share of Aliant common stock you own. If ALLTEL's final stock price prior to the merger is $58.40 or more, then ALLTEL will pay you 0.67 of a share of ALLTEL common stock for each share of Aliant common stock you own. ALLTEL will not issue fractional shares. You will instead be paid cash equal to the market value of any fractional shares of ALLTEL common stock that you would have received.

Q. WILL ALLTEL PAY DIVIDENDS ON ITS COMMON STOCK?

      A. ALLTEL historically has paid a quarterly dividend to its common shareholders and intends to continue paying a quarterly dividend.

Q. WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

      A. We expect the exchange of shares by Aliant shareholders to be tax-free to Aliant shareholders for federal income tax purposes. Aliant shareholders may have to pay taxes on cash received for any fractional shares. Your tax basis in the shares of ALLTEL common stock you receive in the merger will equal your current tax basis in Aliant common stock reduced by an amount allocable to a fractional share interest, if any, for which cash is received.

Q. WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE MERGER?

      A. The approval of the merger requires the affirmative vote of the holders of 70% of the outstanding shares of Aliant common stock entitled to vote at the Aliant annual meeting.

Q. SHOULD I RETURN A PROXY CARD EVEN IF I PLAN TO ATTEND THE SHAREHOLDERS' MEETING?

      A. Yes. After considering the information contained in this proxy statement/prospectus, please complete, date, sign and return the accompanying proxy card in the provided envelope. Failure to vote your shares will have the same effect as a vote against the merger.

Q. SHOULD I SEND MY ALIANT STOCK CERTIFICATES NOW?

      A. No. After the merger is completed, an exchange agent appointed by ALLTEL and Aliant will send you written instructions for exchanging stock certificates.

Q. WHEN WILL THE MERGER BE COMPLETED?

      A. The Merger is expected to be completed in the second quarter of 1999.

                                    SUMMARY

      This summary highlights selected information from this proxy statement/prospectus. To understand the merger and related transactions more fully, you should carefully read this entire document and the other documents to which we refer.

The Companies

      ALLTEL. ALLTEL is an information technology company that provides wireline and wireless communications and information services. ALLTEL provides wireline local, long-distance, network access and internet services, wireless communications, wide-area paging service and information management services and software. ALLTEL also sells telecommunications products and publishes telephone directories for its affiliates and other telephone companies. ALLTEL's principal executive offices are located at One Allied Drive, Little Rock, Arkansas 72202, and its telephone number is (501) 905-8000.

      Pinnacle MergerSub, Inc. Pinnacle MergerSub, Inc. is a wholly-owned subsidiary of ALLTEL. Pinnacle was formed by ALLTEL solely for the purpose of effecting this merger.

      Aliant. Aliant is a diversified communications company that provides wireline and wireless communications services and products to retail consumers, businesses, educational institutions and government agencies as well as wholesale network services to other communications companies. Aliant offers:

    .     local and long distance services;

    .     wireless services;

    . enhanced telecommunications services, such as call waiting and caller ID services;

    .     directory services;

    .     communications systems and equipment; and

    .     a full range of data communications services.

Aliant's principal wholly-owned subsidiary is Aliant Communications Co. (formerly The Lincoln Telephone and Telegraph Company). Aliant's principal executive offices are located at 1440 M Street, Lincoln, Nebraska 68508, and its telephone number is (402) 436-3737.

The Merger

      General. A wholly-owned subsidiary of ALLTEL will merge into Aliant. As a result, Aliant will become a wholly-owned subsidiary of ALLTEL.

      The merger agreement is attached as Annex A to this proxy statement/prospectus and is the legal document that governs the merger. We encourage you to read the entire merger agreement.

      What Aliant Shareholders Will Receive. As a result of the merger, ALLTEL will pay you $39.13 worth of ALLTEL common stock for each share of Aliant common stock you own. The merger agreement also provides for limited upside and downside protection with respect to ALLTEL common stock. If

ALLTEL's final stock price prior to the merger is $52.17 or less, then ALLTEL will pay you 0.75 of a share of ALLTEL common stock for each share of Aliant common stock you own. If ALLTEL's stock price is $58.40 or more, then ALLTEL will pay you 0.67 of a share of ALLTEL common stock for each share of Aliant common stock you own.

      You will receive cash in lieu of any fractional share of ALLTEL common stock. The amount of cash that you will receive will be determined by multiplying any fractional share of ALLTEL common stock you are entitled to receive by the closing price of ALLTEL common stock on the day immediately before the merger.

      Recommendations to Aliant Shareholders. The Aliant board believes the merger is in the best interests of Aliant and its shareholders and unanimously recommends that you vote to approve the merger. There are four principal reasons for this recommendation:

    . First, the belief of the Aliant board that, as a result of the merger, Aliant will be a part of a premier communications company and will be better positioned to compete effectively in the rapidly changing communications industry.

    . Second, the relatively greater financial, technological, marketing and sales resources of ALLTEL and the likelihood that the addition of such resources to Aliant's operations would enable Aliant to accelerate its long-term growth strategy, facilitate the introduction of new products and compete more effectively in its targeted markets.

    . Third, the complementary nature of the operations of ALLTEL and Aliant from the standpoint of geography and strategic fit.

    . Fourth, the consideration to be received by Aliant shareholders, based on the closing stock prices of Aliant and ALLTEL common stock on December 16, 1998, represents a significant premium over historical market prices for Aliant common stock. This premium of 29.4% compares favorably to comparable company transaction valuations. In addition, under the terms of the merger agreement, Aliant shareholders will share in certain increases and are protected against certain decreases in the trading price of ALLTEL common stock.

The Aliant board also unanimously recommends that you vote for the proposed slate of directors.

      Opinion of Aliant's Financial Advisor. Aliant's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has given an oral opinion (subsequently confirmed by delivery of a written opinion dated December 18, 1998) to the board of directors of Aliant as to the fairness, from a financial point of view, of the exchange ratio set forth in the merger agreement. The full text of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated is attached to the back of this document as Annex B and should be read carefully in its entirety. The opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated is directed to the board of directors of Aliant and does not constitute a recommendation to any shareholder with respect to matters relating to the merger.

      Interests of Certain Persons in the Merger. When considering the recommendation of the Aliant board to approve the merger, you should be aware that members of management of Aliant will have employment agreements, retention incentives and/or benefit plans with ALLTEL that give them interests in the merger that may be different from your interests as a shareholder.

      Conditions to the Merger. ALLTEL and Aliant will complete the merger only if certain conditions, including the following, are satisfied or waived:

    .     Aliant shareholders approve the merger.

    . The ALLTEL common stock to be delivered to shareholders of Aliant is authorized for listing on the New York Stock Exchange.

    . There is no statute, rule, order or injunction prohibiting the merger.

    . All required material governmental approvals and other consents are received by ALLTEL and/or Aliant.

    . The representations and warranties in the merger agreement are materially correct.

    . ALLTEL's independent auditor reconfirms at the closing that the merger can be accounted for as a pooling-of-interests.

    . ALLTEL and Aliant receive opinions from counsel to the effect that the merger will qualify as a tax-free reorganization.

    . Holders of not more than 9% of the outstanding shares of Aliant common stock dissent from the merger.

      The closing of the merger is not subject to approval by the shareholders of ALLTEL. ALLTEL or Aliant may waive various conditions of the merger. If either party waives any material conditions to closing the merger, we will provide you supplemental disclosure of such waiver and a reasonable opportunity to change your vote.

      Termination of the Merger Agreement. ALLTEL and Aliant can mutually agree to terminate the merger agreement at any time without completing the merger. The merger agreement also may be terminated in certain other circumstances, including the following:

    . By ALLTEL or Aliant if the shareholders of Aliant do not approve the merger.

    . By ALLTEL or Aliant if the merger is not effected on or before May 31, 1999, except that such date may be extended to July 30, 1999 by ALLTEL or Aliant in order to receive necessary consents.

    . By ALLTEL or Aliant if a court or governmental authority has acted to prevent the merger.

    . By ALLTEL or Aliant if the other party materially breached the merger agreement.

    . By Aliant if it receives a superior proposal from another party that is not matched or exceeded by ALLTEL and Aliant's board of directors determines in its good faith judgment that a termination of the merger agreement is appropriate to comply with its fiduciary duties.

    . By ALLTEL if Aliant's board withdraws its recommendation with respect to the merger in a manner adverse to ALLTEL.

    . By Aliant if the final stock price of ALLTEL prior to the merger is equal to or less than $43 and ALLTEL does not increase the exchange ratio to provide $32.25 worth of ALLTEL common stock for each share of Aliant common stock to be exchanged in the merger.

      Termination Fees. Aliant is required to pay ALLTEL a termination fee of 2% of the value of all of the outstanding shares of Aliant common stock or approximately $30 million as of the day immediately prior to this mailing if, among other things:

    . The Aliant shareholders do not approve the merger and Aliant enters into a similar transaction within twelve months of the termination of the merger agreement.

    . Aliant terminates the merger agreement as a result of a superior proposal.

    . ALLTEL terminates the merger agreement as a result of Aliant's willful or intentional material breach of the merger agreement.

      ALLTEL is required to pay Aliant a termination fee of $12 million if:

    . Aliant, within 10 business days of its request to ALLTEL, does not receive a letter from ALLTEL's independent certified public accounting firm confirming that the merger will qualify for "pooling-of-interest" accounting treatment, provided that ALLTEL does not have the right to terminate the merger agreement for another reason or that failure to obtain the accountant's letter is a circumstance or event related to Aliant, or

    . the merger is terminated by ALLTEL because of failure to receive certain special approvals from the Federal Communication Commission.

      Certain Federal Income Tax Consequences. The merger is conditioned on the receipt of opinions from Kutak Rock, counsel to ALLTEL, and Foley & Lardner, counsel to Aliant, that, among other things, an Aliant shareholder will not recognize any income, gain or loss as a result or receipt of ALLTEL common stock pursuant to the merger, except for any cash they receive in lieu of fractional shares of ALLTEL common stock.

      Kutak Rock and Foley & Lardner have rendered opinions as to the above matters for purposes of this proxy statement/prospectus. Those opinions are required to be delivered again at closing.

      Tax matters are complicated, and the tax consequences of the proposed transactions to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences to you of the merger.

      Anticipated Accounting Treatment. The merger is expected to be accounted for by the pooling-of-interests method of accounting. Under this method, the recorded assets and liabilities of ALLTEL and Aliant will be carried forward to ALLTEL at their historical recorded amounts. Also, net income of ALLTEL after the merger will include the net income of ALLTEL and Aliant for the year in which the merger occurs. The historical reported net income of ALLTEL and Aliant for periods ending before the merger generally will be combined and restated as net income of ALLTEL. It is a condition to the obligations of each of ALLTEL and Aliant to effect the merger that they receive a letter from Arthur Andersen LLP, ALLTEL's independent auditors, to the effect that Arthur Andersen concurs that the merger will qualify for pooling-of-interests accounting treatment.

      Dissenters' Rights. Under Nebraska law, Aliant shareholders may dissent from the merger and demand the fair value of their shares in cash. This fair value may be more or less than the consideration to be received from ALLTEL in the merger. To exercise this right, you may not vote your shares in favor of the merger and you must take certain other actions that Nebraska law requires.

The Aliant Annual Meeting of Shareholders and Record Date

      Aliant will hold its annual meeting of shareholders at 10:30 a.m., Central Time, on April 27, 1999 at The Cornhusker Hotel in Lincoln, Nebraska. At the meeting, Aliant shareholders will be asked to consider and vote on the merger. Only shareholders of record at the close of business on the record date will be entitled to vote at the annual meeting.

      The record date for the annual meeting is the close of business on March 8, 1999.

Election of Aliant Directors

      Aliant shareholders will also be asked to elect four directors for a term expiring at the earlier of the closing of the merger, the date of Aliant's 2002 annual meeting of shareholders or such time as their successors are elected and qualified.

Required Vote

      Holders of at least 70% of the outstanding shares of Aliant common stock entitled to vote at the annual meeting must vote in favor of the merger for the Aliant shareholders to approve the merger. The vote of a plurality of the votes cast by the Aliant shareholders at the annual meeting is necessary for the election of a director nominee. A majority of the votes cast by the Aliant shareholders at the annual meeting is required to approve any other actions properly submitted for approval at the annual meeting.

Comparative Rights

      ALLTEL is a Delaware corporation and Aliant is a Nebraska corporation. The laws of those jurisdictions vary. Following the merger, Aliant shareholders will hold shares in ALLTEL and Delaware law will govern their rights instead of Nebraska law. There also exist various differences between ALLTEL's certificate of incorporation and by-laws and Aliant's articles of incorporation and by-laws.

Market Prices and Dividends

      ALLTEL common stock trades on the NYSE and the Pacific Exchange under the symbol "AT." Aliant common stock trades on the NASDAQ National Market under the symbol "ALNT." The following table sets forth the dividends per share declared on the ALLTEL common stock and the Aliant common stock, and the high and low trading prices per share of each of the ALLTEL common stock and Aliant common stock as reported on the NYSE Composite Tape and NASDAQ, based on published financial sources for the periods indicated. We have adjusted the per share information below and throughout this document to reflect all stock splits and stock dividends of ALLTEL and Aliant.

                           ALLTEL COMMON                ALIANT COMMON
                               STOCK                        STOCK
                           -------------                -------------
      FISCAL YEAR        HIGH      LOW      DIVIDENDS HIGH     LOW    DIVIDENDS
      -----------        ----      ---      --------- ----     ---    ---------
1997
First Quarter........... 36 3/4    30 5/8     .275    19 1/2    16       .16
Second Quarter.......... 34 3/8    29 3/4     .275    20 1/2    15       .16
Third Quarter........... 35 1/2    30 15/16   .275    24 7/8   18 1/4    .17
Fourth Quarter.......... 41 5/8    33 3/16    .290    33 3/16  23 3/4    .17

1998
First Quarter........... 48 13/16  39 9/16    .290    34 3/16  25 3/4    .18
Second Quarter.......... 46 1/2    39 7/16    .290     34      22 1/2    .18
Third Quarter...........  48       38 1/4     .290    29 7/8    22       .18
Fourth Quarter.......... 61 3/8     44        .305    41 1/4   23 1/4    .18

1999
First Quarter (through
 March 25, 1999)........ 67 1/2    56 5/16    .305    44 1/4    38       .18

      The last trading days prior to execution of the merger agreement and the date of this proxy statement/prospectus were December 17, 1998 and March 25, 1999, respectively. For each of these dates, the table below shows the last reported sales prices of ALLTEL common stock and Aliant common stock and the equivalent sales price of Aliant common stock as determined by the indicated exchange ratio:

                     December 17, 1998 March 25, 1999
                     ----------------- --------------
ALLTEL Common Stock       $57.00          $67.3125
Aliant Common Stock       $30.875         $43.625
Exchange Ratio             .6865           .6700
Aliant Equivalent         $39.13           $45.10

      No assurance can be given as to the market prices of ALLTEL common stock or Aliant common stock at the closing of the merger.

Comparative Per Share Data

      The following table sets forth certain per share data for ALLTEL and Aliant on a historical basis, ALLTEL and Aliant on a pro forma combined basis and on a per share equivalent pro forma combined basis for Aliant. This information gives effect to the proposed merger on a pooling of interests basis at an assumed exchange ratio of .67 of a share of ALLTEL common stock for each share of Aliant common stock. The unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by ALLTEL or Aliant management as a result of the merger. The companies may have performed differently if they had been combined during the periods presented. You should not rely on the pro forma information as being indicative of the results they will experience in the future.

      You should read the information below together with the historical financial statements (and related notes) of each of the companies contained in their reports filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION."

                                                                For the Years
                                                               Ended and as of
                                                                December 31,
                                                              -----------------
                                                              1998  1997  1996
                                                              -----------------
   ALLTEL Historical
   Basic earnings per common share........................... $1.91 $2.13 $1.27
   Diluted earnings per common share.........................  1.89  2.11  1.26
   Book value per share...................................... 11.86  9.91  9.16
   Cash dividends per share.................................. 1.175 1.115 1.055

   Aliant Historical
   Basic earnings per common share........................... $1.61 $1.46 $1.22
   Diluted earnings per common share.........................  1.61  1.46  1.22
   Book value per share......................................  9.00  8.37  7.65
   Cash dividends per share..................................   .72   .66   .61

   Pro Forma Combined
   Basic earnings per common share........................... $1.95 $2.13 $1.31
   Diluted earnings per common share.........................  1.93  2.12  1.30
   Book value per share...................................... 11.97 10.12  9.34
   Cash dividends per share..................................   .99   .77   .74

   Aliant Pro Forma Per Share Equivalents
   Basic earnings per common share........................... $1.31 $1.43 $ .88
   Diluted earnings per common share.........................  1.29  1.42   .87
   Book value per share......................................  8.02  6.78  6.26
   Cash dividends per share..................................   .66   .52   .50

Selected Historical Financial Data

      The following table sets forth selected historical financial data for ALLTEL and Aliant. You should read this information together with the historical financial statements (and related notes) of each of the companies contained in their reports filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION."

      Selected Historical Financial Data of ALLTEL.

                                  For the Years Ended and as of December 31,
                               ---------------------------------------------------
                               1998       1997       1996       1995       1994
                               ---------------------------------------------------
   (In thousands, except
    per share data)
   Total revenues and
    sales.................. $5,194,008 $4,545.140 $4,239,467 $3,898,432 $3,494,520
   Operating income........   $889,026 $1,020,866   $811,470   $829,366   $719,444
   Net income..............   $525,475   $589,381   $351,256   $352,921   $251,996
   Earnings per common
    share:
    Basic..................      $1.91      $2.13      $1.27      $1.28       $.91
    Diluted................      $1.89      $2.11      $1.26      $1.27       $.91
   Dividends per common
    share..................     $1.175     $1.115     $1.055       $.98       $.90
   Total assets............ $9,374,226 $8,570,405 $8,168,174 $7,054,627 $6,454,239
   Shareholders' equity.... $3,270,872 $2,717,807 $2,559,607 $1,937,633 $1,629,132
   Long-term debt and
    redeemable
    preferred stock........ $3,496,760 $3,705,144 $3,462,375 $3,286,411 $3,208,095

----------------------

(a) Net income for 1998 includes pretax gains of $296.2 million from the sale of certain investments, principally consisting of MCI WorldCom, Inc. common stock. These gains increased net income by $179.8 million or $.65 per share. Net income also includes $307 million of transaction costs and one-time charges related to the closing of the merger with 360 Communications Company and to changes in a customer care and billing contract with a major customer. These transaction costs and one-time charges decreased net income by $234.6 million or $.85 per share.

(b) Net income for 1997 includes pretax gains of $209.6 million from the sale of certain investments, principally consisting of MCI WorldCom, Inc. common stock and from the sale of ALLTEL's healthcare operations. These gains increased net income by $121.5 million or $.44 per share. Net income for 1997 also includes a pretax write-down of $16.9 million to reflect the fair value less cost to sell ALLTEL's wire and cable operations. This write-down decreased net income $11.7 million or $.04 per share.

(c) Net income for 1996 includes pretax write-downs of $120.3 million to adjust the carrying value of certain software and other assets. The write-downs decreased net income $72.7 million or $.25 per share.

(d) Net income for 1995 includes a net pretax gain of $49.8 million primarily from the sale of certain wireline properties, partially offset by termination fees of $14.0 million incurred due to the early retirement of long-term debt and by an additional pretax write-down of $5.0 million in the carrying value of ALLTEL's check processing operations. These transactions increased net income by $19.8 million or $.07 per share.

(e) Net income for 1994 includes a pretax write-down of $54.2 million to reflect the estimated net realizable value of ALLTEL's community banking and check processing operations. The write-down decreased net income by $32.2 million or $.12 per share.

      Selected Historical Financial Data of Aliant.

                                   For the Years Ended and as of December 31,
                                   -------------------------------------------
                                    1998     1997     1996     1995     1994
                                   -------------------------------------------
   (In thousands, except per
    share data)
   Total revenues and sales...... $338,007 $286,328 $264,225 $225,692 $196,646
   Operating income.............. $105,356  $89,372  $77,802  $49,961  $58,293
   Net income....................  $58,059  $53,039  $44,954  $12,513  $33,605
   Earnings per common share:
    Basic........................    $1.61    $1.46    $1.22     $.36    $1.03
    Diluted......................    $1.61    $1.46    $1.22     $.36    $1.03
   Dividends per common share....     $.72     $.66     $.61     $.57     $.53
   Total assets.................. $624,668 $547,642 $521,402 $520,321 $393,184
   Shareholders' equity.......... $320,758 $302,998 $278,567 $259,545 $196,435
   Long-term debt and redeemable
    preferred stock.............. $108,000  $98,499 $107,579 $122,207  $48,499

(a) Net income for 1998 includes a pretax charge for premiums for retirement of Series K Bonds of $3.5 million. These charges lowered net income by $2.1 million or $.06 per share. Net income also includes a pretax gain from litigation of $3.3 million, which increased net income by $2.0 million or $.06 per share.

(b) Net income for 1995 includes pretax charges for restructuring of operator services and voluntary early retirement of $21.6 million and FASB 71 adjustment of $25.9 million. These charges lowered net income by $13.0 million or $.36 per share and $16.5 million or $.48 per share respectively.

Selected Unaudited Pro Forma Financial Information

      The following table sets forth certain selected unaudited pro forma financial data for ALLTEL. This information gives effect to the proposed merger on a pooling of interests basis at an exchange ratio of .67 of a share of ALLTEL common stock for each share of Aliant common stock. The actual exchange ratio may be different. The unaudited pro forma combined and equivalent financial data do not reflect any cost savings or other synergies anticipated by ALLTEL or Aliant management as a result of the merger. The companies may have performed differently if they had been combined during the periods presented. You should not rely on the pro forma information as being indicative the results they will experience in the future.

      You should read the information below together with the historical financial statements (and related notes) of each of the companies contained in their reports filed with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION."

                                              For the Years Ended and as of
                                                      December 31,
                                           -----------------------------------
                                              1998        1997        1996
                                           -----------------------------------
   (In thousands, except per share data)
   Total revenues and sales...............  $5,532,015  $4,831,468  $4,503,692
   Operating income.......................    $994,382  $1,110,238    $889,272
   Net income.............................    $583,534    $642,420    $396,210
   Earnings per common share:
    Basic.................................       $1.95       $2.13       $1.31
    Diluted...............................       $1.93       $2.12       $1.30

   Average number of common shares
    Outstanding........................... 298,345,000 300,884,000 301,160,000

   Total assets...........................  $9,998,894  $9,118,047  $8,689,576
   Shareholders' equity...................  $3,591,630  $3,020,805  $2,838,174
   Long-term debt and redeemable
    Preferred stock.......................  $3,604,760  $3,803,643  $3,569,954
   Dividends per common share.............        $.99        $.77        $.74
   Book value per common share............      $11.97      $10.12       $9.34

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      The following statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"):

      (i) Certain statements, including possible or assumed future results of operations of ALLTEL and Aliant contained in "RISK FACTORS," "THE MERGER --
 Background of the Merger," "THE MERGER -- Aliant's Reasons for the Merger:
Recommendation of the Aliant Board," "THE MERGER --Opinion of Aliant's Financial Advisor," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and certain statements incorporated by reference from documents filed with the SEC by ALLTEL and Aliant including any statements contained herein or therein regarding the development or possible or assumed future results of operations of ALLTEL's and Aliant's businesses, the markets for ALLTEL's and Aliant's services and products, anticipated capital expenditures, regulatory developments, competition or the effects of the merger,

      (ii) Any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "seeks," "estimates," "should," "plans" and variations of these words and similar expressions, and

      (iii) Other statements contained or incorporated by reference herein regarding matters that are not historical facts.

      Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "RISK FACTORS." Aliant shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

      All subsequent written and oral forward-looking statements attributable to ALLTEL or Aliant or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in the foregoing paragraphs. Neither ALLTEL nor Aliant undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

      You should consider all information in this proxy statement/prospectus, including particularly each of the following factors:

      Integration of the Companies. We expect certain benefits to arise from the merger, including revenue and market penetration improvements and certain operating efficiencies and cost savings. The extent to which these benefits will be achieved will depend on how and when the businesses of ALLTEL and Aliant are integrated after the merger. In the past ALLTEL has successfully combined acquired operations significantly larger than those of Aliant, but there are risks that ALLTEL and Aliant will not successfully combine their operations in the time anticipated or fully achieve the anticipated benefits. If the integration of the businesses proves difficult, management may divert their attention from other business concerns.

      Rapidly Changing Telecommunications Industry. The communications industry is subject to rapid and significant technological changes. The effect of these changes, including changes relating to emerging transmission and switching technologies in both wireline and wireless communications, is not predictable, except that you can expect ALLTEL to continue to incur significant research, development and capital expenses as it seeks to adapt to these changes.

      Regulation of Telecommunications Industry. Despite some recent deregulation of the communications industry, ALLTEL's operations are subject to substantial regulation by the United States government and states (or countries) in which it operates. The closing of the merger is conditioned on, among other things, the approval of the Federal Communications Commission. It is possible that the FCC will not grant this approval in a timely fashion, if at all. It is also possible that even if approval is granted it will contain conditions or restrictions that would impair the ability of ALLTEL to fully realize the anticipated benefits of the merger.

      The Effect of Stock Price Fluctuations on the ALLTEL Stock to be received by Aliant Shareholders. The relative prices of shares of ALLTEL common stock and Aliant common stock may vary significantly from prices on the date of the merger agreement, this proxy statement/prospectus, and the merger. Aliant shareholders have only limited protection from fluctuations in the prices for ALLTEL stock. If the value of ALLTEL stock falls within a range with a low of $52.17 and a high of $58.40, Aliant shareholders will receive $39.13 in ALLTEL stock for each Aliant share they own. The value of the ALLTEL stock will be based on the average closing prices for a randomly chosen ten days out of the twenty days before the day the merger closes. If, however, this average is $52.17 or less Aliant shareholders will receive .75 of an ALLTEL share for each Aliant share owned and the value of the ALLTEL stock received would be less than $39.13. For example, if the average price of ALLTEL stock is $50.00, then each Aliant shareholder will receive $37.50 in ALLTEL stock for each Aliant share owned. If this per share average is $43 or below, then Aliant can refuse to close the merger unless ALLTEL agrees to deliver ALLTEL shares with a value, based on its average price, of $32.25 for each Aliant share owned. On the other hand, if the average price for ALLTEL stock is $58.40 or more Aliant shareholders will receive .67 of an ALLTEL share for each Aliant share owned. For example, if the average price of ALLTEL stock is $60.00, then each Aliant shareholder will receive $40.20 in ALLTEL stock for each Aliant share owned. The actual number of shares of ALLTEL stock to be issued in the merger will not be determined until two days prior to the merger.

      Aliant shareholders are urged to obtain current market quotations for Aliant (NASDAQ:ALNT) and ALLTEL (NYSE:AT) stock.

                     ALIANT ANNUAL MEETING OF SHAREHOLDERS

General

      This proxy statement/prospectus is furnished to holders of Aliant common stock in connection with the solicitation of proxies by the Aliant board for use at the 1999 Aliant annual meeting of shareholders.

      This proxy statement/prospectus and accompanying form of proxy were mailed to shareholders of Aliant on or about March 29, 1999.

Date, Time, and Place

      The Aliant annual meeting will be held at The Cornhusker Hotel, 333 South 13th Street, Lincoln, Nebraska 68508, on April 27, 1999, at 10:30 a.m. Central Time.

Matters to be Considered at the Meeting

      At the Aliant annual meeting, the holders of record of Aliant common stock will be asked to consider and vote on proposals to

    . approve and adopt the merger agreement and the transactions contemplated thereby;

    . elect four directors for a term expiring at the earlier of the effective time of the merger, the date of Aliant's 2002 annual meeting of shareholders or such time as their successors are elected and qualified; and

    . transact any other business which may be properly brought before the meeting or any adjournment or postponement of the annual meeting.

      After careful consideration, the Aliant board determined that the transactions contemplated by the merger agreement are in the best interests of the shareholders of Aliant. Accordingly, the Aliant board unanimously approved the merger agreement and recommends that all Aliant shareholders vote for its approval. The board also unanimously recommends that Aliant shareholders vote for the proposed slate of directors. See -- "THE MERGER -- Background of the Merger" and "-- Aliant's Reasons for the Merger; Recommendation of the Aliant Board." In considering the recommendation of the Aliant board with respect to the merger agreement, Aliant shareholders should be aware that certain members of Aliant's management and of the Aliant board have interests in the merger that are different from and in addition to the interests of the shareholders of Aliant common stock generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

Record Date

      The close of business on March 8, 1999, is the date of record for the determination of shareholders of Aliant common stock entitled to receive notice of and to vote at the Aliant annual meeting and any adjournment or postponement of the meeting. Accordingly, only shareholders of Aliant common stock of record at the close of business on that date will be entitled to notice of and to vote at the meeting. A list of the shareholders of Aliant common stock entitled to vote at the meeting will be available for inspection by any shareholder of Aliant common stock during usual business hours at the principal offices of Aliant.

Stock Entitled to Vote; Quorum

      As of the record date, there were 35,640,644 shares of Aliant common stock issued and outstanding and entitled to vote at the meeting. The holders of a majority of the Aliant common stock issued and outstanding, present in person, or represented by proxy, will constitute a quorum at the meeting. In the event that a quorum is not present at the meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Aliant common stock on the record date are each entitled to one vote per share on each matter to be voted on at the meeting.

      Under Nebraska law, holders of Aliant common stock are entitled to cumulative voting rights in the election of directors. Cumulative voting provides a shareholder with three options:

    . first, a shareholder may vote the number of shares owned by the shareholder for as many persons as there are directors to be elected;

    . second, a shareholder may cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of the shareholder's shares; or

    . third, a shareholder may distribute said votes among as many directors to be elected as the shareholder sees fit.

Vote Required

      The approval of the merger agreement requires the affirmative vote of the holders of 70% of the outstanding shares of Aliant common stock entitled to vote at the Aliant annual meeting. The approval of the merger agreement is a condition to the closing of the merger. Because the required vote of the shareholders of Aliant common stock with respect to the merger agreement is based on the total number of outstanding shares of Aliant common stock and not on the number of shares which are actually voted, failure of a holder of record of Aliant common stock to vote such shares will have the same effect as a vote "against" the merger agreement.

      Assuming a quorum is present, the affirmative vote of a plurality of the votes cast by the holders of Aliant common stock entitled to vote for the election of directors at the meeting is necessary for the election of a director nominee.

      Except as described above, action on matters submitted to a vote of the shareholders of Aliant common stock will be approved if a quorum is present and the votes cast in favor of the matter constitutes a majority of the shares of Aliant common stock represented at the meeting and entitled to vote.

Share Ownership of Management

      As of the record date, the directors and executive officers of Aliant and their affiliates beneficially owned a total of 3,692,109 shares of Aliant common stock (exclusive of shares that may be acquired through the exercise of options), which represented approximately 10.4% of the shares of Aliant common stock outstanding on such date. Each such director and executive officer has indicated his or her present intention to vote all shares of the Aliant common stock beneficially owned by him or her for the approval of the merger agreement.

Voting of Proxies

      The shares of Aliant common stock represented by properly completed proxies received at or before the time for the meeting will be voted as directed by the shareholders of such shares unless revoked as described below. If no instructions are given, executed proxies will be voted for approval of the merger agreement and for the election of all nominees for director.

      Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares on non-routine matters in the absence of specific instructions from such customers. This is commonly referred to as a broker nonvote. With respect to the meeting, the approval of the merger agreement will be deemed a nonroutine matter. Because the approval of the merger agreement at the meeting requires the affirmative vote of 70% of the shares of Aliant common stock outstanding, a broker nonvote will have the same effect as a vote against the merger agreement.

      The persons named as proxies by any shareholder of Aliant common stock may propose and vote for one or more adjournments or postponements of the meeting, including, without limitation, adjournments to permit further solicitations of proxies in favor of any proposal. No proxy that is voted against a proposal will be voted in favor of any such adjournment or postponement.

      The Aliant board is not aware of any business to be brought before the meeting other than as described in this proxy statement/prospectus. If, however, other matters are properly brought before the meeting or any adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment as to the best interest of Aliant.

Revocability of Proxies

      The grant of a proxy on the accompanying Aliant proxy card does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by taking any of the following actions:

    . filing with the Corporate Secretary of Aliant, at Aliant's principal executive offices, a duly executed revocation of proxy;

    .     submitting a duly executed proxy bearing a later date; or

    .     appearing at the meeting and voting in person at the meeting.

Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Solicitation of Proxies

      ALLTEL will pay for the cost of printing and mailing this proxy statement/prospectus and the fees associated with the filing of this proxy statement/prospectus with the SEC. Except for the fees and costs discussed in the preceding sentence, Aliant will bear its own costs in connection with the solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Aliant and its subsidiaries may solicit proxies from shareholders by telephone or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of record of stock held by those persons. Aliant will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. In addition, Aliant has retained Georgeson & Company Inc. to assist in the solicitation of proxies from its shareholders. The fees to be paid by Aliant to such firms for such services are not expected to exceed $10,000 plus reasonable out-of-pocket expenses.

      Holders of Aliant common stock are requested to complete, date, sign and return the accompanying proxy in the provided envelope using the instructions set forth on the accompanying proxy card as soon as possible. Please do not send stock certificates with the proxy card.

                                   THE MERGER
                                 (Proposal One)

      The following summary of material terms of the merger and the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

General

      At the effective time of the merger, Pinnacle MergerSub, Inc. ("MergerSub") will merge into Aliant, and Aliant will become a wholly-owned subsidiary of ALLTEL.

      Except for fractional shares and shares for which dissenters' rights are exercised under Nebraska law, each share of Aliant common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive the number of shares of ALLTEL common stock equal to the Exchange Ratio, as defined in the following paragraph.

      The "Exchange Ratio" is equal to $39.13 divided by the Final ALLTEL Stock Price (as defined below); except that (a) if the Final ALLTEL Stock Price is $52.17 or less, then the Exchange Ratio shall be equal to 0.75 and (b) if the Final ALLTEL Stock Price is $58.40 or more, then the Exchange Ratio shall be equal to 0.67 (the "Merger Consideration"). "Final ALLTEL Stock Price" means the average of the closing sale price of a share of ALLTEL common stock on the New York Stock Exchange ("NYSE") as reported in The Wall Street Journal, New York City edition, for the ten trading days selected by lot out of the 20 consecutive trading days ending with the second complete trading day immediately prior to the closing date of the merger (the "Random Trading Days"). ALLTEL and Aliant will randomly select the Random Trading Days by lot on the second trading day prior to the closing date of the merger.

      If the Final ALLTEL Stock Price is equal to or less than $43, Aliant will have the option to terminate the merger agreement unless, within 24 hours after the second trading day prior to the closing date of the merger, ALLTEL increases the Exchange Ratio to $32.25 divided by the Final ALLTEL Stock Price. Aliant shareholders will not receive fractional shares. Instead, they will receive cash in an amount determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the closing price of a share of ALLTEL common stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the effective time of the merger.

      The table below illustrates the number of shares of ALLTEL common stock issuable in the merger and the corresponding per share value of the Merger Consideration at various assumed Final ALLTEL Stock Prices. The calculations are based on the assumption that 35,640,644 shares of Aliant common stock are outstanding as of the Aliant record date.

                                            Aggregate ALLTEL
  Final ALLTEL         Exchange               Common Stock               Value of Merger
  Stock Price           Ratio                   Issuable                  Consideration
  ------------         --------             ----------------             ---------------
      $66               .6700                  23,879,231                    $44.22
       65               .6700                  23,879,231                     43.55
       64               .6700                  23,879,231                     42.88
       63               .6700                  23,879,231                     42.21
       62               .6700                  23,879,231                     41.54
       61               .6700                  23,879,231                     40.87
       60               .6700                  23,879,231                     40.20
       59               .6700                  23,879,231                     39.53
       58               .6747                  24,046,743                     39.13
       57               .6865                  24,467,302                     39.13
       56               .6988                  24,905,682                     39.13
       55               .7115                  25,358,318                     39.13
       54               .7246                  25,825,211                     39.13
       53               .7383                  26,313,487                     39.13
       52               .7500                  26,730,483                     39.00
       51               .7500                  26,730,483                     38.25
       50               .7500                  26,730,483                     37.50
       49               .7500                  26,730,483                     36.75
       48               .7500                  26,730,483                     36.00
       47               .7500                  26,730,483                     35.25

      The merger will be effective when the companies file articles of merger with the Secretary of State of Nebraska or at such later time as the companies may specify in the articles of merger. The companies will file the articles of merger as soon as practicable following the closing of the merger, which is expected to occur on the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement.

Regulatory Approvals

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the merger may not be consummated until notifications and certain information have been furnished to the Federal Trade Commission and the Department of Justice and the applicable waiting period has terminated. ALLTEL and Aliant each filed notification and report forms under the HSR Act, and the specified waiting period has terminated. The completion of the merger is also subject to the receipt of approvals and authorizations under the Communications Act of 1934. There can be no assurance if or when the companies will obtain such approvals or that, if obtained, whether such approvals will satisfy the conditions to the merger. If the merger does not occur on or before May 31, 1999, either Aliant or ALLTEL may terminate the merger agreement. If, however, ALLTEL or Aliant determines that additional time is necessary in connection with obtaining a required approval, consent or authorization from any governmental entity, the termination date may be extended for up to 60 days but not beyond July 30, 1999. See "OTHER TERMS OF THE MERGER AGREEMENT --
 Conditions to Consummation of the Merger" and "-- Termination."

Background of the Merger

      On July 23, 1998, Frank H. Hilsabeck, President and Chief Executive Officer of Aliant, met with representatives of Aliant's financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated

("Merrill Lynch") and Aliant's counsel, Foley & Lardner, to discuss strategic alternatives available to Aliant to enhance shareholder value, including a potential merger. At the meeting, Merrill Lynch reviewed with Mr. Hilsabeck a number of potential strategic partners, one of which was ALLTEL.

      At the regularly scheduled Aliant board meeting on August 26, 1998, the Aliant board met with representatives of Foley & Lardner to consider and review strategic alternatives, including a potential merger. The Aliant board concluded that although Aliant's fundamental business is strong, with excellent operations and management in a growing industry, Aliant should consider strategic alternatives to enhance its competitive position and prospects for growth in light of the consolidating landscape of the telecommunications industry. The principal alternative to a business combination was to remain independent and pursue strategic acquisitions both within and outside of Aliant's traditional industry. However, the Aliant board considered the fact that market consolidation decreased the number of attractive acquisition candidates in the wireline and wireless industries, and increased the costs to acquire those candidates. Alternatively, because of these same market forces, the Aliant board determined that Aliant would be an attractive merger partner, and might well be able to merge with a partner on favorable terms because of its favorable operating characteristics and presence.

      On or about October 2, 1998, Mr. Hilsabeck contacted the chief executive officers of ALLTEL and one other party to discuss their interest in acquiring Aliant. The parties contacted by Mr. Hilsabeck were chosen, after consultation with Aliant's financial and legal advisors, based, among other factors, on their strategic and geographic fit with Aliant. In making its decision to contact such parties, Aliant and its advisors also considered the parties' historical commitments to the communities in which they operated, as well as their commitments to the communities where they had previously made acquisitions. In addition, the style of management of the parties contacted was similar to that of Aliant's. Finally, the management of the parties contacted had a history of effectively integrating acquisitions.

      On October 4, 1998, Mr. Hilsabeck met with the chief executive officer of ALLTEL and on October 8, 1998, Mr. Hilsabeck met with the chief executive officer of the other interested party. Both parties expressed an interest in acquiring Aliant. Mr. Hilsabeck asked each party to submit in writing a non-binding indication of interest to Merrill Lynch on or prior to October 26, 1998. Thereafter, each of the two parties were provided with public information regarding Aliant. On October 22, 1998 and October 26, 1998, Merrill Lynch, on behalf of Aliant, received non-binding indications of interest from ALLTEL and the other interested party, respectively, which indications of interest were based on public information regarding Aliant.

      The Aliant board met on October 30, 1998 with representatives of Merrill Lynch and Foley & Lardner and reviewed both non-binding indications of interest. At the meeting, the Aliant board determined that neither indication of interest was acceptable. The Aliant board then authorized Mr. Hilsabeck to pursue further discussions with the interested parties.

      ALLTEL and the other interested party attended separate management meetings and presentations which were held on November 9, 1998 and November 10, 1998 at the Milwaukee office of Foley & Lardner. Immediately prior to each meeting, the interested parties executed confidentiality agreements. At the management presentations, the interested parties received confidential business and financial information regarding Aliant. In addition, Aliant management, with the assistance of Merrill Lynch and Foley & Lardner, commenced due diligence on ALLTEL and the other interested party, which continued until the merger agreement was executed. On November 16, 1998, Aliant received revised indications of interest from ALLTEL and the other interested party. The Aliant board reviewed the revised proposals with Aliant's legal and financial advisors on November 18, 1998. The Aliant board did not find either proposal to be acceptable.

      On November 30, 1998, Aliant requested that ALLTEL and the other interested party submit their final offers to Aliant by December 10, 1998 and distributed a draft agreement and plan of merger to the potential bidders.

      On December 10, 1998, Aliant received offers from the two interested parties including their comments to the draft agreement and plan of merger previously distributed.

      From December 10, 1998 to December 16, 1998, Aliant and its legal and financial advisors reviewed each proposal and sought and received clarification from each of the interested parties regarding their respective offers.

      On December 15, 1998, the Aliant board met with Aliant's management and its legal and financial advisors and was informed of the two proposals received by Aliant. Merrill Lynch and Foley & Lardner reviewed the terms of each proposal with the Aliant board. The discussion included an overview of a wide variety of topics, including purchase price, accounting treatment, tax treatment, conditions to consummation, termination fees, board representation, walkaway rights, and certain other issues including continued charitable contributions and the importance of continued operations and employment in Lincoln, Nebraska. At the meeting, Merrill Lynch also reviewed with the Aliant board the financial aspects of the two proposals. The Aliant board did not find either proposal to be acceptable. Mr. Hilsabeck requested that he, certain members of Aliant's management and Aliant's financial and legal advisors be authorized to continue discussions with the two parties and they were so authorized by the Aliant board.

      The December 15 meeting was recessed and subsequently reconvened by telephone conference call on Wednesday, December 16, 1998. At that time, Merrill Lynch again reported on the status of discussions with the two parties, noting in particular that both parties had increased their bids, with ALLTEL's bid being higher. In addition, the Aliant board and Aliant's financial and legal advisors reviewed the differences between the revised proposals received from the two candidates and the principal issues, including financial terms, break-up fees and related terms of the merger agreement. Following the discussion, Mr. Hilsabeck recommended that he, certain members of Aliant's management and Aliant's financial and legal advisors again be authorized to continue discussions with the two parties and they were so authorized by the Aliant board. The meeting of the Board was then recessed and was reconvened once again by telephone conference call later that same evening to discuss the status of negotiations.

      On the telephone conference call, Merrill Lynch again reported on the status of the most recent discussions with the two parties and reviewed the differences between the parties' revised proposals. Foley & Lardner reported on certain technical matters related to the proposed transaction including the ability to account for the merger as a pooling-of-interests and the importance of that issue to the proposed merger. Based on this information, the Aliant board determined that Aliant should continue with negotiations with ALLTEL and the meeting was recessed.

      On December 17, 1998, ALLTEL and Aliant continued to negotiate the specific terms of the merger agreement with ALLTEL. On the evening of December 17, the Aliant board reconvened telephonically with Aliant's management and Aliant's legal and financial advisors to review the status of negotiations with ALLTEL. A special meeting of the Aliant board was called for the morning of December 18, 1998 to consider the merger agreement and the transactions contemplated by the merger.

      At the December 18, 1998 special meeting of the Aliant board, Aliant's legal and financial advisors reviewed with the Aliant board the terms of the proposed transaction. The Aliant board reviewed and considered the matters described below under "-- Aliant's Reasons for the Merger; Recommendation of the Aliant Board." At that meeting, Aliant's financial advisor delivered an oral opinion to the Aliant board (subsequently confirmed by delivery of a written opinion dated December 18, 1998) with respect to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Aliant common stock. After deliberation with respect to the terms, conditions and timing of ALLTEL's merger proposal, the Aliant board approved the merger agreement and authorized the execution and delivery of the merger agreement.

Aliant's Reasons for the Merger; Recommendation of the Aliant Board

      The Aliant board unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of Aliant and its shareholders and unanimously approved the merger agreement and the transactions contemplated by the merger agreement. The Aliant board unanimously recommends that the shareholders of Aliant vote for its approval.

      In reaching its conclusion, the Aliant board consulted with its management team and advisors and carefully considered a variety of factors. The principal factors considered by the Aliant board are listed below:

    . The Aliant board's belief that, as a result of the merger, Aliant will be a part of a premier communications company that will be better positioned to compete effectively in the rapidly changing communications industry. The Aliant board believes that the telecommunications industry has begun to, and will continue to, experience rapid consolidation in response to regulatory and other developments and that this consolidation has increased the importance of economies of scale, the ability to rapidly introduce new products to market and the ability to provide a wide variety of telecommunications services to the same customer.

    . The relatively greater financial, technological, marketing and sales resources of ALLTEL and the likelihood that the addition of such resources to Aliant's operations would enable Aliant to accelerate its long-term growth strategy, facilitate the introduction of new products and services and compete more effectively in its targeted markets.

    . The complementary nature of the operations of ALLTEL and Aliant in terms of geographic and strategic fit, including the similarity of their operating philosophies and their focus on building shareholder value through the maintenance of a strong local community presence.

    . The exchange ratio of 0.710x, calculated based on the offer price of $39.13 and the Aliant and ALLTEL closing stock prices as of December 16, 1998, represents a significant premium over historical market prices for Aliant common stock. In addition, the merger agreement contains provisions designed to allow Aliant shareholders to share in any increase in the ALLTEL trading price above $58.40 and to protect the value of the consideration to be received by Aliant shareholders if the ALLTEL trading price decreases below $52.17. Specifically, if the ALLTEL price increases to $58.40 or more, then Aliant shareholders will receive 0.670x shares of ALLTEL for each share of Aliant; and if the ALLTEL price decreases to $52.17 or below, then Aliant shareholders will receive 0.750x shares of ALLTEL for each share of Aliant. Furthermore, if the ALLTEL stock price decreases to $43.00 or below, then Aliant shareholders will have the right to terminate the merger agreement if ALLTEL does not increase the exchange ratio so that each share of Aliant will be exchanged for $32.25 worth of ALLTEL stock.

    . The premium to be received by Aliant shareholders, measured as 29.4% if calculated as of December 16, 1998, compares favorably to comparable company and transaction valuations.

    . The likelihood that, based on existing trends, the amount of the regular quarterly dividend to be paid on ALLTEL common stock would exceed the regular quarterly dividend to be paid on Aliant common stock.

    . The ability of Aliant shareholders to participate as equity holders of ALLTEL on a tax-free basis and the potential for Aliant shareholders through their ownership of ALLTEL common stock to realize future equity appreciation based on the favorable prospects for the combined company.

    . The ability of Aliant shareholders to sell their shares of ALLTEL common stock following the merger.

    . ALLTEL's expressed commitment to make Lincoln, Nebraska the headquarters of the combined company's Nebraska-Iowa market area Communication Group's consolidated operations and to continue agreed to levels of employment at such operations as well as to continue agreed to levels of charitable contributions in the communities served by Aliant.

    . The terms and conditions of the merger agreement and the likelihood that the conditions to the merger will be satisfied.

    . The strength and expertise of ALLTEL's senior management team and experience in successfully completing business combinations and integrating geographically diverse businesses.

    .     The willingness of Aliant's management to support the merger.

    . The oral opinion of Merrill Lynch (subsequently confirmed by delivery of a written opinion dated December 18, 1998) to the effect that as of such date and based on and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of Aliant common stock.

      The foregoing discussion of the information and factors considered by the Aliant board is not intended to be exhaustive but is believed to include all material facts considered by the Aliant board.

Opinion of Financial Advisor to Aliant

      Aliant retained Merrill Lynch to act as its exclusive financial advisor in connection with the merger. On December 18, 1998, Merrill Lynch rendered to the Aliant board an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated December 18, 1998 (the "Merrill Lynch Opinion"), to the effect that, as of such date and based on and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of Aliant common stock.

      The full text of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered, and qualifications and limitations on the review undertaken by Merrill Lynch, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Merrill Lynch Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Merrill Lynch Opinion. Aliant shareholders are urged to read such opinion carefully in its entirety. The Merrill Lynch Opinion was provided to Aliant's board for its information and is directed only to the fairness from a financial point of view of the Exchange Ratio to the holders of Aliant common stock, does not address any other aspect of the merger, including the merits of the underlying decision by Aliant to engage in the merger, and does not constitute a recommendation to any Aliant shareholder as to how such shareholder should vote on the proposed merger or any matter related thereto.

      In preparing its opinion to the Aliant board, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Aliant board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or Aliant. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion was only one of many factors taken into consideration by the Aliant board in making its determination to approve the merger agreement and the merger. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Aliant board or Aliant's management with respect to the Exchange Ratio in the Merger.

      In arriving at its opinion, Merrill Lynch, among other things, (a) reviewed certain publicly available business and financial information relating to Aliant and ALLTEL that Merrill Lynch deemed to be relevant, (b) reviewed certain information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of each of Aliant and ALLTEL, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger (the "Expected Synergies"), furnished to Merrill Lynch by Aliant and ALLTEL, (c) conducted discussions with members of senior management and representatives of Aliant and ALLTEL concerning the matters described in clauses (a) and (b) above, as well as their respective businesses and prospects before and after giving effect to the merger, and the Expected Synergies, (d) reviewed the market prices and valuation multiples for Aliant's common stock and ALLTEL's common stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant, (e) reviewed the results of operations of Aliant and ALLTEL and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant, (f) compared the proposed financial terms of the merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant, (g) participated in certain discussions and negotiations among representatives of Aliant and ALLTEL and their financial and legal advisors, (h) reviewed the potential pro forma impact of the merger, (i) reviewed a draft of the merger agreement, dated December 17, 1998, and (j) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

      In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information and Merrill Lynch has not undertaken an independent evaluation or appraisal of any of the assets or liabilities of Aliant or ALLTEL. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Aliant or ALLTEL. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with Merrill Lynch by Aliant or ALLTEL, Merrill Lynch assumed that they were reasonably prepared and reflect the best currently available estimates and judgments of Aliant's or ALLTEL's respective managements as to the expected future financial performance of Aliant or ALLTEL, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the draft last reviewed by Merrill Lynch.

      The Merrill Lynch Opinion is necessarily based on market, economic and other conditions as they existed, and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the value of ALLTEL common stock when issued pursuant to the merger or the prices at which ALLTEL common stock will trade subsequent to the merger. In connection with the preparation of its opinion, Merrill Lynch was not authorized by Aliant or the Aliant board to solicit, nor did Merrill Lynch solicit, third-party indications of interest, other than with respect to ALLTEL and one additional third party, for the acquisition of all or any part of Aliant. Although Merrill Lynch evaluated the Exchange Ratio from a financial point of view to the holders of Aliant common stock, Merrill Lynch was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between ALLTEL and Aliant and approved by the Aliant board. No other limitations were imposed on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering the Merrill Lynch Opinion.

      The following is a summary of the material analyses performed by Merrill Lynch in connection with the Merrill Lynch Opinion.

      Historical Stock Price Performance and Premium Analysis. Merrill Lynch reviewed the average daily closing per share prices of Aliant common stock over the one-day, ten-day, thirty-day and one-year periods ended December 10, 1998. The average closing per share prices of Aliant common stock for such periods were $30.25, $30.21, $29.47 and $28.15, respectively. In addition, Merrill Lynch reviewed the premiums implied by the Exchange Ratio for the one-day, ten-day and three-month periods ended December 16, 1998. The premiums implied by the Exchange Ratio based on a closing price of $55.13 per share of ALLTEL common stock for such periods were 29.4%, 28.0% and 39.4%, respectively. The high and low closing per share prices for Aliant common stock during the 12-month period were $34.00 and $22.50, respectively, and the corresponding premiums implied by the Exchange Ratio for the same period were 15.1% and 73.9%, respectively.

      Historical Exchange Ratio Analysis. Merrill Lynch analyzed the ratio of the daily closing share prices of Aliant common stock to the corresponding share prices of ALLTEL common stock for the 12-month period ended December 16, 1998. This analysis indicated maximum and minimum implied exchange ratios of 0.795x and 0.521x, and a mean of 0.639x, for such period.

      Analysis of Selected Publicly Traded Companies. Merrill Lynch compared certain financial, operating and stock market data of Aliant to corresponding data of the following selected publicly traded independent local exchange carriers: ALLTEL, Century Telephone Enterprises, Inc., Cincinnati Bell Inc. (pro forma for its spin-off of Convergys Corporation) and Commonwealth Telephone Enterprises, Inc. (collectively, the "ILECs"). Merrill Lynch compared equity values as a multiple of estimated calendar year 1998 earnings per share ("P/E") to Total Return (the five-year estimated earnings growth rate plus the dividend yield). Estimated financial data for the ILECs other than ALLTEL was based on estimates of selected securities firms as compiled by First Call and Merrill Lynch equity research analyst estimates and estimated financial data for Aliant and ALLTEL was provided by Aliant and ALLTEL management, respectively. All multiples were based on closing stock prices on December 16, 1998. Applying a range of selected multiples for the ILECs of estimated calendar year 1998 P/E to Total Return to corresponding financial data of Aliant indicated an implied equity reference range for Aliant of approximately $25.61 to $35.97 per share.

      No company among the ILECs is identical to Aliant. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of Aliant and the ILECs.

      Analysis of Selected Acquisition Transactions. Merrill Lynch analyzed the purchase prices paid, or proposed to be paid, and implied transaction multiples, in the following selected transactions in the local exchange carriers industry: SBC Communications Inc./Ameritech Corporation; SBC Communications Inc./The Southern New England Telephone Company; Bell Atlantic Corporation/GTE Corporation; Bell Atlantic Corporation/NYNEX Corporation; and SBC Communications Inc./Pacific Telesis Group (collectively, the "Selected LEC Transactions"). Merrill Lynch compared enterprise values as a multiple of EBITDA, P/Es and premium to market price. All multiples were calculated based both on actual latest twelve months ("LTM") financial data and estimated forward calendar year financial data, as of the date of the announcement of the transaction. Applying a range of selected multiples of forward year P/E to corresponding financial data of Aliant indicated an implied equity reference range for Aliant of approximately $25.94 to $39.69 per share.

      No transaction used in the above analysis is identical to Aliant or ALLTEL or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value of such companies and Aliant.

      Discounted Cash Flow Analysis. Merrill Lynch estimated the present value of the future streams of annual after-tax free cash flows that Aliant could produce on a stand-alone basis for the period from 1999 through 2003 based on estimates provided by and/or discussed with Aliant management. Ranges of terminal values were estimated using multiples of 2003 projected EBITDA of 7.5x to 8.5x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates ranging from 10.0% to 12.0%. This analysis indicated an equity reference range for Aliant of approximately $30.29 to $37.20 per share.

      Sum-of-the-Parts Analysis. Merrill Lynch analyzed each business segment of Aliant separately and then together to reach an aggregate value for Aliant. The value of the wireline, wireless and long distance operations of Aliant were based on private market multiples of 7.25x to 8.00x estimated 1998 calendar year EBITDA, 10.0x to 11.0x estimated 1998 calendar year EBITDA and 0.75x to 1.00x estimated 1998 calendar year revenue, respectively. The value of the CLEC and fiber business segments of Aliant were based on a 1.75x to 2.25x multiple of the capital invested in those businesses in calendar years 1997 and 1998. This analysis was based on Aliant management estimates of the projected operating performance of each business segment and the cost of Aliant's investment in CLEC and fiber operations. This analysis indicated an implied equity reference range for Aliant of approximately $35.44 to $39.92 per share on a pre-tax basis and $23.14 to $25.82 per share on an after-tax basis.

      Relative Contribution Analysis. Using estimated financial data for Aliant and ALLTEL, Merrill Lynch analyzed the relative contributions of Aliant and ALLTEL to the estimated revenue, EBITDA and net income of the combined company for calendar years 1998, 1999 and 2000. The analysis was based on estimates for Aliant and ALLTEL provided by the managements of Aliant and ALLTEL, respectively. The analysis indicated that, in calendar years 1998, 1999 and 2000, Aliant would contribute approximately: (a) 6.1%, 6.0% and 5.8%, respectively, of the combined company's revenue, (b) 7.7%, 7.6% and 7.4%, respectively, of the combined company's EBITDA and (c) 8.9%, 8.5% and 8.1%, respectively, of the combined company's net income. Based on an Exchange Ratio of 0.710x, current shareholders of Aliant would own approximately 8.1% of the combined company's equity value.

      Relative Exchange Ratio Analysis. For purposes of deriving an implied exchange ratio reference range against which the Exchange Ratio of 0.710x could be compared, Merrill Lynch performed the following financial analyses on
ALLTEL: (a) Merrill Lynch compared certain financial, operating and stock market data of ALLTEL to corresponding data of selected publicly traded independent local exchange carriers; (b) Merrill Lynch analyzed the purchase prices paid, or proposed to be paid, and implied transaction multiples, in the Selected LEC Transactions and applied a range of selected multiples of forward year P/E implied in such transactions to corresponding data of ALLTEL; (c) Merrill Lynch estimated the present value of the future streams of annual after-tax free cash flows that ALLTEL could produce on a stand-alone basis for the period from 1999 through 2003 based on estimates provided by and/or discussed with ALLTEL management (Ranges of terminal values were estimated using multiples of 2003 projected EBITDA of 7.5x to 8.5x. The free cash flow streams and estimated terminal values were then discounted to present value using discount rates ranging from 10% to 12%); (d) Merrill Lynch analyzed each business segment of ALLTEL separately and then together to reach an intrinsic value for ALLTEL; and (e) Merrill Lynch analyzed the relative contribution of Aliant and ALLTEL to certain operational measures of the combined company. On the basis of these analyses, Merrill Lynch derived an implied exchange ratio reference range of approximately 0.29x to 1.10x, as compared with the Exchange Ratio in the merger of 0.710x.

      Pro Forma Merger Consequences Analysis. Merrill Lynch analyzed the potential pro forma effect of the merger on ALLTEL's EPS during calendar years 1999 through 2003. The analysis was based on estimates provided by the managements of Aliant and ALLTEL. Based on certain potential synergies and cost savings anticipated by the managements of Aliant and ALLTEL to result from the merger, this analysis indicated that the merger would be accretive to ALLTEL's EPS in 1999 and 2000, neutral in 2001 and dilutive in 2002 and 2003. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

      Pursuant to the terms of Merrill Lynch's engagement, Aliant agreed to pay Merrill Lynch for its financial advisory services in connection with the merger an aggregate fee in an amount equal to 0.51% of the aggregate purchase price (including liabilities assumed) paid in the merger, payable in cash on the closing of the merger. Aliant also has agreed to reimburse Merrill Lynch for all out-of-pocket expenses incurred by Merrill Lynch in performing its services, including the reasonable fees and expenses for legal counsel, and to indemnify Merrill Lynch and certain related persons and entities against certain liabilities, including certain liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

      The Aliant board retained Merrill Lynch as an independent contractor to act as its financial advisor with respect to the merger. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has in the past provided financial advisory and financing services to Aliant and ALLTEL and may continue to do so and has received, and may receive, fees for the rendering of such services.

      In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in the securities of Aliant and ALLTEL for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

      Certain members of Aliant's management, including certain directors, have certain interests in the merger in addition to their interests as shareholders of Aliant generally. The Aliant board was aware of these factors and considered them, among other factors, before approving the merger agreement.

      Employment Agreements. In connection with the merger, ALLTEL will enter into a two-year employment agreement with Frank H. Hilsabeck and a four-year employment agreement with each of James W. Strand, Michael J. Tavlin and Bryan
C. Rickertsen. The employment agreements will provide for the executives' employment with ALLTEL's Nebraska-Iowa market area Communications Group as follows: (i) Mr. Hilsabeck as President and Chief Executive Officer, (ii) Mr. Strand as Vice President and Chief Operating Officer, (iii) Mr. Tavlin as Vice President -- Finance and Administration, and (iv) Mr. Rickertsen as Vice President -- Technology.

      The employment agreements will provide that the executives will receive minimum annual base salaries of $400,000 for Mr. Hilsabeck; $250,000 for Mr. Strand; $128,000 for Mr. Tavlin; and $180,000 for Mr. Rickertsen (which are equal to each executive's base salary immediately prior to the merger), in each case with a potential annual increase each year based on the contribution of the executive to ALLTEL. The executives will receive retention bonuses for each year during the terms of their agreements, in the amount of $1,000,000 for Mr. Hilsabeck; $375,000 for Mr. Strand; $187,500 for Mr. Tavlin; and $150,000 for Mr. Rickertsen. In addition, if Aliant achieves certain performance criteria during any year during the terms of their employment agreements, the executives also will receive annual cash bonuses with respect to each of those years in which the performance criteria are achieved in the amounts of $2,000,000 for Mr. Hilsabeck; $500,000 for Mr. Strand; $125,000 for Mr. Tavlin; and $75,000 for Mr. Rickertsen. The applicable performance criteria have not been determined as of the date of this proxy statement/prospectus. Each executive will also participate in ALLTEL's short-term and long-term incentive plans at the levels of similarly situated executives of ALLTEL. The executives will also be included, on the same basis as similarly situated executives of ALLTEL, in all plans providing general benefits to similarly situated executives of ALLTEL and will receive compensatory fringe benefits of the type received immediately prior to the merger.

      Each executive's employment agreement provides that, if ALLTEL terminates his employment other than for death, disability or cause or the executive terminates his employment for good reason, the executive will, if he complies with certain noncompetition provisions, receive certain accrued benefits as well as a termination payment from ALLTEL or Aliant and will continue to be covered, at the expense of ALLTEL or Aliant by the same general insurance as he was prior to such termination until the expiration of the original term of his employment agreement or until the executive has obtained new employment. In addition, all stock options granted to the executive by ALLTEL or Aliant prior to the date of the employment agreement will be fully vested. Under the terms of the employment agreements, accrued benefits include the executive's earned salary and bonus, expense reimbursement, and all other earned cash or other benefits. The executive's termination payment will include the remainder of the executive's annual salary for the original term of his employment agreement plus unpaid bonuses. Such termination payment will be payable to the executive in a lump sum within ten days of the executive's termination.

      As part of the employment agreements, each executive will terminate the Key Executive Employment and Severance Agreement that he has previously entered into with Aliant but will retain all benefits payable under their existing Aliant Executive Benefit Plans.

      In exchange for agreeing to cancel their Key Executive Employment and Severance Agreements and all other compensation rights or claims such persons may have, on the completion of the merger ALLTEL will pay Robert L. Tyler, Senior Vice President and Chief Financial Officer of Aliant, $618,346, and Thomas C. Woods III, Chairman of the Board of Aliant, $348,000. In addition, Mr. Tyler and Mr. Woods will each enter into a non-competition and confidentiality agreement with ALLTEL pursuant to which each person will agree to hold certain information confidential and, for one year, refrain from competition with ALLTEL. In return for such agreements, ALLTEL will pay to Messrs. Tyler and Woods $175,000 and $112,000 respectively.

      Indemnification of Directors and Officers. The merger agreement provides that Aliant will purchase, and keep in force for a period of six years after the merger, directors' and officers' liability insurance providing coverage to directors and officers of Aliant for acts or omissions occurring before the merger. This insurance will provide at least the same coverage and amounts as contained in Aliant's director's and officer's liability insurance policy in effect immediately prior to the merger. In addition, ALLTEL has agreed to indemnify (and advance expenses to) all individuals who are or have been officers or directors of Aliant prior to the merger from any matters existing or occurring prior to the merger, to the fullest extent that such indemnification is allowed pursuant to Nebraska law. See "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF ALLTEL AND ALIANT -- Indemnification of Officers and Directors."

Dissenters' Rights

      General. Under Nebraska law, shareholders of Aliant common stock as of the record date who hold such shares continually through the effective date of the merger and follow the procedures set forth in Sections 21-20,137 to 21-20,150 of the Nebraska Business Corporation Act (the "Dissenters' Rights Statute") will be entitled to receive payment in cash of the "fair value" of their Aliant common stock. This "fair value" could be more than, the same as, or less than the value of the merger consideration to be received by Aliant shareholders who do not dissent from the merger.

      The Dissenters' Rights Statute is set forth in its entirety as Annex C to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters' rights and is qualified in its entirety by reference to Annex C. Any holder who wishes to exercise statutory dissenters' rights or wishes to preserve the right to do so should carefully review this discussion and Annex C because failure to comply with the applicable procedures may result in a loss of such dissenters' rights.

      Procedure. An Aliant shareholder may dissent from the consummation of the merger if he or she is entitled to vote at the meeting. Shareholders who properly exercise their right to dissent are entitled to obtain payment of the fair value of their shares of Aliant common stock.

      Where a proposed merger for which dissenters' rights exist is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights, and a copy of the Dissenters' Rights Statute must accompany the notice. This proxy statement/prospectus constitutes such notice to the holders of Aliant common stock and attaches the Dissenters' Rights Statute as Annex C.

      Any holder of Aliant common stock wishing to assert his or her dissenters' rights:

    . must deliver to Aliant, before the vote is taken on the proposal to approve the merger agreement, a written notice of his or her intent to demand payment of his or her shares if the proposed merger is effectuated; and

    .     must not vote in favor of the merger agreement.

Shareholders of Aliant who do not satisfy these requirements will not be entitled to exercise their dissenters' right.

      A holder of Aliant common stock is entitled to assert dissenters' rights only for the Aliant common stock registered in his or her name. A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

    . he or she submits to Aliant the record shareholder's written consent to dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    . he or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to vote.

      Shareholders who elect to exercise dissenters' rights must mail or deliver their written demands to: Aliant Communications Inc., 1440 M Street, Lincoln, Nebraska 68508, Attention: Corporate Secretary. The written demand for dissenters' rights should specify that the holder is demanding dissenters' rights for his or her shares.

      Within ten days after the effective time of the merger, Aliant must send a notice to each holder of Aliant common stock who properly exercised his or her dissenters' rights. The notice must:

    . state where the payment demand must be sent and where and when certificates must be deposited;

    .     supply a form for demanding payment;

    . set a date by which Aliant must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the notice is delivered; and

    .     include a copy of the Dissenters' Rights Statute.

      A shareholder who was sent such a dissenters' notice must, among other actions, demand payment and deposit his or her certificates in accordance with the terms of the notice. A shareholder who does not demand payment or does not deposit his or her share certificates where required, each by the date set in the dissenters' notice, will not be entitled to payment for his or her shares under the Dissenters' Rights Statute.

      On receipt of a proper and timely demand for payment, Aliant will pay each dissenter who complied with the Dissenters' Right Statute the amount estimated by Aliant to be the fair value of his or her shares, plus accrued interest. The payment will be accompanied by certain financial statements, information concerning Aliant's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement regarding the right to protest the calculated fair value and a copy of the Dissenters' Rights Statute.

      A dissenter may notify Aliant in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate, less any amount already paid for such shares, if:

    . the dissenter believes that the amount paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

    . Aliant fails to make payment within 60 days after the date set for demanding payment.

      A dissenter waives his or her right to protest the payment unless he or she notifies Aliant of his or her demand in writing within 30 days after Aliant made or offered payment for his or her shares. If a demand for payment remains unsettled, Aliant shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Aliant does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      If any holder of Aliant common stock who demands dissenters' rights fails to perfect, or effectively withdraws or loses his or her right to dissent, then the shares of Aliant common stock of such holder will be converted into and become the right to receive the merger consideration in accordance with the merger agreement.

      Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "-- Certain United States Federal Income Tax Consequences at the Merger."

      The foregoing summary of the applicable provisions of Sections 21-20,137 to 21-20,150 of the Nebraska Business Corporation Act is qualified in its entirety by reference to such Sections which are attached as Annex C to this proxy statement/prospectus.

Certain United States Federal Income Tax Consequences of the Merger

      The following discussion summarizes the material United States federal income tax consequences of the merger. This summary is based on the code, laws, regulations, rulings and judicial authority in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. The discussion is for general information only and addresses only shareholders who hold their Aliant common stock as a capital asset. An Aliant shareholder's tax treatment may vary depending on his or her individual circumstances, and certain shareholders (including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons that hold such shares as a hedge against currency risk, or a constructive sale or conversion transaction, or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation) may be subject to special rules not discussed below.

      It is a condition to the merger that Aliant receive an opinion from its counsel, Foley & Lardner, and that ALLTEL receive an opinion from its counsel, Kutak Rock, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of ALLTEL, Aliant and MergerSub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Each opinion will be based on, among other things, certain factual representations made by Aliant and ALLTEL reasonably satisfactory in form and substance to each counsel dated as of the closing date of the merger. Each opinion will also assume that the merger occurs in accordance with the terms of the merger agreement and as described in this document. Any failure of the factual representations or assumptions to be true, correct and complete in all material respects, could jeopardize the conclusions reached in the opinions and the validity of the following discussion.

      Any opinion of counsel does not bind the IRS or the courts. Aliant and ALLTEL have not sought and will not seek a ruling from the IRS as to the United States federal income tax consequences of the merger.

      Based on the opinions (and assumptions) set forth above, the material United States federal income tax consequences of the merger are as follows:

    . An Aliant shareholder will not recognize any income, gain or loss as a result of receipt of ALLTEL common stock pursuant to the merger, except for any cash they receive in lieu of fractional shares of ALLTEL common stock.

    . Each Aliant shareholder's tax basis in the ALLTEL common stock received in the merger will be the same as his or her tax basis in the exchanged shares of Aliant common stock, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received.

    . The holding period of the ALLTEL common stock received by an Aliant shareholder in the merger will include the holding period of the exchanged shares of Aliant common stock.

    . Aliant shareholders who receive cash in lieu of fractional shares of ALLTEL common stock in the merger generally will be treated as if the fractional shares of ALLTEL common stock had been distributed to them as part of the merger and then redeemed by ALLTEL in exchange for the cash actually distributed in lieu of the fractional shares, with such redemption qualifying as an exchange under Section 302 of the Code. Consequently, these shareholders generally will recognize capital gain or loss with respect to cash payments they receive in lieu of fractional shares. The capital gain or loss will be long term capital gain or loss if the holder's holding period in the fractional share interest is more than one year. Long term capital gain of an individual holder is generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

      The receipt of cash by Aliant shareholders who perfect dissenters' rights under the Nebraska Business Corporation Act with respect to the shares of Aliant common stock owned by them will be a taxable event for United States federal income tax purposes. Any shareholder considering the exercise of dissenters' rights should consult with his or her tax advisor.

      The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Aliant common stock. Shareholders of Aliant common stock are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

Anticipated Accounting Treatment

      ALLTEL and Aliant expect that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. Under this method of accounting, the recorded assets and liabilities of ALLTEL and Aliant will be carried forward to ALLTEL at their historical recorded amounts after addressing any conformity issues. Net income of ALLTEL after the merger will include the net income of ALLTEL and Aliant for the entire fiscal year in which the merger occurs, and the historical reported net income of the separate companies for prior periods will be combined and restated as net income of ALLTEL after addressing any conformity issues. The merger agreement provides that a condition to the consummation of the merger is the receipt by ALLTEL and Aliant of a letter from Arthur Andersen, ALLTEL's independent auditors, to the effect that the merger will qualify for pooling-of-interests accounting treatment.

      ALLTEL expects to incur certain non-recurring expenses related to the merger, presently estimated to be $25,000,000. These expenses would include, but would not be limited to, professional fees, fees of financial advisors, severance and other employee costs, and similar expenses. Although ALLTEL believes this estimate of non-recurring expenses is accurate, certain material additional costs may be incurred in connection with the merger. ALLTEL will record merger-related expenses in the period in which the merger is concluded, which is currently estimated to occur in the second quarter of 1999.

      In addition, ALLTEL is developing a plan to integrate the operations of Aliant after the merger. In connection with that plan, ALLTEL anticipates that certain non-recurring charges will be incurred. ALLTEL cannot identify the timing, nature and amount of such charges as of the date of this proxy statement/prospectus. However, any such charge could adversely affect ALLTEL's results of operations in the period in which such charges are incurred.

Percentage Ownership Interest of Aliant Shareholders after the Merger

      The number of shares of ALLTEL common stock to be issued in the merger will depend on the actual Exchange Ratio, which will not be known until the close of business on the second trading day prior to the closing date of the merger. If the minimum Exchange Ratio (.67) is applicable, the number of shares of ALLTEL common stock to be issued in the merger would be 23,879,231, which would represent approximately 7.8% of the outstanding shares of ALLTEL common stock immediately after the effective time of the merger. If the maximum Exchange Ratio (.75) is applicable, the number of shares of ALLTEL common stock to be issued in the merger would be 26,730,483, which would represent approximately 8.7% of the outstanding shares of ALLTEL common stock immediately after the effective time of the merger. These calculations assume that there will be 281,132,812 shares of ALLTEL common stock and 35,640,644 shares of Aliant common stock outstanding immediately prior to the effective time of the merger. These share numbers are based on the number of shares of ALLTEL common stock and Aliant common stock outstanding on February 22, 1999 and the Aliant record date, respectively.

Conversion of Shares; Procedures for Exchange of Certificates

      Promptly after the effective time of the merger, ALLTEL will instruct the exchange agent appointed by ALLTEL and Aliant in accordance with the merger agreement to mail promptly to each holder of record of Aliant common stock a transmittal letter and instructions for use in surrendering certificates that represented Aliant common stock. On receipt of such certificates, the exchange agent will deliver full shares of ALLTEL common stock to such shareholder and cash in lieu of fractional shares pursuant to the terms of the merger agreement, together with any dividends or other distributions to which such shareholder is entitled, without interest.

      If any issuance of shares of ALLTEL common stock on conversion of shares of Aliant common stock is to be made to a person other than the holder of Aliant common stock in whose name the certificate is registered at the effective time of the merger, it will be a condition to the conversion that the certificate be properly endorsed for transfer and that the holder of Aliant common stock requesting such issuance either pay any transfer or other tax required or established to the satisfaction of ALLTEL that such tax has been paid or is not payable.

      After the effective time of the merger, there will be no further transfers of Aliant common stock on the stock transfer books of Aliant. If a certificate representing Aliant common stock is presented for transfer, it will be canceled and a certificate representing the appropriate number of full shares of ALLTEL common stock and cash in lieu of fractional shares and any dividends and distributions will be issued in exchange therefor, without interest.

      Except as provided in the next paragraph, after the effective time of the merger and until surrendered, shares of Aliant common stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of ALLTEL common stock into which such shares of Aliant common stock were converted on the effective time. No dividends or other distributions, if any, payable to holders of ALLTEL common stock will be paid to the holders of certificates for shares of Aliant common stock until such certificates are surrendered. On surrender of certificates, ALLTEL will pay all declared dividends and distributions payable after the effective time of the merger to the holder of record of shares of ALLTEL common stock represented by the certificate issued in exchange therefor, without interest.

      The merger agreement provides that shares for which dissenters' rights are perfected under Nebraska law shall not be converted as of the effective time of the merger into a right to receive the Merger Consideration, but instead, shall entitle the holder of such shares to the rights available under the Dissenters' Rights Statute of the Nebraska Business Corporation Act. If, however, such holder fails to perfect or withdraws or otherwise loses his rights under the Dissenters' Rights Statute, the shares of Aliant common stock owned by such holder immediately prior to the effective time of the merger shall be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration, without interest. See "THE MERGER -- Dissenters' Rights."

      Holders of Aliant common stock should not send stock certificates to the exchange agent until they have received transmittal letters. Holders of Aliant common stock should not send stock certificates with the enclosed proxy card.

NYSE Listing

      The shares of ALLTEL common stock to be issued in the merger will be approved for listing on the NYSE prior to the effective time of the merger, subject to official notice of issuance. ALLTEL expects that the shares of ALLTEL common stock to be issued in the merger will also be approved for listing on the Pacific Stock Exchange.

Delisting and Deregistration of Aliant Common Stock

      If the merger occurs, ALLTEL will delist the Aliant common stock from the NASDAQ National Market and deregister such stock under the Exchange Act. No trading market for Aliant common stock will exist after the effective time of the merger.

Conduct of the Business of ALLTEL and Aliant if the Merger Is Not Consummated

      If the merger does not occur, ALLTEL and Aliant each expects that its respective business and operations will continue to be conducted substantially as they currently are being conducted.

Resales of ALLTEL Common Stock

      The shares of ALLTEL common stock to be received by most Aliant shareholders in the merger will be freely transferable. Shares of ALLTEL common stock received by persons who are deemed to be affiliates of Aliant prior to the merger or to be affiliates of ALLTEL after the merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.

      All directors and certain officers and shareholders of Aliant may be deemed to be "affiliates" of Aliant within the meaning of these rules. Persons who may be deemed affiliates of Aliant or ALLTEL generally include individuals or entities that control, are controlled by, or are under common control with, such party, and may include certain officers and directors of such party as well as principal shareholders of such party. ALLTEL recommends that any such person obtain advice of securities counsel prior to effecting any resales.

      The merger agreement provides that, on or prior to the date of the Aliant annual meeting, Aliant will deliver to ALLTEL a letter identifying all persons who are "affiliates" of Aliant for purposes of Rule 145 under the Securities Act.

      SEC guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. SEC guidelines also indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during a specified period. This period begins 30 days before the merger is consummated and ends when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

      Aliant has agreed to use its reasonable best efforts to deliver to ALLTEL a written agreement of each person who is an affiliate for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for "pooling-of-interests" accounting treatment. Such agreements are intended to ensure compliance with the Securities Act and to preserve the ability of the merger to be accounted for as a "pooling-of-interests."

      This proxy statement/prospectus does not cover resales of ALLTEL common stock received by any person who may be deemed to be an affiliate of ALLTEL or Aliant.

                      OTHER TERMS OF THE MERGER AGREEMENT

      The following summary of other material terms of the merger and the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

Certain Representations and Warranties

      The merger agreement contains representations and warranties of Aliant and ALLTEL relating, among other things, to the following matters:

 .  their organization, existence, good       .  their capital structure;
   standing, authority and similar
   corporate matters;

 .  their subsidiaries;                       .  their authorization, execution, delivery
                                                and performance of the merger agreement
                                                and related matters;

 .  the receipt by the board of directors of  .  government approvals and required
   Aliant of an opinion of Merrill Lynch as     consents;
   to the fairness, from a financial point
   of view, of the merger consideration to
   the holders of Aliant common stock;

 .  the absence of conflicts, violations or   .  the documents and reports, including
   defaults under their certificates of         financial statements, filed with the SEC
   incorporation and by-laws and certain        since December 31, 1996, and the
   agreements and documents;                    accuracy of the information contained
                                                therein;

 .  the absence of certain changes or         .  the absence of undisclosed pending or
   events;                                      threatened litigation;

 .  the absence of undisclosed pending or     .  the absence of undisclosed liabilities;
   threatened litigation;

 .  compliance with laws;                     .  the inapplicability of the Aliant Rights
                                                Plan (defined below) or Nebraska's anti-
                                                takeover statute to the merger;

 .  the lack of ownership of ALLTEL common    .  material contracts;
   stock or Aliant common stock by the
   other party, its subsidiaries or (in the
   case of ALLTEL) its affiliates;

 .  the absence of actions adversely          .  the absence of undisclosed fees for
   affecting pooling-of-interests               finders, brokers or investment bankers;
   accounting treatment or tax-free             and
   reorganization treatment under Section
   368(a) of the Code;

 . certain employee benefit, environmental, tax, accounting, intellectual property and labor matters.

      The representations and warranties of Aliant, ALLTEL and MergerSub will expire at the effective time of the merger.

Conduct of Business by Aliant and ALLTEL Pending the Merger

      Each of ALLTEL and Aliant has agreed that, during the period from the date of the merger agreement to the effective time of the merger, unless agreed to in writing by the other party:

    . it will, and will cause its subsidiaries to, conduct its operations in the ordinary and usual course of business and, use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates,

    . it will not declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends in amounts consistent with its past practice or rights to purchase capital stock pursuant to any successor agreement to its existing rights agreement (in the case of Aliant, adopted in accordance with the terms of the merger agreement),

    . it will not repurchase or redeem, or permit its subsidiaries to purchase or redeem, outstanding shares of its capital stock or any securities convertible into or exchangeable or exercisable for its capital stock (except in the case of ALLTEL for open market transactions in connection with its existing stock purchase or similar plans),

    . neither it nor its subsidiaries will take any action that would reasonably be expected to prevent the merger from qualifying for pooling-of-interests accounting treatment or as a tax-free reorganization or that would cause its representations and warranties in the merger agreement to become untrue in any material respect, and

    . neither it nor any of its subsidiaries will enter into any business other than its existing businesses and those businesses traditionally associated with its existing businesses.

      Aliant has also agreed that, unless agreed in writing by ALLTEL, it will not, and will not permit any of its subsidiaries to, take the following actions:

    . propose or adopt any amendment to its corporate charter or by-laws, except for certain amendments to the Aliant shareholder rights plan or the adoption of a new rights plan which are not inconsistent with the transactions contemplated by the merger agreement;

    . split, combine, subdivide or reclassify its outstanding shares of capital stock;

    . terminate, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any employee compensation or benefit plans of it or its subsidiaries existing on the date of the merger agreement subject to certain exceptions consistent with Aliant's past practice or in the normal and usual course of its business,

    . neither it nor any of its subsidiaries will make any capital expenditures in any 12 consecutive months in an aggregate amount in excess of 5% of the aggregate amount reflected in its capital expenditure budget for such year,

    . neither it nor any of its subsidiaries will transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its subsidiaries' property or assets (including capital stock of any of its subsidiaries) with a fair market value in excess of

          $1,000,000 individually or $5,000,000 in the aggregate except for such actions in the ordinary course of business consistent with past practice,

    . neither it nor any of its subsidiaries will issue, deliver, sell, or encumber shares of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except options outstanding on the date of the merger agreement under its stock option plans (the "Stock Plans"), awards of options and restricted stock granted after such date under the Stock Plans in accordance with the merger agreement and shares issuable pursuant to such awards,

    . other than the proposed purchase by Aliant of the Nebraska operations and access lines of General Telephone & Electronics Corp. on terms reasonably satisfactory to ALLTEL and the exercise of Aliant's option to purchase the remaining 18.75% of the Omaha Cellular Limited Partnership which Aliant does not currently own, neither it nor any of its subsidiaries will spend in excess of $5 million in the aggregate in any calendar year to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise; except (A) no such acquisition would prevent, delay or impair its ability to consummate the transactions contemplated by the merger agreement and (B) no such acquisition would subject ALLTEL and its subsidiaries following the consummation of the merger to any Commercial Mobile Radio Service spectrum aggregation limit restriction pursuant to the provisions of 47 C.F.R. Section 20.6 or place ALLTEL and its subsidiaries following the consummation of the merger in violation of the Cellular Cross Ownership limits contained in 47 C.F.R.
          Section 22.942, and

    . neither it nor any of its subsidiaries shall authorize or enter into any agreement to do any of the preceding matters.

      ALLTEL has also agreed that, unless agreed to in writing by Aliant, it will not propose or adopt any amendment to its corporate charter or by-laws in any manner which would prohibit or hinder, impede or delay in any material respect the transactions contemplated by the merger agreement. ALLTEL may, however, amend its charter to increase the number of shares of any class or series of its capital stock.

Acquisition Proposals

      Aliant has agreed that neither it nor any of its subsidiaries, nor any of its or its subsidiaries' employees, agents or representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries), will, and that it will direct and use its best efforts to cause its and its subsidiaries' representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of or tender offer for, any of the assets of it or any of its subsidiaries or its voting securities if, as a result of such transaction:

    . the shareholders of Aliant would not hold more than fifty percent of the voting securities of the surviving corporation or its ultimate parent,

    . the directors of Aliant would not constitute a majority of the board of directors of the surviving corporation or its ultimate parent, or

    . another person would acquire more than fifty percent of the assets of Aliant and its subsidiaries.

      Each of the above is referred to as an "Acquisition Proposal." Aliant has further agreed that neither it nor any of its subsidiaries nor any of its or its subsidiaries' representatives will, and that it will direct and use its best efforts to cause its and its subsidiaries' representatives not to, directly or indirectly, discuss an Acquisition Proposal, or share any related confidential information or data, with any person or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

      The merger agreement does not, however, prevent Aliant or the Aliant board from:

    .     responding to a tender offer in compliance with the Exchange Act;

    . engaging in any discussions or negotiations with or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal; or

    . recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of Aliant,

if in case of each of the last two of the three immediately preceding clauses,

    . the Aliant board at a meeting determines in good faith (upon the advice of its financial advisor) that such Acquisition Proposal is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Aliant's shareholders from a financial point of view than the merger with ALLTEL (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal"),

    . the Aliant board at a meeting determines in good faith upon the advice of outside legal counsel that such action is necessary for the board to satisfy its fiduciary duty under applicable law, and

    . prior to providing any information or data to any person regarding an Acquisition Proposal by any such person, the Aliant board shall receive from such person a confidentiality agreement in customary form.

      In addition, Aliant has agreed to notify ALLTEL immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of Aliant's representatives. This notice should indicate the name of the person making the proposal or inquiry and the terms and conditions of any proposals or offers. After such time, Aliant shall inform ALLTEL of any material modification of the terms of any such proposal or offer or its withdrawal.

Information Supplied

      Aliant and ALLTEL each agree that it, and its subsidiaries, will not supply any information for inclusion or incorporation by reference in the registration statement for this proxy statement/prospectus that contains an untrue statement of a material fact, or omits a material fact necessary to make the statements that were made, in the light of the circumstances under which they were made, not misleading.

Shareholders' Meeting

      Aliant agrees to take all action necessary to convene the Aliant annual meeting as promptly as practicable after the registration statement for this proxy statement/prospectus is declared effective. Subject to applicable law and the terms of the merger agreement, Aliant has also agreed that the Aliant board will recommend that the shareholders of Aliant adopt the merger agreement and will take all lawful action to solicit such adoption.

Employee Benefits

      Stock Options. The merger agreement provides that at the effective time of the merger, each Aliant option under the Aliant stock option plans, whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Aliant Option (except to the extent such terms and conditions are altered in accordance with their terms as a result of the consummation of the merger), the same number of shares of ALLTEL common stock as the holder of such Aliant option would have been entitled to receive pursuant to the merger had such holder exercised such Aliant option in full immediately prior to the effective time of the merger (a "Substitute Option"). The Substitute Option will have an exercise price per share (the "Substitute Option Price") equal to:

    . the aggregate exercise price for the shares of Aliant common stock otherwise purchasable pursuant to the original Aliant option divided by

    . the number of full shares of ALLTEL common stock deemed purchasable pursuant to such Aliant option in accordance with the previous sentence.

ALLTEL has agreed to use its best efforts to register under the Securities Act, and to maintain the effectiveness of such registration, shares of ALLTEL common stock issuable pursuant to these Substitute Options.

      Benefit Plans. For at least two years after the effective time of the merger, ALLTEL has agreed to cause Aliant to provide or cause to be provided to employees of Aliant and its subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than the existing Aliant compensation and benefit plans. If during this period, however, ALLTEL implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under compensation and benefit plans applicable to employees of ALLTEL and its subsidiaries (other than Aliant and its subsidiaries), Aliant will proportionately adjust the benefits under the Aliant compensation and benefit plans or the cost thereof to participants, and with respect to employees who are subject to collective bargaining, all benefits will be provided in accordance with the applicable collective bargaining agreement.

Charitable Contributions/Community Support

      ALLTEL has agreed that after the effective time of the merger, subject to the fiduciary obligations of the Aliant board, Aliant shall, and ALLTEL shall cause Aliant to, continue to provide charitable contributions and community support within the service areas of Aliant and its subsidiaries at levels consistent with Aliant's historic practice.

Operations and Employment in Lincoln, Nebraska

      ALLTEL and MergerSub have delivered to Aliant a written plan that establishes Lincoln, Nebraska as headquarters of the Nebraska-Iowa market area of the Communications Group's consolidated operations of ALLTEL and Aliant. ALLTEL has agreed to implement this plan on a timely basis following the effective time of the merger. Pursuant to this plan, ALLTEL has agreed that its and Aliant's consolidated employment for the two years following the effective time of the merger shall be no less than 900 at such operations in Lincoln, Nebraska.

Conditions to Consummation of the Merger

      The obligations of Aliant, ALLTEL, and MergerSub to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

    . the Aliant shareholders and ALLTEL, as sole shareholder of Merger Sub, will each have duly adopted the merger agreement;

    . the NYSE will approve for listing, subject to official notice of issuance, the shares of ALLTEL common stock issuable to the shareholders of Aliant in the merger;

    . the waiting period applicable to the merger under the HSR Act will have expired or been terminated and all Aliant required consents (other than those consents relating to agreements subject to rights of first refusal) and ALLTEL required consents from or with the any governmental entity shall have been made or obtained pursuant to a Final Order (as defined below), free of any conditions (other than conditions that are not reasonably likely, either individually or in the aggregate, to have a Regulatory Material Adverse Effect (as defined below));

    . no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the merger agreement or that is, individually or in the aggregate with all other such laws, reasonably likely to have a Material Adverse Effect (as defined below) on ALLTEL or Aliant (collectively, an "Order"), and no governmental entity will have instituted any proceeding, or, in the case of a federal governmental entity, threatened in writing, to institute any proceeding seeking any such Order,

    . the registration statement that contains this proxy statement/prospectus will have become effective under the Securities Act and no stop order suspending its effectiveness will have been issued, and no proceedings for that purpose shall have been initiated or threatened by ALLTEL,

    . each of ALLTEL and Aliant will have received letters of its independent auditors, dated (1) the date on which the registration statement became effective and (2) the closing date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters reasonably satisfactory to the recipient delivered by independent public accountants in connection with registration statements similar to the Registration Statement,

    . ALLTEL and Aliant will have received a letter dated as of the effective time of the merger from ALLTEL's independent public accounting firm to the effect that the merger will qualify for "pooling-of-interests" accounting treatment and

    . the number of shares of Aliant common stock for which dissenters' rights are perfected under the Nebraska Business Corporation Act shall not have exceeded 9% of the shares of Aliant common stock outstanding immediately prior to the effective time of the merger.

      The merger agreement provides specific definitions for the following terms:

    . ""Regulatory Material Adverse Effect" means any conditions to the granting of a consent, registration, approval, permit or authorization by any governmental entity required by the merger agreement if compliance with such conditions, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Aliant or ALLTEL following the effective time of the merger,

            . however, any divestiture by either ALLTEL or Aliant or any of their respective subsidiaries reasonably required to cause Aliant to be in compliance with the Commercial Mobile Radio Service spectrum aggregation limits established by the FCC in 47 C.F.R. Section 20.6 and the Cellular Cross Ownership limits contained in 47 C.F.R. Section 22.942 shall be deemed not to have any adverse effect on either Aliant or ALLTEL following the effective time of the merger,

    . ""Final Order" means an action or decision that has been granted as to which:

            . no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed,

            . no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed,

            . no governmental entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed, and

            . no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any case is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in any case in a manner which would have a Regulatory Material Adverse Effect following the effective time of the merger), and

    . ""Material Adverse Effect" means a material adverse effect on the business, results of operation or financial condition of ALLTEL or Aliant, as the case may be.

      The obligations of ALLTEL to effect the merger are also subject to the satisfaction or waiver by ALLTEL of the following conditions:

    . the representations and warranties of Aliant in the merger agreement shall be true and correct in all material respects, and ALLTEL will have received a certificate to such effect;

    . Aliant will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and ALLTEL will have received a certificate to such effect;

    . Aliant will have obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by the merger agreement under any contract to which Aliant or any of its subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on Aliant;

    . ALLTEL will have received the opinion of Kutak Rock, counsel to ALLTEL, dated the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of ALLTEL, MergerSub and Aliant will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

    . the FCC will have issued any required waivers under Section 61.41 of the FCC's Rules so that:

           . ALLTEL's existing local exchange properties will not become subject to the FCC's "price cap" regulations;

           . ALLTEL can continue to operate Aliant's local exchange properties under the FCC's "price cap" regulations, or, in ALLTEL's discretion, to operate Aliant's local exchange properties under "rate-of-return" regulation; and

           . no other ALLTEL local exchange properties participating in the National Exchange Carrier Association pools will be required to leave the pools as a result of the transaction contemplated by the merger agreement (the "Special FCC Approvals").

     The obligation of Aliant to effect the merger is also subject to the satisfaction or waiver by Aliant of the following conditions:

    . the representations and warranties of ALLTEL and MergerSub set forth in the merger agreement will be true and correct in all material respects, and Aliant shall have received a certificate to such effect;

    . ALLTEL and MergerSub will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger, and Aliant will have received a certificate to such effect; and

    . Aliant will have received the opinion of Foley & Lardner, counsel to Aliant, dated the closing date of the merger, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of ALLTEL, MergerSub and Aliant will be a party to that reorganization within the meaning of Section 368(b) of the Code.

Termination

      The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after any approval of the matters presented in connection with the merger by the shareholders of Aliant:

    . by mutual written consent of Aliant and ALLTEL, by action of their boards of directors;

    .     by action of the board of directors of either ALLTEL or Aliant if:

            (a) the merger has not occurred by May 31, 1999 (the "Termination Date"), whether such date is before or after the date of approval by the Aliant shareholders; except if ALLTEL or Aliant reasonably determines that additional time is needed to obtain an ALLTEL required consent or Aliant required consent from or with any governmental entity, the termination date may be extended for up to 60 calendar days at any one time by ALLTEL or Aliant by written notice to the other party up to a date not beyond July 30, 1999, which date shall be deemed to be the termination date. The right to terminate the merger agreement pursuant to this clause is not available to a party that has breached its obligations under the merger agreement in a manner that contributes to the failure of the merger,

            (b) the Aliant shareholders shall not have duly adopted the merger agreement at the Aliant annual meeting or at any adjournment or postponement thereof, or

            (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable (whether before or after the adoption or approval by the Aliant shareholders);

    .     by action of the board of directors of Aliant if:

            (a) the Aliant board determines that a proposed transaction constitutes a Superior Proposal (as previously defined) and Aliant desires to enter into an agreement with respect to such proposal,

            (b) ALLTEL does not make, within three business days after receipt of Aliant's written notification of its desire to enter into a binding agreement for a Superior Proposal, an offer that the Aliant board believes, in good faith after consultation with its financial advisor, is at least as favorable, from a financial point of view, to the Aliant shareholders as the Superior Proposal,

            (c) on such date of termination Aliant enters into a definitive agreement with respect to such Superior Proposal, and

            (d) Aliant pays to ALLTEL the Termination Fee (as defined below);

    .     by action of the board of directors of Aliant if:

            (a) ALLTEL or MergerSub has materially breached any representation, warranty, covenant or agreement contained in the merger agreement which would result in a failure of a condition relating to either the representations and warranties of ALLTEL or the performance of its obligations under the merger agreement and has not or cannot be cured prior to the Termination Date, or

            (b) a change, event, development or combination of developments has occurred after the date of the merger agreement with respect to ALLTEL which, individually or in the aggregate, has had or could have a Material Adverse Effect;

    . by action of the board of directors of Aliant if the Final ALLTEL Stock Price is equal to or less than $43, and ALLTEL does not increase the Exchange Ratio to equal an amount equal to $32.25 divided by the Final ALLTEL Stock Price; or

    .     by action of the board of directors of ALLTEL if:

            (a) if the Aliant board withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reconfirm its recommendation of the merger agreement within five business days after a written request by ALLTEL to do so (provided that such a request is made after the Aliant board has taken certain actions relating to an Acquisition Proposal and such Acquisition Proposal has not been rejected by the Aliant board or withdrawn),

            (b) Aliant has committed a material breach of any representation, warranty, covenant or agreement contained in the merger agreement which would result in a failure of a condition relating to either the representations and warranties of Aliant or the performance of its obligations under the merger agreement and has not or cannot be cured prior to the Termination Date,

            (c) Aliant or any of its representatives takes any of the actions that would be proscribed by the non-solicitation provisions of the merger agreement described above under "--
                   Acquisition Proposals" but for the exception allowing
                  certain actions to be taken in response to a bona fide written unsolicited Superior Proposal,

            (d) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Aliant is commenced prior to the effective date and the Aliant board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders, or

            (e) a change, event, development or combination of developments has occurred after the date of the merger agreement with respect to Aliant which, individually or in the aggregate, could have a Material Adverse Effect.

Termination Fees

      Under certain circumstances if the merger agreement is terminated, Aliant must pay ALLTEL, or ALLTEL must pay Aliant, certain termination fees as described below.

      The merger agreement provides that Aliant must pay ALLTEL a termination fee in the event the merger agreement is terminated under certain circumstances. This termination fee (the "Termination Fee") is equal to two percent (2%) of the aggregate market value of the outstanding shares of Aliant common stock, as determined by multiplying the closing price of the Aliant's shares on the NASDAQ National Market on the termination date times the total outstanding shares of Aliant common stock on such date. If the Termination Fee were payable by either party on March 8, 1999, on which date the closing price of Aliant common stock was $39 per share and the total outstanding shares of Aliant common stock were 35,640,644, the Termination Fee would be $27,799,702.

      Aliant must pay the Termination Fee to ALLTEL in the following circumstances:

    . a bona fide Acquisition Proposal with respect to Aliant shall have been made to Aliant and made known to shareholders generally or shall have been made directly to shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to Aliant and such Acquisition Proposal or announced intention has not been withdrawn prior to the annual meeting and after such time Aliant or ALLTEL terminates the merger agreement because either the Aliant shareholders failed to approve the merger agreement or Aliant has committed a material breach (but solely with respect to a willful and intentional breach) of any representation, warranty, covenant or agreement contained in the merger agreement which would result in a failure of a condition relating to either the representations and warranties of Aliant or the performance of its obligations under the merger agreement and such breach has not or cannot be cured prior to the termination date, and within twelve months after such termination Aliant enters into an agreement to consummate an Acquisition Proposal within the meaning of such term in the merger agreement;

    . Aliant terminates the merger agreement pursuant to the terms of the merger agreement permitting it to terminate in order to enter into an agreement concerning a transaction that constitutes a Superior Proposal; or

    . ALLTEL terminates the merger agreement pursuant to any provision of the merger agreement which provides ALLTEL the sole right to terminate except that:

            (A) no Termination Fee is payable if the termination is due to the occurrence of an event or development after the date of the merger agreement with respect to Aliant which, individually or in the aggregate, could have a Material Adverse Effect; and

            (B) any termination by ALLTEL due to a material breach by Aliant of any representation, warranty, covenant or agreement contained in the merger agreement must relate solely to a willful and intentional breach.

      On or after the occurrence of any one of these circumstances, Aliant must promptly, but no later than two days after the date of such termination, or the closing date of any Acquisition Proposal for which a Termination Fee is payable pursuant to the foregoing provisions, pay ALLTEL the Termination Fee.

      ALLTEL must pay the Termination Fee to Aliant if the merger agreement is terminated by Aliant due to a material breach by ALLTEL (but solely with respect to a willful and intentional breach) of any representation, warranty, covenant or agreement contained in the merger agreement which would result in a failure of a condition relating to either the representations and warranties of ALLTEL or the performance of its obligations under the merger agreement and such breach has not or cannot be cured prior to the Termination Date. ALLTEL must pay the Termination Fee promptly but in no event later than two days after the date of termination of the merger agreement.

      ALLTEL must pay Aliant a different termination fee in the amount of $12 million in the following circumstances:

    . in the event that within 10 business days after Aliant's written request to ALLTEL after April 30, 1999, Aliant does not receive a letter from ALLTEL's independent public accounting firm to the effect that such accountants concur with ALLTEL's conclusion that the merger will qualify for "pooling-of-interests" accounting treatment as required by the merger agreement; provided, that no termination fee is payable by ALLTEL in this event if

          ALLTEL, when the termination fee would otherwise be payable, has a right to terminate the merger agreement (other than a right to terminate for failure of the condition relating to the qualification of the merger for "pooling-of-interest" accounting treatment), or the principal reason for failure to obtain such accountant's letter is either a circumstance, event or condition related to Aliant (other than arising out of the transactions contemplated by the merger agreement or any of its exhibits (as distinguished from the schedules) or a change in applicable accounting rules (as specified by the Financial Accounting Standards Board or the SEC);

    . the merger agreement is terminated because of failure to receive any of the Special FCC Approvals.

      ALLTEL must pay this $12 million termination fee promptly but in no event later than two days after the failure to receive the accountant's letter or the date of the termination of the merger agreement due to failure to receive the Special FCC Approvals, as applicable.

      In all instances any termination fee excludes any expenses to be paid pursuant to the merger agreement.

Expenses

      Whether or not the merger occurs, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement shall be paid by the party incurring such expense, except that ALLTEL shall pay the filing fee for the registration statement, the filing fee under the HSR Act and the expenses to print and mail this proxy statement/prospectus and the Registration Statement.

Amendment and Modification

      At any time prior to the effective time of the merger Aliant, ALLTEL and the MergerSub may, by written agreement, modify or amend the merger agreement.

                    CERTAIN REGULATORY FILINGS AND APPROVALS

FCC Transfer Approvals

      The FCC regulates certain activities of ALLTEL and Aliant. The Communications Act requires the FCC's prior approval for the acquisition of control of Aliant because it holds various licenses and authorizations issued by the FCC. The FCC traditionally has granted approval of such transactions if it determines that the transfer of control is consistent with the public interest, convenience and necessity. In reviewing these transactions, the FCC generally does not consider the relative merits of such a transfer of control in relation to those of any other transfers of control that may be pending or contemplated. ALLTEL and its subsidiaries already hold certain similar authorizations from the FCC, and ALLTEL believes it is likely that the transfer applications will be granted. Third parties, however, may subject the transfer applications to public comment, petitions to deny and informal objections in an attempt to delay or impede the FCC's approval. Accordingly, there can be no assurance that the FCC will timely grant the transfer applications or that it will not place various conditions and restrictions upon its approval. It is a condition to the merger that the FCC approve the transfer applications.

Hart-Scott-Rodino Act Approval

      Under the HSR Act and the related rules of the FTC, ALLTEL and Aliant may not consummate the merger until they have furnished certain notifications and information to the FTC and have satisfied certain waiting periods. ALLTEL and Aliant filed notification and report forms under the HSR Act with the FTC and the DOJ on January 29, 1999, and the specified waiting period has terminated.

      At any time before or after the effective time of the merger, and even if the HSR Act waiting period has expired or the merger has been consummated, the DOJ, or any state could take such action under the applicable laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of Aliant or businesses of ALLTEL or Aliant acquired as a result of the merger. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

State Regulatory Approvals

      After consideration of applicable state statutes, regulations and case law, including but not limited to, the Order of the Nebraska Public Service Commission ("NPSC") in Application No. C-1746/PI-19 which specified those circumstances in which the NPSC has jurisdiction to approve, condition or deny proposed acquisitions, mergers or transfers of ownership or control of regulated common carriers, no approvals of any state regulatory commission are required for consummation of the merger. On March 23, 1999 the NPSC entered an order to investigate the impact of the merger. If, however, one or more state regulatory commissions require the filing of an application to approve the merger, the parties will make such filing and seek such approval as a condition to the closing of the merger.

                          CERTAIN RELATED TRANSACTIONS

      As of the date hereof, neither ALLTEL nor Aliant is aware of any material relationship between ALLTEL or its directors or executive officers and Aliant or its directors or executive officers, except as contemplated by the merger agreement or as described in this proxy statement/prospectus or in the documents incorporated by reference herein.

                      DESCRIPTION OF ALLTEL CAPITAL STOCK

      The following summary is qualified in its entirety by the Delaware General Corporation Law (the "Delaware Law"), the Amended and Restated Certificate of Incorporation of ALLTEL (the "ALLTEL Certificate") and ALLTEL's Rights Agreement (described below). The ALLTEL Certificate and Rights Agreement are included as exhibits to the Registration Statement relating to this proxy statement/prospectus on file with the Commission. See "WHERE YOU CAN FIND MORE INFORMATION."

General

      The authorized capital stock of ALLTEL consists of 1,000,000,000 shares of ALLTEL common stock, 50,000,000 shares of voting cumulative preferred stock, par value $25 per share (the "ALLTEL Voting Preferred Stock") and 50,000,000 shares of cumulative non-voting preferred stock, no par value (the "ALLTEL Non-Voting Preferred Stock"). Following the merger, ALLTEL expects that approximately 305,012,043 shares of ALLTEL common stock will be issued and outstanding, approximately 340,792 shares of ALLTEL Voting Preferred Stock will be issued and outstanding, and approximately 115,073 shares of ALLTEL Non-Voting Preferred Stock will be issued and outstanding.

ALLTEL Common Stock

      The holders of the ALLTEL common stock have one vote per share on matters submitted to a vote of shareholders. Such holders vote as a class together with the holders of ALLTEL Voting Preferred Stock. All shares of ALLTEL common stock will participate equally in the distribution of remaining property, after satisfaction of all other claims, on liquidation, dissolution or winding up of the affairs of ALLTEL. Such shares will also equally participate in all dividends declared by the ALLTEL board. The outstanding shares of ALLTEL common stock are fully paid and non-assessable. The ALLTEL common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

Rights Agreement

      ALLTEL is party to a Rights Agreement (the "Rights Agreement"), dated January 30, 1997 (the "Dividend Declaration Date") pursuant to which ALLTEL's board declared a dividend of one right ("Right") for each share of ALLTEL common stock outstanding on February 9, 1997 (the "Record Date") and for each share of ALLTEL common stock issued between the Record Date and the Distribution Date (defined below). Each holder of a Right may purchase from ALLTEL, upon the occurrence of certain events, 1/1000 of a share of ALLTEL's Series K Cumulative Voting Preferred Stock, par value $25 per share (the "Series K Stock") at a price of $100.00 per 1/1000 of a share (the "Purchase Price"). The number of Rights per share of ALLTEL common stock, the number of shares of Series K Stock for which each Right is exercisable and the Purchase Price are subject to adjustment as described below.

      The certificates for the ALLTEL common stock evidence the Rights. A separate certificate for each Right will be issued on the earliest to occur of either of the following two events: (a) the close of business on the tenth business day after the public announcement that any person (other than ALLTEL, any subsidiary of ALLTEL or any employee benefit plan of ALLTEL) together with its affiliates and associates (an "Acquiring Person"), beneficially owns 15% or more of ALLTEL common stock or (b) the close of business on the tenth business day after any person commences a tender or exchange offer if upon completion that person would beneficially own 15% or more of ALLTEL common stock (the earlier of such dates being called the "Distribution Date"). The Rights Agreement provides that, until the Distribution Date, the Rights will only be transferred with the ALLTEL common stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 31, 2007 ("Final Expiration Date"), unless earlier redeemed by ALLTEL as described below. If an Acquiring Person acquires 15% or more of ALLTEL common stock (the "Stock Acquisition Date") then each holder of a Right shall have the right to purchase at the then current Purchase Price and in lieu of Series K Stock, shares of ALLTEL common stock having a value equal to two times the Purchase Price.

      If an Acquiring Person acquires 15% or more of ALLTEL common stock pursuant to a tender offer or an exchange offer at a price and on terms determined by at least a majority of the Rights Agreement Continuing Directors (defined below) to be in the best interest of ALLTEL and its shareholders
(a "Qualifying Offer"), then Rights holders shall not be entitled to exercise the Rights. The term "Rights Agreement Continuing Director" means: (a) any member of the ALLTEL board who is not an Acquiring Person or an affiliate or associate of such person, and who was a member of the ALLTEL board prior to the date of the Rights Agreement or (b) any person who subsequently becomes a member of the ALLTEL board if the member's election to the ALLTEL board is recommended or approved by a majority of the Rights Agreement Continuing Directors.

      Except for certain transactions involving a Qualifying Offer, if following the Stock Acquisition Date either (a) ALLTEL engages in a merger or other business combination transaction in which ALLTEL does not survive, (b) ALLTEL engages in a merger or other business combination transaction with another person in which ALLTEL survives, but in which ALLTEL common stock is changed or exchanged or (c) 50% or more of ALLTEL's assets, cash flow or earning power is sold or transferred, the Rights Agreement provides that each holder of a Right will thereafter have the right to purchase at the then current Purchase Price, common stock of the acquiring company having a value equal to two times the Purchase Price.

      The Purchase Price payable, and the number of shares of Series K Stock or other securities or property issuable, on exercise of the Rights, are subject to adjustment from time to time to prevent dilution following stock dividends, subdivisions, combinations, reclassifications, warrant or right grants or distributions. Also, if prior to the Distribution Date ALLTEL declares a dividend on, subdivides or combines into a smaller number the outstanding shares of ALLTEL common stock, then the number of Rights associated with each share of ALLTEL common stock shall be proportionately adjusted in such a manner that the total number of outstanding Rights is unchanged.

      Until the close of business on the tenth business day following the Stock Acquisition Date, the ALLTEL board of directors by majority vote may redeem and terminate the Rights at a price of $0.01 per Right (the "Right Redemption Price"). ALLTEL may, at its option, pay the Right Redemption Price in cash, ALLTEL common stock, or any other form of consideration deemed appropriate by the ALLTEL Board.

      Until a Right is exercised, a Right holder has no rights as a shareholder of ALLTEL, including, the right to vote or to receive dividends and such Rights have no dilutive effect on the earnings of ALLTEL.

      Prior to the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders. Following the Distribution Date, ALLTEL may amend the Rights Agreement without the approval of Rights holders to (a) cure any ambiguity, (b) correct or supplement any defective or inconsistent provision, (c) shorten or lengthen any required time period or (d) change any provisions in the Rights Agreement in any manner which does not adversely affect the interests of the Rights holders (other than an Acquiring Person). However, the Rights Agreement may not be amended to lengthen a time period relating to when the Rights may be redeemed if the Rights are not then redeemable, or to lengthen any other time period unless such lengthening is for the purpose of protecting the Rights holders. Additionally, after the Distribution Date ALLTEL may not make any amendment to the Rights Agreement that changes the Rights Redemption Price, the Final Expiration Date, the Purchase Price or the number of 1/1000 of a share of Series K Stock for which a Right is exercisable.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or a group that attempts to acquire ALLTEL without conditioning the offer on (a) the Rights being redeemed, (b) a substantial number of Rights being acquired or (c) being deemed a Qualifying Offer under the Rights Agreement. However, the Rights should not interfere with any merger or business combination in connection with a Qualifying Offer or that is approved by ALLTEL.

ALLTEL Preferred Stock

      The ALLTEL Board may issue (without obtaining shareholder approval) shares of preferred stock in such series as it deems appropriate. The ALLTEL board may also establish the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations or restrictions of all shares of such series, including, without limitation, voting powers, redemption provisions, dividend rates, rights upon dissolution, conversion rights and sinking fund provisions. As of February 22, 1999, there were a total of 340,792 shares of ALLTEL Voting Preferred Stock and 115,073 shares of ALLTEL Non-Voting Preferred Stock issued and outstanding in various series and with various dividend rates and features, including shares which are convertible into shares of ALLTEL common stock and shares which are redeemable at the option of the holder. ALLTEL has reserved 500,000 shares of Series K Stock for future issuance under the Rights Agreement. See "-- Rights Agreement" above.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                              OF ALIANT AND ALLTEL

      The following summaries are qualified in their entirety by the Nebraska Business Corporation Act (the "Nebraska Law"), the Delaware Law, the Articles of Incorporation of Aliant, as amended (the "Aliant Articles"), the Amended and Restated By-laws of Aliant (the Aliant By-laws"), the ALLTEL Certificate, and the By-laws of ALLTEL (the "ALLTEL By-laws"). The Aliant Articles, the Aliant By-laws, the ALLTEL Certificate and the ALLTEL By-laws are included as exhibits to the Registration Statement relating to this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

General

      This summary compares certain rights of the holders of Aliant common stock to the rights of the holders of ALLTEL common stock. The rights of Aliant shareholders are governed principally by Nebraska Law, the Aliant Articles and the Aliant By-laws. On consummation of the merger, such shareholders (other than those who perfect their dissenters' rights) will become holders of ALLTEL common stock, and their rights will be governed principally by Delaware Law, the ALLTEL Certificate and the ALLTEL By-laws.

Dividend Rights

      Under Nebraska law, a corporation may declare and pay dividends unless, following such declaration or payment, either the corporation would not be able to pay its debts as they become due or the corporation's total assets would be less than the sum of its total liabilities, plus the amount that would be needed (assuming the corporation were to be dissolved at the time of the declaration or payment) to satisfy the preferential rights of any shareholders that are superior to the rights of the holders receiving the payment or declaration.

      Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Dividends may not be paid out of net profits if the net assets of the corporation are less than the amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets.

      Subject to the preferential rights of preferred stock (of which there were no shares outstanding with respect to Aliant, and 340,792 shares of Voting Preferred Stock and 115,073 shares of Non-Voting Preferred Stock outstanding with respect to ALLTEL as of February 22, 1999), the rights of the Aliant shareholders and ALLTEL shareholders with respect to the receipt of dividends are substantially the same. Both companies' debt agreements and instruments contain certain limitations on the amount of dividends payable to shareholders. See "SUMMARY -- Market Prices and Dividends."

Voting Rights

      Each share of Aliant common stock and each share of ALLTEL common stock is entitled to one vote per share on all matters submitted to a vote of shareholders. Except as otherwise provided by Delaware Law, the holders of ALLTEL common stock vote together as a single class with the holders of the ALLTEL Voting Preferred Stock. There are no shares of Aliant preferred stock outstanding.

      The directors of both Aliant and ALLTEL are elected by a plurality of the votes cast. Except as otherwise provided by Nebraska Law or Delaware Law or as described below under the captions "-- Vote on Extraordinary Corporate Transactions" and "-- Business Combination Provisions," approval of all other matters submitted to a vote of shareholders of Aliant requires the affirmative vote of a majority of shares cast by such shareholders, while approval of such matters submitted to a vote of shareholders of ALLTEL requires the affirmative vote of the majority of shares present, in person or by proxy, and entitled to vote.

Number and Election of Directors

      Under Nebraska Law and Delaware Law, directors, unless their terms are staggered, are elected at each annual shareholders' meeting. Vacancies on the board of directors may be filled by the shareholders or directors, unless the articles or certificate of incorporation or a bylaw provides otherwise. The articles or certificate of incorporation of both a Nebraska and Delaware corporation may authorize the election of certain directors by one or more classes or series of shares. The articles or certificate of incorporation or the by-laws of a Nebraska and Delaware corporation also may allow the shareholders or the board of directors to fix or change the number of directors, but under each State's law such corporation must have at least one director. Under Nebraska Law, shareholders are afforded cumulative voting rights with respect to the election of directors. Cumulative voting allows a shareholder to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected, or to cumulate such votes and give one person as many votes as the number of directors to be elected multiplied by the number of such shareholder's shares, or to distribute such votes among as many directors to be elected as such shareholder sees fit. Under Delaware Law, shareholders do not have cumulative voting rights unless the certificate of incorporation so provides.

      The Aliant By-Laws provide for a classified board consisting of three classes of directors, with each class elected for a term of three years. The Aliant Articles provide for cumulative voting rights as required by Nebraska Law. If the number of directors on the Aliant Board is changed, any increase or decrease shall be apportioned among the classes as nearly equal as possible and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term coinciding with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in a class (including vacancies filled by removal, resignation, death or disqualification of any director) may be filled by the affirmative vote of the majority of the remaining directors and any such successor shall have the same remaining term as his or her predecessor.

      The Aliant By-Laws provide that nominations for election to the Aliant Board of Directors at a meeting of shareholders may be made by or at the direction of the Aliant board or by any shareholder, provided that the shareholder gives timely notice thereof (such notice being in proper form) to the Aliant Corporate Secretary. To be timely, a shareholder's notice of nomination must be received by Aliant not less than 90 days in advance of the annual meeting. However, if such annual meeting is held earlier than the fourth Wednesday of April or the number of directors to be elected to the Aliant board at the annual meeting is increased without certain specified prior public announcement, then such notice must be given within 10 days after the first public disclosure of the date of said meeting.

      The ALLTEL By-laws also provide for a classified board consisting of three classes of directors with each class elected for a term of three years. ALLTEL shareholders do not have cumulative voting rights. The number of directors in each class may be fixed or changed from time to time by either a majority of shareholders represented and entitled to vote at a meeting called for the purpose of electing directors or the affirmative vote of the majority of directors then in office. Vacancies resulting from increases in the size of any class of directors or otherwise from the removal, resignation, death or disqualification of any director shall be filled in the same manner as vacancies filled on the Aliant Board as described above. The ALLTEL By-laws provide that no person shall be elected as a director of ALLTEL in or after the calendar year in which he or she attains the age of 70, nor shall any such director be qualified to serve as a director beyond the annual meeting of shareholders next following his or her attainment of age 70. The ALLTEL By-laws provide that nominations of persons for election to ALLTEL's board at a meeting of shareholders may be made by or at the direction of the ALLTEL board or by any shareholder, provided that, the shareholder gives timely notice thereof (such notice being in proper form) to ALLTEL's Corporate Secretary. To be timely, a shareholder's notice of nomination must be received by ALLTEL not less than 90 nor more than 120 days prior to the one year anniversary of the annual meeting in the immediately preceding year.

Call of Special Meetings

      The Aliant By-laws provide that special meetings of shareholders may be called at any time and place by the President, CEO or the Aliant board. Further, a special meeting must be called on the demand of the holders of not less than 10% of the shares of Aliant entitled to vote on the matters to be considered at the special meeting. Each shareholder soliciting a special meeting must agree to pay Aliant's costs of holding the special meeting, including the costs of mailing proxy materials, in the event the proposal submitted by the soliciting shareholders is not adopted at the special meeting. To be valid, a written demand for a special meeting must be delivered in proper form to the Aliant Corporate Secretary within 70 days following the "Demand Record Date" as established by the Aliant board.

      The ALLTEL By-laws provide that special meetings of shareholders may be called at any time and place but only by the Chairman, the President, the Corporate Secretary or the ALLTEL board.

      A special meeting of the shareholders of either Aliant or ALLTEL may be called for any purpose or purposes.

Action by Shareholders Without a Meeting

      Under Nebraska Law, action may only be taken by the shareholders of Aliant without a meeting if such action is taken by all of the shareholders entitled to vote on the action. Similarly, the ALLTEL Certificate provides that shareholders may act on matters by written consent, in lieu of voting on such matter at an annual or special meeting of shareholders, only if such written consent is unanimous.

Shareholder Proposals

      The Aliant By-laws provide that for business to be properly brought before an annual meeting, such business must be either:

    (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Aliant board,

    (b) otherwise properly brought before the meeting at the direction of the Aliant board, or

    (c)   otherwise properly brought before the meeting by a shareholder.

To be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice (such notice being in proper form) to the Aliant Corporate Secretary. To be timely, a shareholder's notice must be received by Aliant not less than 75 nor more than 100 days prior to (x) the fourth Wednesday of April in the applicable year, in the case of an annual meeting scheduled to be held on such fourth Wednesday or (y) the first anniversary of the immediately preceding annual meeting in the case of any other annual meeting. If the date for which the annual meeting is called is advanced by more than 30 days or delayed by more than 60 days from the date specified in clause (x) or (y) above, as applicable, notice to be timely made must be delivered not earlier than the close of business on the 100th day prior to the date of the meeting and not later than the close of business on the 75th day prior to the date of such meeting, or the 10th day following the first public announcement of such meeting, whichever is later. The Aliant By-laws contain certain limitations on the ability of shareholders to call and bring matters before a special meeting. See "-- Call of Special Meetings."

      The ALLTEL By-laws provide that for business to be brought at any annual meeting such business must be either (a) in accordance with a notice of annual meeting, (b) by or at the direction of the ALLTEL board or (c) otherwise properly brought before the annual meeting by a shareholder. To be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice (such notice being in proper form) to ALLTEL's Corporate Secretary. To be timely, a shareholder's notice must be received by ALLTEL not less than 90 nor more than 120 days prior to the one year anniversary of the annual meeting in the immediately preceding year. Other than the limitations described above relating to the call of special meetings, ALLTEL's By-laws contain no provision regarding the manner in which actions may be brought by shareholders before a special meeting. See "-- Call of Special Meetings."

Vote on Extraordinary Corporate Transactions

      Under Nebraska Law, unless a greater vote of shareholders is required by a corporation's articles of incorporation, or unless the board of directors conditions its approval of an extraordinary transaction on attaining a higher vote, a sale, lease or exchange of all or substantially all of a corporation's assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation, requires the affirmative vote of the board of directors, plus with certain exceptions, the affirmative vote of two-thirds of the outstanding stock entitled to vote thereon. The Aliant Articles contain a provision which increases this threshold to 70%. This provision is applicable to the Aliant shareholders' approval of the merger agreement. See "ALIANT ANNUAL MEETING OF SHAREHOLDERS -- Vote Required." In addition, Aliant's ability to engage in these types of extraordinary transactions may also be restricted by certain provisions of Nebraska Law relating to business combinations. See "-- Business Combination Restrictions" below.

      Under Delaware Law, unless a greater vote of shareholders is required by a corporation's certificate of incorporation or unless the provisions of Delaware Law relating to "business combinations" (See "-- Business Combination Restrictions-Delaware Anti-Takeover Statute" below) are applicable, a sale, lease or exchange of all or substantially all of a corporation's assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation, requires the affirmative vote of the board of directors (except in certain limited circumstances), plus with certain exceptions the affirmative vote of a majority of the outstanding stock entitled to vote thereon. This provision is applicable to ALLTEL. In addition certain provisions contained in the ALLTEL Certificate relating to certain business combinations may also apply to ALLTEL. See "-- Business Combination Restrictions -- Fair Price Provisions" below.

Rights Plan

      The Aliant board has adopted a rights plan (the "Aliant Rights Plan") pursuant to which Aliant aexecuted a Rights Agreement, dated as of June 21, 1989, as amended, with Mellon Securities Trust Company, as successor rights agent (the "Aliant Rights Agreement"). Under the Aliant Rights Agreement, one Common Stock Purchase Right (an "Aliant Right") attaches to each share of Aliant common stock issued and outstanding at any time prior to the expiration of the Rights Agreement. Under certain circumstances described below, the Aliant Rights will entitle each holder to purchase additional shares of Aliant common stock. The Aliant Rights trade with and are represented by the certificates for the Aliant common stock. If the Aliant Rights become exercisable, such right (unless held by a person or group, which beneficially owns more than 10% of the outstanding Aliant common stock) entitles the holder to purchase for $21.875 an amount of the Aliant common stock having a market value of $43.75. The Aliant Rights only become exercisable if a person or group has acquired, or announced an intention to acquire, 10% or more of the outstanding shares of Aliant common stock. If Aliant is acquired by another corporation subsequent to a party acquiring 10% or more of the Aliant common stock, each holder of an Aliant Right will be entitled to receive the acquiring corporation's common shares having a market value of two times the exercise price per Aliant Right. The Aliant Rights may be redeemed at a price of $.0025 per Aliant Right prior to the existence of a 10% acquiring party, and thereafter may be exchanged for one share of common stock per Aliant Right prior to the existence of a 50% acquiring party. Until they become exercisable, the Aliant Rights have no voting or dividend rights and no dilutive effect on the earnings of Aliant.

      Effective February 17, 1999, the Aliant board amended the Aliant Rights Agreement to exclude ALLTEL and its affiliates from the definition of Acquiring Person, and to provide that the Aliant Rights shall not become exercisable as a result of Aliant entering into the merger agreement with ALLTEL and MergerSub or as a result of the consummation of the merger.

      The Aliant Rights Plan is not intended to deter all takeover bids for Aliant. To the extent an acquirer is discouraged by the Aliant Rights Plan from acquiring an equity position in Aliant, Aliant shareholders may be deprived from receiving a premium for their shares. The issuance of additional shares of the Aliant common stock prior to the Aliant Rights becoming exercisable will result in an increase in the number of Aliant Rights outstanding.

      The foregoing summary descriptions of the Aliant Rights, the Aliant Rights Agreement and the Aliant Rights Plan do not purport to be complete and are qualified in their entirety by reference to the Aliant Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Aliant 1998 Form 10-K. See "WHERE YOU CAN FIND MORE INFORMATION."

      For a description of the ALLTEL Rights Agreement, see "DESCRIPTION OF ALLTEL CAPITAL STOCK -- Rights Agreement."

Business Combination Restrictions

      Nebraska Shareholder Protection Act.

      Section 21-2451 of the Nebraska Statutes provides that a person who acquires shares of certain Nebraska publicly traded corporations, including Aliant, in a "control share acquisition" (as defined below) will have voting rights as a shareholder on matters (other than the election of directors) only if a majority of disinterested shareholders vote to approve such voting rights. "Control share acquisition" is an acquisition of voting stock that would give the acquiring person power to exercise or direct the exercise (when combined with all other voting shares owned by such person) of voting power over a new range of ownership within any of the following parameters: (a) at least 20% but less than 33 1/3%, (b) at least 33 1/3% but less than 50% or (c) greater than 50%. An acquisition is not a control share acquisition if it is consummated, among other ways, pursuant to a merger or plan of share exchange effected in compliance with the statutory merger provisions (including satisfaction of board and shareholder approval requirements) of Nebraska Law.

      Section 21-2452 of the Nebraska Statutes is also applicable to Aliant. This statute restricts certain business combinations with an interested shareholder, who is defined to include a person who owns in excess of 10% of the voting shares of the corporation, with the exception of persons who owned in excess of 10% of the voting shares prior to April 9, 1988 and who have not since increased their proportionate voting power (hereafter a "Section 21-2452 Interested Shareholder"). Section 21-2452 prohibits certain "business combinations" (defined below) between a publicly held Nebraska corporation and any Section 21-2452 Interested Shareholder for a period of five years after such shareholder's acquisition, unless the board of directors of the corporation approves the transaction prior to the date the Section 21-2452 Interested Shareholder first became an interested shareholder. "Business combination" is defined broadly to include mergers, consolidations, sales or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation, and certain transactions that would increase a Section 21-2452 Interested Shareholder's proportionate share ownership in the corporation.

      The Aliant board has rendered Sections 21-2451 and 21-2452 inapplicable to the approval, execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Except for these statutory restrictions and the 70% vote requirement set forth in the Aliant Articles (see "-- Vote on Extraordinary Transactions"), no other anti-takeover, fair price or control share acquisition statute, regulation, charter provision or by-law applies to Aliant.

      Delaware Anti-Takeover Statute. Like Section 21-2452 of the Nebraska Statutes described above, Section 203 of Delaware Law restricts business combinations with certain interested shareholders (defined under the Delaware statute to include persons who beneficially own or acquire 15% or more of a Delaware corporation's voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987, hereinafter a "Section 203 Interested Shareholder"). Section 203, which applies to ALLTEL, prohibits business combination transactions (defined substantially the same as Section 21-2452 of the Nebraska Statutes, as described above) between a publicly held Delaware corporation and any Section 203 Interested Shareholder for a period of three years after the date on which the Section 203 Interested Shareholder became an interested shareholder, unless
(a) prior to that date the corporation's board of directors approved either the proposed business combination or the transaction which resulted in the Section 203 Interested Shareholder becoming an interested shareholder, (b) upon consummation of the transaction which resulted in the Section 203 Interested Shareholder becoming an interested shareholder, the Section 203 Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to such date the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the
Section 203 Interested Shareholder.

      Unlike Section 21-2451 of the Nebraska Statutes described above, Delaware Law does not contain any provisions restricting the voting power of acquiring persons following a "control share acquisition."

      Fair Price Provisions. In addition to the provisions of Section 203, the ALLTEL Certificate contains certain "fair price" provisions which impose further conditions on the consummation of business combination transactions. The ALLTEL Certificate requires the holders of at least 85% of the voting power of the outstanding shares of any class of stock of ALLTEL entitled to vote generally in the election of directors to approve all Section 203 Business Combinations involving ALLTEL and a Section 203 Interested Shareholder; unless
(a) after becoming a Section 203 Interested Shareholder, such person shall
(i) have taken steps to ensure the ALLTEL Continuing Directors (as defined) maintain representation on the ALLTEL board proportionate to the stockholdings of the holders of ALLTEL Voting Stock not affiliated with the Section 203 Interested Shareholder, (ii) the Section 203 Interested Shareholder shall not have acquired newly issued securities for ALLTEL (except in certain limited circumstances) and (iii) the Section 203 Interested Shareholder shall not have acquired any additional outstanding voting stock, or securities convertible into voting stock, except as part of the transaction that resulted in the
Section 203 Interested Shareholder becoming an interested shareholder, and (b) certain minimum price and other procedural requirements are met in connection with the proposed transaction with the Section 203 Interested Shareholder. The term "ALLTEL Continuing Directors" is defined as any person who was a member of the ALLTEL board and elected by shareholders prior to the time when the Section 203 Interested Shareholder acquired in excess of 5% of the voting stock of ALLTEL, or any person recommended to succeed a ALLTEL Continuing Director by a majority of the ALLTEL Continuing Directors.

      Although neither Section 203, nor the ALLTEL Fair Price Provision or ALLTEL Certificate, would preclude the holders of a controlling interest from exercising control over ALLTEL and would not prevent a hostile acquisition of control of ALLTEL, such provisions may have the effect of discouraging or making more difficult a hostile acquisition of control.

Rights of Appraisal

      Under both Nebraska Law and Delaware Law, shareholders may exercise a right to dissent from certain corporate action and obtain payment of the fair value of their shares. This remedy is an exclusive remedy, except where the corporate action involves fraud or illegality.

      Delaware Law provides appraisal rights only in certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the ALLTEL Certificate does not) for a sale or transfer of all or substantially all of a corporation's assets or an amendment to its certificate of incorporation. Moreover, Delaware Law does not provide appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the ALLTEL Certificate does not) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 shareholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of any fractional shares or any combination of the foregoing. In addition, Delaware Law denies appraisal rights if the shareholders of the surviving corporation in a merger did not have to vote to approve the merger.

      Under Nebraska Law, the categories of transactions subject to dissenters' rights are broader than those enumerated in Delaware Law. A shareholder of a Nebraska corporation may exercise dissenter's rights in connection with an amendment to the articles of incorporation which materially and adversely affect the rights or preferences of shares held by the dissenting shareholder, a sale or exchange of all or substantially all of the corporation's property not in the usual course of business if the shareholder is entitled to vote on the sale or exchange, a plan of merger for which shareholder approval is required, a plan of exchange involving the acquisition of the corporation's shares if the shareholder is entitled to vote on the plan, and any corporate action taken pursuant to a shareholder vote to the extent the articles, by-laws or board resolutions provide for such rights. Aliant common stock shareholders will have appraisal rights in connection with the merger. See "THE MERGER --
 Dissenters' Rights."

Special Redemption Provisions

      Under Nebraska Law a corporation may acquire its own shares by purchase or redemption, subject to the requirement that at the time of the purchase or redemption, the corporation's total assets shall not be less than the sum of its total liabilities, plus the amount that would be needed, (assuming the corporation were to be dissolved at the time of the declaration or payment) to satisfy the preferential rights of any shareholders that are superior to the rights of the holders whose shares are being purchased or redeemed.

      Under Delaware Law, a corporation may purchase or, if provided in the corporation's certificate of incorporation, redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that at all times, at the time of any such redemption, the corporation generally must have outstanding shares of one or more classes or series of capital stock which have full voting rights that are not subject to redemption.

Preemptive Rights

      Unless specifically provided for in a corporation's certificate of incorporation, neither Nebraska Law nor Delaware Law provide for shareholder preemptive rights. Neither the Aliant Articles, nor the ALLTEL Certificate, provides for preemptive rights.

Limitation of Liability

      Nebraska Law allows the articles of incorporation to eliminate or limit the liability of a director to a corporation or its shareholders from monetary damages for any action taken as a director, except for (a) liability for the amount of a financial benefit the director received to which the director is not entitled, (b) an intentional infliction of harm on the corporation or the shareholder, (c) an intentional authorization of unlawful distributions or (d) an intentional violation of criminal law. The Aliant Articles do not currently limit or eliminate directors' liability in any manner.

      Section 102(b)(7) of Delaware Law allows a Delaware corporation to limit or eliminate the personal liability of directors to a corporation and its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain limitations. The ALLTEL Certificate provides for the limitation of liability as permitted by Section 102(b)(7).

      While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. Also, these provisions do not eliminate or limit the liability of a director for breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful dividends or stock repurchases, or any transaction from which the director derived an improper personal benefit. The provisions described above apply to an officer of a corporation only if he or she is a director of such corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

Indemnification of Officers and Directors

      Under Nebraska Law, a corporation is required to indemnify a director or officer of a corporation against expenses actually and reasonably incurred in connection with the successful defense of certain proceedings, provided that, such person is wholly successful in such defense. Nebraska Law also permits a corporation to indemnify its directors and officers for liabilities incurred in connection with services performed by said director or officer in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation. Nebraska Law also permits a corporation to indemnify its employees and agents. Pursuant to the Aliant By-laws Aliant has provided for indemnification of officers and directors of Aliant to the fullest extent provided by Nebraska law. The merger agreement requires ALLTEL to maintain such indemnification in favor of Aliant's directors and officers following the effective time of the merger. See "THE MERGER AGREEMENT --
 Interests of Certain Persons in the Merger."

      Section 145 of Delaware Law provides that a Delaware corporation may indemnify its officers and directors who are a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, or employee of the corporation by, among other things, a majority vote of directors who were not parties to such action, suit or proceeding (whether or not a quorum), provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The ALLTEL Certificate provides for indemnification of officers and directors to the fullest extent permitted by Section 145 of Delaware Law.

Liquidation Rights

      The rights of the holders of Aliant common stock upon the liquidation or dissolution of Aliant are substantially the same as the holders of ALLTEL common stock upon the liquidation or dissolution of ALLTEL. See "DESCRIPTION OF ALLTEL CAPITAL STOCK -- ALLTEL Common Stock."

Amendment to Certificate of Incorporation

      Nebraska Law provides that a corporation's articles of incorporation may be amended by a resolution of the board of directors and the affirmative vote of at least two-thirds of the shares entitled to vote, unless the articles of incorporation require a greater vote. Under Nebraska Law, holders of the outstanding shares of a class are entitled to vote as a separate voting group if, among other things, the amendment would (a) alter the number of authorized shares of the class, (b) effect an exchange or reclassification of all or part of the share into another class or (c) otherwise change the rights, preferences or limitations of the shares in a class. The Aliant Articles do not alter these provisions.

      Under Delaware Law, unless a higher vote is required in the certificate of incorporation of a corporation, an amendment to such certificate of incorporation generally may be approved by a majority of the outstanding shares entitled to vote on the proposed amendment. Notwithstanding any provision of a corporation's certificate of incorporation to the contrary, pursuant to Section 242(b) of Delaware Law, holders of a class of a corporation's stock are entitled to vote as a class on the approval and adoption of any amendment to the corporation's certificate of incorporation which would (i) increase or decrease the aggregate number of authorized shares of such class, (ii) increase or decrease the par value of the shares of such class or (iii) alter or change the powers, preferences or rights of such class so as to affect them adversely. Under the ALLTEL Certificate, the affirmative vote of the holders of a least 85% of the voting stock of ALLTEL shall be required to approve an amendment to the ALLTEL Fair Price Provision, unless such amendment is recommended to ALLTEL shareholders by a majority of the members of the ALLTEL board and two-thirds of the ALLTEL Continuing Directors.

Amendment to By-laws

      The Aliant By-laws may each be altered, amended or repealed by the shareholders of Aliant, or by the Aliant board; except that no change in the time or place for the election of directors shall be made within 60 days prior to the date on which the next election of directors is to be held, and in the case of such change, notice thereof must be given to each shareholder at least 20 days prior to such date. New by-laws may also be adopted by the shareholders of Aliant or the Aliant board. An alteration, amendment or repeal of the Aliant By-laws or the adoption of new by-laws, can be effected at any annual meeting of shareholders, any meeting of the Aliant board or at any special meeting of the shareholders of Aliant.

      The ALLTEL By-laws may each be altered, amended or repealed by the shareholders of ALLTEL, or by the ALLTEL board and new by-laws may also be adopted by the shareholders of ALLTEL or the ALLTEL board. The alteration, amendment or repeal of the ALLTEL By-laws or the adoption of new by-laws, can be effected at any annual meeting of shareholders, any meeting of the ALLTEL board or at any special meeting of the shareholders of ALLTEL.

                          ELECTION OF ALIANT DIRECTORS
                                 (Proposal Two)

General

      The Aliant by-laws provide for three classes of directors with staggered terms of office and provide that upon expiration of the term of office for a class of directors, nominees for that class shall be elected for a term of three years. At the annual meeting of Aliant, Duane W. Acklie, John Haessler, William C. Smith and Lyn Wallin Ziegenbein are nominees for re-election as directors for terms expiring at the earlier of the closing of the merger, the date of Aliant's 2002 annual meeting of shareholders or such time as their respective successors are elected and qualified.

      Aliant has no reason to believe that any nominee will refuse to act or be unable to accept election. However, in such event and if any other unforeseen contingency should arise, it is the intention of the persons named in such accompanying form of proxy to vote for other nominees selected by the Aliant board in accordance with their best judgment.

      The following table sets forth certain information, as of February 28, 1999, about each director, including each person's business experience for the past five years, and presents certain information for all present executive officers and directors as a group.

      The Aliant board unanimously recommends that the shareholders of record of Aliant common stock vote for all nominees.

Nominees for Term to Expire in 2002

DUANE W. ACKLIE; Director since 1983; Age 67; Lincoln, Nebraska. Mr. Acklie is Chairman of Crete Carrier Corporation (a motor carrier) of Lincoln, Nebraska, and has held such position since 1991.

JOHN HAESSLER; Director since 1993; Age 62; Lincoln, Nebraska. Mr. Haessler is President and Chief Executive Officer of Woodmen Accident and Life Company of Lincoln, Nebraska, and has held such position since 1986. (See Note 1 below.)

WILLIAM C. SMITH; Director since 1983; Age 65; Lincoln, Nebraska. Mr. Smith retired in 1989 from the position of Chairman and Chief Executive Officer of FirsTier Financial, Inc. of Omaha, Nebraska, a position which he had held since 1988. Mr. Smith is currently self-employed in business and financial consulting.

LYN WALLIN ZIEGENBEIN; Director since 1992; Age 46; Omaha, Nebraska. Mrs. Ziegenbein is Executive Director of the Peter Kiewit Foundation of Omaha, Nebraska, and has held such position since 1983.

Present Term Expires in 2000

WILLIAM W. COOK, JR.; Director since 1981; Age 62; Beatrice, Nebraska. Mr. Cook is Chairman and Chief Executive Officer of Beatrice National Bank & Trust Co., of Beatrice, Nebraska, and has held such position since 1993. He was President and Chief Executive Officer of such Company from 1971 to 1997.

CHARLES N. WHEATLEY; Director since 1993; Age 48; Chicago, Illinois. Mr. Wheatley is President and Chief Executive Officer of Sahara Enterprises, Inc. (a diversified holding company) and has held such position since July, 1992. Mr. Wheatley is also a Director of Sahara Enterprises, Inc.

THOMAS C. WOODS, III; Director since 1979; Age 53; Lincoln, Nebraska. Mr. Woods is Chairman of the Board of Aliant and its principal subsidiary, Aliant Communications Co. He has been Aliant's Chairman of the Board since April 1993. Mr. Woods is also a director of Sahara Enterprises, Inc.

Present Term Expires in 2002

CHARLES R. HERMES; Director since 1992; Age 56; Hastings, Nebraska. Mr. Hermes is President of Dutton-Lainson Company (wholesale electrical and plumbing supplies, and a manufacturer of hardware and marine specialties) of Hastings, Nebraska, and has held such position since 1974.

FRANK H. HILSABECK; Director since 1990; Age 54; Lincoln, Nebraska. Mr. Hilsabeck is President and Chief Executive Officer of Aliant, is President of its principal subsidiary, Aliant Communications Co., and is Chairman of the Board of its other subsidiaries, Aliant Cellular Inc., Aliant Systems Inc., Aliant Midwest Inc., Aliant Network Services Inc., Aliant Wireless Holdings Inc., and Prairie Communications, Inc. He has been Aliant's President and Chief Executive Officer since May 1993.

PAUL C. SCHORR, III; Director since 1973; Age 62; Lincoln, Nebraska. Mr. Schorr is President and Chief Executive Officer of ComCor Holding Incorporated (an electrical contractor specializing in construction consulting services) of Lincoln, Nebraska, and has held such position since 1989. Mr. Schorr is also Chairman and Chief Executive Officer of Austins Steaks & Saloon, Inc.

JAMES W. STRAND; Director since 1990; Age 52; Lincoln, Nebraska. Mr. Strand is President-Diversified Operations of Aliant, Executive Vice President-Marketing and Customer Services of its principal subsidiary, Aliant Communications Co., and is President of its subsidiaries, Aliant Cellular Inc., Aliant Midwest Inc., Aliant Network Services Inc., Aliant Wireless Holdings Inc., and Prairie Communications, Inc. He has been Aliant's President-Diversified Operations since May 1990.
-----------------------
Note 1. Woodmen Accident and Life Company is the insurer from which Aliant and its principal subsidiary, Aliant Communications Co., purchase key man life insurance and employee group life insurance. The total net premiums paid for such insurance coverages in 1998 were $1,579,874.94. Aliant believes that the rates paid for such insurance are comparable to market rates.

Board of Directors and Committee Meetings

      During 1998, eight meetings of the Aliant board were held. All directors attended at least 75% of the aggregate of the meetings of the Aliant board and the meetings of all Committees thereof on which they serve. Aliant has no standing nominating committee, but does have the following three standing committees:

      Executive Committee. The Executive Committee, in accordance with By-Law 17 of Aliant's By- laws, and subject to the limitations of the Nebraska Law, possesses and may exercise all powers of the Aliant Board. The Executive Committee met one time during 1998. Executive Committee members during 1998 were: Frank H. Hilsabeck, Chairman; William W. Cook, Jr.; Paul C. Schorr, III; and William C. Smith.

      Audit Committee. The Audit Committee recommends the independent auditors for Aliant to the full Aliant board, reviews the scope of the audit and approves the fees for the auditors. In addition, the Audit Committee reviews the work of Aliant's Internal Audit Section. The Audit Committee met four times during 1998. Audit Committee members during 1998 were: Charles R. Hermes, Chairman; Terry L. Fairfield (resigned as director effective December 14,
1998); and John Haessler.

      Executive Compensation Committee. The Executive Compensation Committee reviews and makes recommendations to the full Aliant board for compensation levels of Aliant's officers and administers the 1989 Stock and Incentive Plan in which executive officers and other key employees participate. The Executive Compensation Committee met five times during 1998. The Executive Compensation Committee members during 1998 were: Duane W. Acklie, Chairman; Paul C. Schorr, III; Charles N. Wheatley; and Lyn Wallin Ziegenbein.

Security Ownership of Certain Beneficial Owners

      The following table sets forth information as of March 1, 1999 regarding the only persons or entities known by Aliant, based on Schedule 13G filings with the Securities and Exchange Commission, to own more than 5% of Aliant's common stock. Except as otherwise indicated below, the entity owns such Aliant common stock directly with sole investment and sole voting power.

             Name and Address of            Amount and Nature of           Percent
              Beneficial Owner              Beneficial Ownership           of Class
             -------------------            --------------------           --------
        Sahara Enterprises, Inc.(/1/)            3,176,776                   8.9%
                 Suite 2000
         Three First National Plaza
              Chicago, IL 60602

(1) Reference should be made to the table and footnotes thereto under "Security Ownership of Management" on pages 65 and 66, especially the information concerning beneficial ownership of shares by Messrs. Woods and Wheatley.

      Information is as of February 28, 1999 (except that the percentage has been calculated based on the number of shares outstanding as of the record date of this meeting) and is from the Schedule 13G filed with the Securities and Exchange Commission on January 31, 1998.

Security Ownership of Management

      Set forth below is a tabulation indicating as of February 28, 1999, the shares of Aliant's common stock beneficially owned by each director and nominee, each of the named executive officers, and directors and executive officers of Aliant as a group.

 Name of
Beneficial                                   Amount and Nature of  Percent
  Owner            Principal Position        Beneficial Ownership  of Class
----------         ------------------        --------------------  --------
                                                   (Note 1)
Thomas C.        Chairman of the Board           42,144 Direct       9.1%
Woods, III            and Director            3,248,795 Indirect*   Note 3

Frank H.      President & Chief Executive        34,298 Direct      Note 2
Hilsabeck         Officer and Director              545 Indirect

James W.    President-Diversified Operations     12,936 Direct      Note 2
Strand                and Director                6,565 Indirect*

Robert L.        Senior Vice President-          15,148 Direct      Note 2
Tyler           Chief Financial Officer           4,753 Indirect*

Bryan C.            Vice President-              11,635 Direct      Note 2
Rickertsen             Technology                 2,048 Indirect*

Michael J.          Vice President-              11,942 Direct      Note 2
Tavlin          Treasurer and Secretary           4,109 Indirect*

Duane W.                Director                132,007 Direct      Note 2
Acklie                                           61,950 Indirect*


           Name of                                Amount and Nature of Percent
      Beneficial Owner         Principal Position Beneficial Ownership of Class
      ----------------         ------------------ -------------------- --------
                                                        (Note 1)
William W. Cook, Jr.                Director          7,233 Direct      Note 2
                                                     12,002 Indirect*

John Haessler                       Director          7,000 Direct      Note 2
                                                     None Indirect

Charles R. Hermes                   Director          2,000 Direct      Note 2
                                                     34,692 Indirect*

Paul C. Schorr, III                 Director          1,961 Direct      Note 2
                                                     25,778 Indirect*

William C. Smith                    Director          2,400 Direct      Note 2
                                                     None Indirect

Charles N. Wheatley                 Director         None Direct         9.1%
                                                  3,229,384 Indirect*   Note 3

Lyn Wallin Ziegenbein               Director          4,000 Direct      Note 2
                                                       10 Indirect*

All Directors and                    TOTAL        3,727,759**            10.5%
Executive Officers As a Group
(15 persons)

*Includes shares held by individual's spouse, held by the individual in custodianship for minor children, or held by a corporation with which the individual is affiliated, and to the extent listed as owned by the director or named executive officer should not be construed as an admission of beneficial ownership.

**Total shares and percent of class ownership do not reflect the cumulative effect of beneficial ownership by Messrs. Woods and Wheatley of shares held of record by Sahara Enterprises, Inc. (See Note 3 below.)

Note 1. Approximate number of shares of common stock owned, directly or indirectly, as of February 28, 1999. This information has been furnished by each director or officer. Also includes all short-term incentive awards of restricted stock of Aliant under the 1989 Stock and Incentive Plan and any long-term incentive awards of stock options under the Plan which are exercisable within 60 days of the date hereof.

Note 2. Owns less than one percent of outstanding Aliant common stock.

Note 3. The shares of Aliant common stock shown as indirectly owned by Messrs. Woods and Wheatley are held as follows: 3,176,776 shares included in each individual's indirect ownership total were held of record by Sahara Enterprises, Inc., as of February 28, 1999. Messrs. Woods and Wheatley each serve as Directors and Mr. Wheatley serves as President and Chief Executive Officer of Sahara Enterprises, Inc. The balance of Mr. Woods' indirect ownership is held by his spouse or consists of shares held by him as trustee of various Woods family trusts. The balance of Mr. Wheatley's indirect ownership consists of shares held by him as trustee of various Woods family trusts.

Executive Compensation

      The summary compensation table appearing below shows the compensation for the past three years for each of Aliant's five most highly compensated executive officers, including Aliant's chief executive officer.

Summary Compensation Table

                                  Annual Compensation  Long Term Compensation Awards
                                  -------------------- -----------------------------------
                                                                             Number of
                                                       Restricted           Securities        All Other
                                              Bonus       Stock          Underlying Stock    Compensation
Name and Principal Position  Year Salary($)   ($)(1)     ($)(2)           Options (#)(3)        ($)(4)
---------------------------  ---- ---------- --------- ---------------   -----------------   ------------
Frank H. Hilsabeck           1998    355,000   120,032        119,968            22,500         4,800
President & Chief            1997    324,000    84,009         83,991            16,400         4,800
Executive Officer            1996    300,000    45,001         44,999            17,900         4,500
and Director

James W. Strand              1998    236,000    55,806         55,794            13,500         4,800
President-Diversified        1997    216,000    36,013         35,987             8,200         4,800
Operations                   1996    200,000    19,812         19,788             8,950         4,500
and Director

Robert L. Tyler              1998    175,000    35,402         35,398             9,000         4,800
Senior Vice President-       1997    162,000    24,030         23,970             5,350         4,800
Chief Financial Officer      1996    150,000    13,208         13,192             5,800         4,500

Bryan C. Rickertsen          1998    159,000    32,427         32,373             6,500         4,770
Vice President-              1997    135,000    19,802         19,798             3,750         4,050
Technology                   1996    125,000    10,200         10,200             4,100         3,750

Michael J. Tavlin            1998    119,000    19,817         19,792             4,500         3,570
Vice President-Treasurer     1997    113,000    13,223         13,177             3,150         3,390
and Secretary                1996    113,000     7,036          7,004             3,700         3,390

(1)Aliant's option and incentive plan is administered by the Executive Compensation Committee of the Aliant board, and permits the award of short-term incentives, stock options, stock appreciation rights and restricted stock. The bonus amounts shown reflect the cash bonus amounts paid pursuant to the short-term incentive feature of the option and incentive plan attributable to the fiscal years of Aliant shown. The shareholders of Aliant common stock approved the option and incentive plan on April 26, 1989.

(2)Pursuant to the terms of the option and incentive plan, a participant may elect to receive up to forty percent (40%) of the amount of any short-term incentive award in restricted stock of Aliant. Each of the listed individuals has elected to receive the maximum amount. The number of such shares awarded was based upon the closing price of Aliant common stock as of December 31, 1996, and December 31, 1997, and December 31, 1998, respectively. In order to promote ownership of Aliant common stock, the Executive Compensation Committee in each year has increased the number of shares awarded by a multiple of 1.5. The dollar value of the restricted stock awards are attributable to Aliant's fiscal year as indicated. The number of shares of restricted stock awarded and values thereof for each named executive officer and the aggregate value as of December 31, 1998, are as follows:

                                    Number of Restricted Shares
                          ------------------------------------------------------
                                                                       Aggregate
             Name         1996 Award     1997 Award     1998 Award       Value
             ----         ----------     ----------     ----------     ---------
        Mr. Hilsabeck       2,647          2,677          2,935        $337,587
        Mr. Strand          1,164          1,147          1,365         150,256
        Mr. Tyler             776            764            866          98,345
        Mr. Rickertsen        600            631            792          82,690
        Mr. Tavlin            412            420            484          53,792
           Totals           5,599          5,639          6,442        $722,670

  The restrictions against sale, transfer, pledge or assignment of the restricted stock will lapse, and the awards have vested or will vest as follows: 1996 Awards -- January 29, 1999; and 1997 Awards -- January 30, 2000, and 1998 Awards -- January 31, 2001. Restrictions will lapse sooner if the participant dies, becomes disabled, retires or the merger is effected. See "THE MERGER -- Interests of Certain Persons in the Merger."

  Dividends are paid during the period of restriction on the shares of restricted stock to the executive officer holding such shares and their voting rights may be exercised by the executive officer.

  (3)The options shown for 1996 were awarded on July 1, 1996, the options awarded for 1997 were awarded on July 1, 1997, and the options awarded for 1998 were awarded on July 1, 1998. The awards were not attributed to any past performance.

  (4)Aliant maintains a 401(k) Savings and Stock Ownership Plan for the benefit of its employees, including the named executive officers. Pursuant thereto Aliant (a) has contributed 1.75% of the employee's base salary in the form of Aliant's common stock for the employee's benefit (to the following maximum base salary amounts: 1996 -- $150,000.00, 1997 -- $160,000.00, and 1998 --
 $160,000.00); and (b) has contributed on a matching basis, at the rate of 0.25% for each 1.00% of the employee's salary contributed to the 401(k) account, up to a maximum of 1.25% of such salary contribution. Such match is also made in shares of Aliant common stock.

Option Grants in 1998

  The following table represents certain information as to grants of options to purchase Aliant common stock made to each of the named executive officers during 1998 pursuant to the 1989 option and incentive plan.

                                                                     Potential Realizable Value
                                                                       at Assumed Annual Rates
                                                                           of Stock Price
                                                                       Appreciation for Option
                        Individual Grants                                   Grant Term(1)
                     ------------------------                        ---------------------------
                     Number of  Percentage of
                     Securities Total Options                            At 5%        At 10%
                     Underlying  Granted to   Exercise of               Annual        Annual
                      Options   Employees in  Base Price  Expiration    Growth        Growth
       Name           Granted    Fiscal Year   ($/share)     Date        Rate          Rate
Frank H. Hilsabeck     22,500       32.1%       $27.00      7/1/08      382,050.68    968,197.05

James W. Strand        13,500       19.3%        27.00      7/1/08      229,230.41    580,918.23

Robert L. Tyler         9,000       12.9%        27.00      7/1/08      152,820.27    387,278.82

Bryan C. Rickertsen     6,500        9.3%        27.00      7/1/08      110,370.20    279,701.37

Michael J. Tavlin       4,500        6.4%        27.00      7/1/08       76,410.14    193,639.41

(1)This presentation is intended to disclose the potential value that would accrue to the optionee if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated in each column. The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding disclosure of executive compensation. The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of Aliant common stock.

(2)The options to purchase Aliant common stock reflected in the table (which are nonstatutory stock options for purposes of the Code, as amended), were granted on July 1, 1998 effective July 1, 2002. The options are subject to early vesting in the case of the optionee's death, disability or retirement or a change of control (as defined in the option plan) of Aliant (including the consummation of the merger).

Option Exercises in Fiscal 1998 and Fiscal 1998 Year-End Option Values

      Aliant's option plan which was approved by its shareholders and pursuant to which options to purchase shares of Aliant common stock have been granted to officers and other key employees of Aliant and its subsidiaries in the past. The following table sets forth information concerning the exercise of stock options by each of the named executive officers during the 1998 fiscal year, the number of unexercised options existing at the end of the year 1998 each of the named executive officers and the 1998 year-end value of unexercised options.

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     In-The-Money Options
                                               Options at 12/31/98(#)        at 12/31/98($)
                                              ------------------------- -------------------------
                        Shares
                     Acquired on     Value
       Name          Exercise (#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
       ----          ------------ ----------- ----------- ------------- ----------- -------------
Frank H. Hilsabeck         0            0           0        73,150           0       1,489,006

James W. Strand            0            0           0        39,050           0         781,206

Robert L. Tyler            0            0           0        25,600           0         510,663

Bryan C. Rickertsen        0            0           0        16,250           0         314,631

Michael J. Tavlin          0            0           0        14,900           0         304,776

Pension Plan Table

      The following table illustrates the annual pension plan benefit provided by Aliant's Plan for Employees' Pensions, as supplemented by the Executive Benefit Plan for eligible executive employees, upon retirement at age 65, assuming no optional forms of benefit have been elected. The Plan for Employees' Pensions is not integrated with social security and is maintained for all employees.

                 Estimated Annual Pension at Normal Retirement
                Age for Representative Years of Credited Service

  Highest     15 Years 20 Years 25 Years 30 Years 35 Years 40 Years 45 Years 50 Years
Consecutive   Service  Service  Service  Service  Service  Service  Service  Service
 Five-Year    (34.875   (52.0   (59.375   (67.00  (74.875   (82.00  (89.125   (96.25
  Average     Percent  Percent  Percent  Percent  Percent  Percent  Percent  Percent
Compensation  Factor)  Factor)  Factor)  Factor)  Factor)  Factor)  Factor)  Factor)
------------  -------- -------- -------- -------- -------- -------- -------- --------
  $ 90,000    $ 31,388 $ 46,800 $ 53,438 $ 60,300 $ 67,388 $ 73,800 $ 80,213 $ 86,625
   120,000      41,850   62,400   71,250   80,400   89,850   98,400  106,950  115,500
   150,000      52,313   78,000   89,063  100,500  112,313  123,000  133,688  144,375
   180,000      62,775   93,600  106,875  120,600  134,775  147,600  160,425  173,250
   210,000      73,238  109,200  124,688  140,700  157,238  172,200  187,163  202,125
   240,000      83,700  124,800  142,500  160,800  179,700  196,800  213,900  231,000
   270,000      94,163  140,400  160,313  180,900  202,163  221,400  240,638  259,875
   300,000     104,625  156,000  178,125  201,000  224,625  246,000  267,375  288,750
   330,000     115,088  171,600  195,938  221,100  247,088  270,600  294,113  317,625
   360,000     125,550  187,200  213,750  241,200  269,550  295,200  320,850  346,500
   390,000     136,013  202,800  231,563  261,300  292,013  319,800  347,588  375,375

      Compensation covered by the pension plan is a participant's salary, as shown in the Summary Compensation Table on page 67 (whether or not such compensation has been deferred at participant's election). Benefits are based on a participant's average compensation for five consecutive years, or, in the case of a participant who has been employed for less than five full years, the period of his employment covered by the pension plan. Under the pension plan, only salary as shown in the Summary Compensation Table up to the limits imposed by the Internal Revenue Code is taken into account. The 1998 compensation limit applicable to the pension plan is $160,000.00.

      Included in the information reflected in the above table are the supplemental retirement benefits which Aliant provides pursuant to an Executive Benefit Plan for the benefit of Messrs. Hilsabeck, Strand, Tyler, Rickertsen, Tavlin, and certain other executive officers. The Executive Benefit Plan also provides pre-retirement death benefits and long-term disability benefits. Pension benefits which exceed the limitations imposed by the Internal Revenue Code are payable under the Executive Benefit Plan. All pension benefits payable under the Executive Benefit Plan will be paid outside the pension plan as an operating expense.

      The named executive officers have the following years of service with Aliant and Aliant Communications Co. as of December 31, 1998: Frank H. Hilsabeck, 31 years; James W. Strand, 25 years; Robert L. Tyler, 39 years; Bryan C. Rickertsen, 19 years; and Michael J. Tavlin, 12 years.

Compensation of Directors

      Full-time officers of Aliant or its subsidiaries do not receive additional compensation for serving as members of the Aliant board or the Boards of Directors of its subsidiaries. No additional compensation is paid if a full-time officer serves on any committee of such Boards of Directors.

      Effective April 26, 1995, non-employees serving as members of the Aliant board are paid:

    . an annual retainer of $8,400, paid in monthly installments of $700;

    . an additional fee of $700 for attendance at each meeting of the Aliant board;

    . an additional fee of $1,000 for attendance at any meeting of a Board Committee by the Committee Chairman;

    . an additional fee of $700 for attendance at any meeting of a Board Committee by other Committee members; and

    . reimbursement of expenses incurred in connection with such meetings.

Total fees paid to Directors in 1998 were $174,700.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      Aliant has agreements with Messrs. Hilsabeck, Strand, Tyler, Rickertsen, and Tavlin which provide that the named executive officer is entitled to benefits if, after a change in control (as defined), such executive officer's employment is ended through:

    . termination by Aliant other than by reason of death or disability or for cause (as defined); or

    . termination by the executive officer following the first anniversary of the change in control or due to a breach of the agreement by Aliant or a significant adverse change in his responsibilities.

      As used in such agreements, (a) "change in control" means (i) if any person is or becomes a thirty percent (30%) beneficial owner of Aliant or (ii) a change in a majority of the members of the Aliant board over a two consecutive year period; and (b) "cause" means termination of an executive's employment by Aliant after a change in control based upon willful and intentional conduct causing serious injury to Aliant, conviction for a felony or willful and unreasonable neglect or refusal to perform the executive's duties. The benefits provided are: (a) a cash termination payment of up to three times the sum of executive officer's annual salary and his highest annual bonus during the three years before the termination and (b) continuation of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the termination. The agreements provide that if any portion of the benefits under the agreements or under any other agreement would constitute an "excess parachute payment" for purposes of the Internal Revenue Code of 1986 (the "Code"), benefits are reduced so that the executive officer is entitled to receive $1.00 less than the maximum amount which he can receive without becoming subject to the 20% excise tax imposed by the Code or which Aliant may pay without loss of deduction under the Code.

      In accordance with agreements pursuant to Aliant's Executive Benefit Plan, in the event of a change in control of Aliant, entitlement to benefits payable to the named executive officers shall become vested, provided that such employees shall comply with specified non-competition and confidentiality requirements of such agreements. The vested amount shall equal 25% of average final compensation irrespective of the employee's net credited service on the date of employee's retirement. If after the change of control the employee's employment is terminated for reasons other than death or retirement, the vested 25% of average final compensation shall be payable on the later of his attaining age 60 or his date of termination.

Executive Compensation Committee Report on Executive Compensation

      The Executive Compensation Committee of the board is responsible for all aspects of Aliant's compensation package offered to its corporate officers, including the named executive officers. The following report was approved by members of the Executive Compensation Committee.

      Compensation Policies. Aliant's principal executive compensation objective is to compensate executive officers in a manner that will attract and retain the services of an outstanding management team and provide incentives to motivate superior performance by key employees. In light of that objective, the Executive Compensation Committee of the Aliant board, which also serves as the Executive Compensation Committee for Aliant Communications Co. (the principal subsidiary of Aliant), has approved a compensation program for Aliant's executive officers consistent with the policies described below.

      To attract and retain employees, Aliant's compensation program provides a base salary and an overall compensation package that are intended to be competitive and are based upon the following factors. First, the Executive Compensation Committee reviews the financial performance of Aliant as compared to the peer group of telecommunications companies (as shown in the Performance Graph on page 73 which graphically illustrates returns on investment by Aliant shareholders over a five-year period, including reinvestment of dividends). Second, the Executive Compensation Committee reviews competitive, legislative, regulatory and operational issues which Aliant has faced during the past fiscal year, or will face during the ensuing fiscal year. In its discussions, the Executive Compensation Committee evaluates the proactive and reactive actions of the executive officers concerning these first two factors and subjectively incorporates the evaluation into its compensation decisions. Third, and most important to the Executive Compensation Committee's considerations, the Executive Compensation Committee considers surveys of executive compensation obtained from available sources. Such surveys take into account both the telecommunications industry and other industries nationwide. The surveys include mid-sized telecommunications companies in Aliant's peer group, as well other similarly sized companies in telecommunications or related industries. The 1997 and 1998 surveys indicated that the compensation of Aliant's chief executive officer was significantly below the mid-point of the survey results after giving consideration to the size of Aliant compared to the size of the companies in the survey. Certain other officers were also below the mid-point of the survey results. The Committee's actions concerning 1998 salary level adjustments for these officers included steps to more closely align the salary of the chief executive officer and other Aliant officers with the mid-point of the survey results.

      To provide incentives to motivate performance, Aliant's executive compensation program establishes a direct relationship between compensation and Aliant's performance and encourages executives to acquire an ownership interest in Aliant. Pursuant to the provisions of the plan, eligible executives, who have been chosen in advance by the Executive Compensation Committee, receive a portion of their compensation in the form of incentive awards ("Short-Term Incentive Awards"). The amounts of such Short-Term Incentive Awards are established in accordance with goals for growth in earnings before interest, income taxes, depreciation and amortization ("EBITDA") as pre-determined by the Executive Compensation Committee. The minimum EBITDA growth required to award short-term incentive for 1998 was 9.2%. In 1998, Aliant's EBITDA growth yield yielded an aggregate short-term incentive pool of $620,000 or 34% of composite salaries for eligible executives. The portion of such incentive pool received by an executive is based on his or her position of responsibility and individual performance.

      Further, to align the interests of executives with shareholder interests and to provide a means for the acquisition of an ownership interest in Aliant, executives are encouraged to elect to receive up to 40% of the cash portion of the Short-Term Incentive awards in restricted stock of Aliant. If such an election is made, the Executive Compensation Committee determined 1.5 to be an appropriate multiple to be applied to the stock portion of the award to incentive ownership in view of its objective to increase ownership of Aliant's common stock and the two-year period of transfer restrictions applicable to restricted stock. Finally, the Executive Compensation Committee may grant stock options under the Plan to key employees in amounts that are competitive based upon market considerations, which are exercisable after three years.

      Chief Executive Officer Compensation. The compensation for Mr. Frank H. Hilsabeck, President and Chief Executive Officer, reported for 1998 reflects the application of the policies described above.

      Mr. Hilsabeck also received a Short-Term Incentive Award for 1998. On February 18, 1998, the Executive Compensation Committee adopted performance goals for Aliant for 1998 for purposes of Aliant's Short-Term Incentive Awards. As a result of Aliant's growth in EBITDA and his performance in 1998, Mr. Hilsabeck received a Short-Term Incentive award of $200,000 or approximately 32.3% of the aggregate award.

      Consistent with Aliant's desire to encourage stock ownership in Aliant, Mr. Hilsabeck elected to receive restricted stock pursuant to the Plan to the maximum permitted of 40% of the Short-Term Incentive award. The Executive Compensation Committee had previously determined to increase the value of the portion of the award used for the granting of restricted stock by a multiple of 1.5, thereby enabling Mr. Hilsabeck to receive restricted stock with a value of $119,968, as well as a cash award of $120,032. As of December 31, 1998, Mr. Hilsabeck held unvested restricted stock with an aggregate value of $337,587, including the 1998 award.

      Mr. Hilsabeck also participated in other employee benefit plans available to other executive officers during 1998, which the Executive Compensation Committee believes are competitive, including the Pension Plan, Executive Benefit Plan, the 401(k) Savings and Stock Ownership Plan and life and health insurance programs.

      Internal Revenue Code Section 162(m). Section 162(m) of the Code eliminates, subject to certain exceptions, the deductibility of executive compensation to the extent that any executive's compensation for any year exceeds $1 million. Exceptions to amounts included in executive compensation for purposes of Section 162(m) involve various types of performance-based compensation. As noted above, it is the Executive Compensation Committee's policy to base a substantial amount of executive compensation on Aliant's performance. Currently the cash compensation levels for Aliant's executive officers fall significantly below $1 million. In the event that in the future the annual remuneration of any executive of Aliant approaches $1 million, the Executive Compensation Committee will consider the various alternatives to preserving the deductibility of compensation payments to the extent reasonably practicable and consistent with its compensation objectives.

      Members of the Executive Compensation Committee for 1998 were:

        Duane W. Acklie,
         Chairman              Charles N. Wheatley
        Paul C. Schorr, III    Lyn Wallin Ziegenbein

Performance Graph

      The following graph sets forth a comparison of the cumulative total shareholder return by quarter, commencing December 31, 1993, and ending December 31, 1998, on an investment of $100 in

    .     shares of Aliant common stock;

    .     shares of Standard & Poor's telephone company composite;

    .     shares of Standard & Poor's 500 company composite; and

    .     shares of Aliant's telephone company peer group identified below.

      The cumulative total market appreciation includes the cumulative amount of dividends for the five-year period, assuming dividend reinvestment.




                  [CUMULATIVE TOTAL RETURN GRAPH APPEARS HERE]

                              Dec-93 Dec-94 Dec-95 Dec-96 Dec-97 Dec-98
-----------------------------------------------------------------------
  Aliant Communications Inc.   $100   $ 95   $122   $102   $193   $259
-----------------------------------------------------------------------
  S&P 500(R)                   $100   $101   $139   $171   $229   $294
-----------------------------------------------------------------------
  S&P(R) Telephone Index       $100   $ 96   $144   $146   $204   $299
-----------------------------------------------------------------------
  Custom Composite Index       $100   $103   $127   $137   $172   $274
   (5 Stocks)

The 5-Stock Custom Composite Index consists of Alltel Corp., Century Telephone Enterprise, Cincinnati Bell Inc., Frontier Corp. and Southern New England Telecommunications (through 3Q98)

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Aliant's executive officers, directors and holders of more than ten percent of Aliant's outstanding shares ("Insiders") file reports (on prescribed forms) of their beneficial ownership of Aliant's stock and furnish copies of such forms to Aliant. Based solely on a review of the copies of such forms furnished to Aliant, or written representations that no Form 5 was required to be filed, Aliant believes that, during its fiscal year commencing January 1, 1998, and ending December 31, 1998, all Forms 3, 4 and 5 required by Section 16(a) to be filed by Insiders were filed on a timely basis.

Relationship with Independent Certified Public Accountants

      The Aliant board, on the recommendation of the Audit Committee, has reappointed KPMG Peat Marwick LLP as Aliant's independent certified public accountants for the calendar year ending December 31, 1999. This accounting firm has audited the financial statements of Aliant Communications Co., formerly known as The Lincoln Telephone and Telegraph Company (LT&T), continuously since calendar year 1946, and has audited the consolidated financial statements of Aliant and its other subsidiaries since their respective dates of incorporation. Representatives of KPMG Peat Marwick LLP will be present at the Aliant annual meeting, have the opportunity to make any statements they desire and respond to appropriate questions.

Other Business at the Annual Meeting of Shareholders

      Management is not aware of any business which properly may be presented for action at the meeting other than the matters set forth in the Notice of Annual Meeting. Should any other matter requiring a vote of the shareholders properly arise, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote on such matters in accordance with their best judgment.

Date of Receipt of Proposals

      All shareholder proposals intended for inclusion in Aliant's 2000 proxy materials and for presentation at Aliant's 2000 annual meeting set in Aliant's by-laws as the fourth Wednesday in April, or April 26, 2000, must be received by Aliant (Attn: Corporate Secretary) not later than November 15, 1999. In addition, Aliant's by-laws establish procedures for shareholder nominations for election of directors and bringing business before the annual meeting of Aliant's shareholders. Among other requirements, to bring business before the 2000 annual meeting or to nominate a person for election as a director, a shareholder must give written notice to the Corporate Secretary of Aliant not less than 75 days nor more than 100 days prior to April 26, 2000, or in the event an earlier date is set by the Aliant board within ten days after the first public disclosure of the earlier date. The notice must contain certain information concerning the proposed business or the nominee and the shareholder making the proposal. Any shareholder interested in making a nomination or proposal should request a copy of the applicable by-law provisions from the Corporate Secretary of Aliant.

                                 LEGAL MATTERS

      Certain legal matters in connection with the ALLTEL common stock to be issued in connection with the merger will be passed upon for ALLTEL by Kutak Rock. Certain tax matters with respect to the merger will be passed upon for ALLTEL by Kutak Rock, counsel to ALLTEL. Certain tax matters in connection with the merger will be passed upon for Aliant by Foley & Lardner, counsel to Aliant. Certain partners of Kutak Rock beneficially owned as of March 22, 1999 8,750 shares of ALLTEL common stock.

                                    EXPERTS

      The consolidated financial statements of ALLTEL incorporated by reference in this Proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference herein. Such financial statements have been incorporated herein by reference in reliance on the reports of Arthur Andersen (which, as to the consolidated financial statements of 360 Communications Company ("360") for the years ended December 31, 1997 and 1996 discussed below, is based in part on the reports of other auditors) given on the authority of such firm as experts in accounting and auditing in giving said reports.

      The consolidated financial statements of 360 at December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 included in the ALLTEL consolidated financial statements incorporated by reference in this proxy statement/prospectus have been incorporated herein by reference in reliance on the report of Ernst & Young, independent accountants (which, as to certain equity investees of 360, is based in part on the reports of other independent auditors) given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and schedule of Aliant Communications Inc. as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

      ALLTEL has filed with the Commission a Registration Statement under the Securities Act that registers the issuance and offering to Aliant shareholders of the shares of ALLTEL common stock to be issued in the merger (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about ALLTEL and ALLTEL common stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this proxy statement/prospectus.

      In addition, ALLTEL and Aliant file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the SEC:

    Public Reference Room                  New York Regional Office           Chicago Regional Office
    450 Fifth Street, N.W.                 7 World Trade Center               Citicorp Center
    Room 1024                              Suite 1300                         500 West Madison Street
    Washington, D.C. 20549                 New York, New York 10048           Suite 1400
                                                                              Chicago, Illinois 60661-2511

      You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

      The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like ALLTEL and Aliant, who file electronically with the Commission. The address of that site is http://www.sec.gov.

      You can also inspect reports, proxy statements and other information about ALLTEL at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104. You can inspect copies of such materials relating to Aliant at the offices of the NASD, 1735 K Street, Washington, D.C. 20006.

      The Commission allows ALLTEL and Aliant to "incorporate by reference" information into this proxy statement/prospectus. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

      This proxy statement/prospectus incorporates by reference the documents listed below that ALLTEL and Aliant have previously filed with the Commission. They contain important information about our companies and their financial condition.

             ALLTEL SEC Filings                                 Period
             ------------------                                 ------
      Annual Report on Form 10-K, as amended
        by Form 10-K/A filed March 26, 1999          Year ended December 31, 1998

The description of ALLTEL common stock set forth in the ALLTEL Registration Statement filed on Form 8-A
           (Commission File No. 1-4996)

 The description of the Rights Agreement contained
  in ALLTEL's Registration Statement on Form 8-A
              dated February 3, 1997

                Aliant SEC Filings                              Period
                ------------------                              ------
            Annual Report on Form 10-K               Year ended December 31, 1998

      ALLTEL and Aliant incorporate by reference additional documents that either company may file with the Commission between the date of this proxy statement/prospectus and the date of the Aliant annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      ALLTEL has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to ALLTEL and Aliant has supplied all such information relating to Aliant.

      You can obtain any of the documents incorporated by reference in this document through ALLTEL or Aliant, as the case may be, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

           ALLTEL Corporation                     Aliant Communications Inc.
            One Allied Drive                            1440 M Street
      Little Rock, Arkansas 72202                  Lincoln, Nebraska 68508
     Attention: Corporate Secretary             Attention: Corporate Secretary
       Telephone: (501) 905-8000                  Telephone: (402) 436-3737

      If you would like to request documents, please do so by April 20, 1999 to receive them before the Aliant annual meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

      We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                         Annex A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              ALLTEL CORPORATION,

                           PINNACLE MERGER SUB, INC.

                                      AND

                           ALIANT COMMUNICATIONS INC.

                                  DATED AS OF

                               DECEMBER 18, 1998

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1 THE MERGER; CLOSING; EFFECTIVE TIME................................  A-1
   1.1   The Merger..........................................................  A-1
   1.2   Closing.............................................................  A-1
   1.3   Effective Time......................................................  A-1
ARTICLE 2 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING
CORPORATION..................................................................  A-2
   2.1   Certificate of Incorporation........................................  A-2
   2.2   The By-Laws.........................................................  A-2
ARTICLE 3 OFFICERS AND DIRECTORS.............................................  A-2
   3.1   Directors of Surviving Corporation..................................  A-2
   3.2   Officers of Surviving Ccorporation..................................  A-2
   3.3   Officers of Parent's Communications Group Market Area...............  A-2
ARTICLE 4 EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFI-
 CATES.......................................................................  A-2
   4.1   Effect on Capital Stock.............................................  A-2
   4.2   Exchange of Certificates for Shares.................................  A-3
   4.3   Dissenters' Rights..................................................  A-6
   4.4   Adjustments to Prevent Dilution.....................................  A-6
ARTICLE 5 REPRESENTATIONS AND WARRANTIES.....................................  A-6
   5.1   Representations and Warranties of the Company, Parent and Merger
    Sub......................................................................  A-6
ARTICLE 6 COVENANTS.......................................................... A-17
   6.1   Interim Operations.................................................. A-17
   6.2   Acquisition Proposals............................................... A-20
   6.3   Information Supplied................................................ A-21
   6.4   Stockholders Meeting................................................ A-22
   6.5   Filings; Other Actions; Notification................................ A-22
   6.6   Access; Consultation................................................ A-23
   6.7   Affiliates.......................................................... A-23
   6.8   Stock Exchange Listing and De-Listing............................... A-24
   6.9   Publicity........................................................... A-24
   6.10  Benefits............................................................ A-24
   6.11  Expenses............................................................ A-25
   6.12  Indemnification; Directors' and Officers' Insurance................. A-25
   6.13  Takeover Statute.................................................... A-26
   6.14  Confidentiality..................................................... A-26
   6.15  Charitable Contributions/Community Support.......................... A-26
   6.16  Operations and Employment in Lincoln, Nebraska...................... A-27
   6.17  Control of the Company's Operations................................. A-27
ARTICLE 7 CONDITIONS......................................................... A-27
   7.1   Conditions to Each Party's Obligation to Effect the Merger.......... A-27
   7.2   Conditions to Obligations of Parent and Merger Sub.................. A-28
   7.3   Conditions to Obligation of the Company............................. A-29

ARTICLE 8 TERMINATION........................................................  A-29
  8.1   Termination by Mutual Consent........................................  A-29
  8.2   Termination by Either Parent or the Company..........................  A-29
  8.3   Termination by the Company...........................................  A-30
  8.4   Termination by Parent................................................  A-30
  8.5   Effect of Termination and Abandonment................................  A-31
ARTICLE 9 MISCELLANEOUS AND GENERAL..........................................  A-32
  9.1   Survival.............................................................  A-32
  9.2   Modification or Amendment............................................  A-32
  9.3   Waiver of Conditions.................................................  A-33
  9.4   Counterparts.........................................................  A-33
  9.5   Governing Law and Venue; Waiver of Jury Trial........................  A-33
  9.6   Notices..............................................................  A-34
  9.7   Entire Agreement.....................................................  A-34
  9.8   No Third Party Beneficiaries.........................................  A-35
  9.9   Obligations of Parent and of the Company.............................  A-35
  9.10  Severability.........................................................  A-35
  9.11  Interpretation.......................................................  A-35
  9.12  Captions.............................................................  A-35
  9.13  Assignment...........................................................  A-35
  9.14  Enforcement..........................................................  A-35

                             INDEX OF DEFINED TERMS

Agreement..................................................................  A-1
Affiliated Group........................................................... A-15
Articles...................................................................  A-2
Articles of Merger.........................................................  A-1
Audit Date................................................................. A-10
Bankruptcy and Equity Exception............................................  A-9
By-Laws....................................................................  A-2
Certificate................................................................  A-3
Closing....................................................................  A-1
Closing Date...............................................................  A-1
Code.......................................................................  A-1
Company....................................................................  A-1
Company Acquisition Proposal............................................... A-20
Company Affiliate's Letter................................................. A-24
Company Compensation and Benefit Plans..................................... A-12
Company Disclosure Schedule................................................  A-6
Company Option............................................................. A-24
Company Representatives.................................................... A-20
Company Required Consents.................................................. A-10
Company Requisite Vote.....................................................  A-9
Company Rights Agreement...................................................  A-2
Company Share..............................................................  A-2
Company Shares.............................................................  A-2
Company Stock Plans........................................................  A-7
Company Stockholders Meeting............................................... A-22
Compensation and Benefit Plans............................................. A-12
Confidentiality Agreement.................................................. A-26
Contracts.................................................................. A-10
Costs...................................................................... A-25
Current Group.............................................................. A-15
D&O Insurance.............................................................. A-26
Disclosure Schedule........................................................  A-6
Dissenting Shares..........................................................  A-6
Effective Time.............................................................  A-2
Environmental Law.......................................................... A-14
ERISA...................................................................... A-12
ERISA Affiliate............................................................ A-12
ERISA Affiliate Plan....................................................... A-12
Exchange Agent.............................................................  A-3
Exchange Ratio.............................................................  A-3
Excluded Company Shares....................................................  A-3
FCC........................................................................  A-9
Final Order................................................................ A-27
Final Parent Stock Price...................................................  A-3
GAAP....................................................................... A-11
Governmental Entity........................................................ A-10
Hazardous Substance........................................................ A-15
HSR Act....................................................................  A-9
Indemnified Parties........................................................ A-25
Intellectual Property...................................................... A-17
IRS........................................................................ A-12
Laws....................................................................... A-13

Letter of Transmittal......................................................  A-4
Material Adverse Effect....................................................  A-7
Material Contracts......................................................... A-16
Merger.....................................................................  A-1
Merger Consideration.......................................................  A-3
Merger Sub.................................................................  A-1
NBCA.......................................................................  A-1
NBCA Dissenters' Rights Provisions.........................................  A-6
NYSE.......................................................................  A-3
No Par Preferred Stock.....................................................  A-7
Order...................................................................... A-28
Par Preferred Stock........................................................  A-7
Parent.....................................................................  A-1
Parent Common Stock........................................................  A-3
Parent Companies...........................................................  A-3
Parent Disclosure Schedule.................................................  A-6
Parent Preferred Stock.....................................................  A-7
Parent Required Consents................................................... A-10
Parent Rights Agreements...................................................  A-3
Parent Stock Plans.........................................................  A-8
Pension Plan............................................................... A-12
Permits.................................................................... A-14
Person.....................................................................  A-4
Prospectus/Proxy Statement................................................. A-21
PUC........................................................................  A-9
Random Trading Days........................................................  A-3
Regulatory Material Adverse Effect......................................... A-23
Reports.................................................................... A-10
Rights.....................................................................  A-3
Rights Amendment........................................................... A-16
S-4 Registration Statement................................................. A-21
SEC........................................................................ A-10
Securities Act.............................................................  A-9
Software................................................................... A-17
Special FCC Approvals...................................................... A-29
Subsidiary.................................................................  A-7
Substitute Option.......................................................... A-24
Substitute Option Price.................................................... A-24
Superior Company Proposal.................................................. A-21
Surviving Corporation......................................................  A-1
Takeover Statute........................................................... A-14
Tax........................................................................ A-15
Tax Return................................................................. A-15
Taxable.................................................................... A-15
Taxes...................................................................... A-15
Termination Date........................................................... A-29
Termination Fee............................................................ A-31
TRA........................................................................ A-12
Utilities Laws.............................................................  A-9

                          AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of December 18, 1998, among ALIANT COMMUNICATIONS INC. a Nebraska corporation (the "Company"), ALLTEL CORPORATION, a Delaware corporation ("Parent"), and PINNACLE MERGER SUB, INC., a Nebraska corporation and a wholly-owned subsidiary of Parent ("Merger Sub").

                                   RECITALS:

      WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

      WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a pooling-of-interests; and

      WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

      NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                      THE MERGER; CLOSING; EFFECTIVE TIME

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Nebraska, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger except as set forth in Article 3 hereof. The Merger shall have the effects specified in the Nebraska Business Corporation Act, as amended (the "NBCA").

      1.2 Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Foley & Lardner, Milwaukee, Wisconsin at 9:00 a.m. local time, on the second business day after the date on which the last to be fulfilled or waived of the conditions set forth in Article 3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the "Closing Date").

      1.3 Effective Time. Immediately following the Closing, the Company and Parent will cause Articles of Merger (the "Articles of Merger") to be executed, acknowledged and filed with the Secretary of State of Nebraska as provided in
Section 21-20,132 of the NBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of Nebraska or such other time as shall be agreed upon by the parties and set forth in the Articles of Merger in accordance with the NBCA (the "Effective Time").

                                   ARTICLE 2

                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

      2.1 Certificate of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation (the "Articles") until duly amended as provided therein or by applicable law.

      2.2 The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                   ARTICLE 3

                             OFFICERS AND DIRECTORS

      3.1 Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

      3.2 Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles and the By-Laws.

      3.3 Officers of Parent's Communications Group Market Area. At the Effective Time, the following officers of the Company shall be appointed as officers of the Nebraska-Iowa market area of Parent's Communications Group in the capacities set forth below, pursuant to the employment agreements attached hereto as Exhibits A, B, C and D:

     Frank H. Hilsabeck   President and Chief Executive Officer
     James W. Strand      Vice President and Chief Operating Officer
     Michael J. Tavlin    Vice President-Finance and Administration
     Bryan C. Rickertsen  Vice President-Technology

                                   ARTICLE 4

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

      4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

          4.1(a) Merger Consideration. Each share of Common Stock, $0.25 par value per share, of the Company (each a "Company Share" and together the "Company Shares"), together with the purchase rights attached thereto pursuant to the Rights Agreement dated as of June 21, 1989, between the Company and Mellon Securities Trust Company, as Rights Agent (the "Company

    Rights Agreement") issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (collectively, the "Parent Companies")) or Company Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Company Shares") shall be converted into and become exchangeable for the number of shares of Common Stock, par value $1.00 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio. The Exchange Ratio is equal to $39.13 divided by the Final Parent Stock Price (as defined below); provided, however, that (i) in the event that the Final Parent Stock Price is equal to or less than $52.17, then the Exchange Ratio shall be equal to 0.75 and (ii) in the event the Final Parent Stock Price is equal to or more than $58.40, then the Exchange Ratio shall be equal to 0.67, in all cases subject to adjustment as provided in Section 4.4 (the "Merger Consideration"). In the event that the Final Parent Stock Price is equal to or less than $43, the Company will have the option to terminate this Agreement in accordance with Section 8.3(c) unless, within 24 hours following the completion of the second complete trading day immediately prior to the Closing Date, the Parent, by written notice to the Company, increases the Exchange Ratio to an amount equal to $32.25 divided by the Final Parent Stock Price, subject to adjustment as provided in Section 4.4. For purposes hereof, "Final Parent Stock Price" shall mean an amount equal to the average of the closing sale price of a share of Parent Common Stock on the New York Stock Exchange ("NYSE") as reported in The Wall Street Journal, New York City edition, for the "Random Trading Days"; for purposes hereof, the "Random Trading Days" shall be the ten trading days selected by lot out of the 20 consecutive trading days (on which share of Parent Common Stock are actually traded) ending with the second complete trading day immediately prior to the Closing Date. The Company and Parent shall use mutually agreeable procedures to randomly select the Random Trading Days by lot at 5:00 p.m., New York time, on the second complete trading day immediately prior to the Closing Date. All references in this Agreement to Parent Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights ("Rights") to purchase Parent Common Stock pursuant to the Rights Agreement dated as of January 30, 1997, between Parent and First Union National Bank of North Carolina, as Rights Agent (the "Parent Rights Agreements"), except where the context otherwise requires. At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Company Shares (other than Excluded Company Shares), shall thereafter represent only the right to the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(b), in each case without interest.

          4.1(b) Cancellation of Shares. Each Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

          4.1(c) Merger Sub. At the Effective Time, each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

      4.2 Exchange of Certificates for Shares.

          4.2(a) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by Parent with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent") to mail to each holder of record of a Certificate as of the Effective Time (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (the "Letter of Transmittal") in such form and having such provisions as Parent and the Company may reasonably agree, and (ii) instructions for exchanging Certificates for (A) certificates representing shares of Parent Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with a Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article 4, and (ii) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares determined in accordance with Section 4.2(d) hereof plus (B) any cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this
    Article 4, and any Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of any Certificate. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

          4.2(b) Distributions with Respect to Unexchanged Shares; Voting.

                  (i) Whenever a dividend or other distribution is declared by
            Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered Certificate, until such Certificate is surrendered for exchange, in accordance with this Article 4. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender or delivery. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

                  (ii) Registered holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of stockholders with a record date at or after the Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have surrendered their Certificates.

          4.2(c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

          4.2(d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(d) shall be entitled to receive an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one hundredth of a share) by the average of the closing price of a share of Parent Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

          4.2(e) Termination of Exchange Period; Unclaimed Stock. Any shares of Parent Common Stock and any portion of the cash, dividends or other distributions with respect to the Parent Common Stock deposited by Parent with the Exchange Agent (including the proceeds of any investments thereof) that remain unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this
    Article 4 shall thereafter look only to Parent for payment of their shares of Parent Common Stock and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to
    Section 4.1, Section 4.2(b) and Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof) without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          4.2(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue the shares of Parent Common Stock and the Exchange Agent will issue any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to Section 4.1, Section 4.2(b) and Section 4.2(d) upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate pursuant to this Agreement, in each case, without interest.

          4.2(g) No Further Ownership Rights in Company Common Stock. The transfer of shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article 4 (including distributions and dividends paid and any cash paid in lieu of fractional shares) shall be deemed payment in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time.

          4.2(h) No Liability. If any Certificate shall not have been surrendered prior to one year after the Effective Time, any such Merger Consideration or cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          4.2(i) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

      4.3 Dissenters' Rights. In accordance with Sections 21-20,137 through 21-20,150 of the NBCA, dissenters' rights shall be available to holders of Company Shares in connection with the Merger. Notwithstanding anything to the contrary herein, any Company Shares held of record by Persons who, prior to the Company Stockholders Meeting, have objected to the Merger and complied with all applicable provisions of Sections 21-20,137 through 21-20,150 of the NBCA (the "NBCA Dissenters' Rights Provisions") necessary to perfect and maintain their dissenter's rights thereunder (any such Company Shares, "Dissenting Shares") shall not be converted as of the Effective Time into a right to receive the Merger Consideration, but instead, shall entitle the holder of such shares to such rights as may be available under the NBCA Dissenters' Rights Provisions; provided, however, that if after the Effective Time such holder fails to perfect or withdraws or otherwise loses his rights under the NBCA Dissenters' Rights Provisions, the Company Shares owned by such holder immediately prior to the Effective Time shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest. Prior to the Effective Time, the Company shall give Parent prompt notice of its receipt of each notification from a shareholder stating such shareholder's intent to demand payment for his or her shares if the Merger is effectuated, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, any such demands. After the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, any amounts that may become payable in respect of Dissenting Shares under the NBCA Dissenters' Rights Provisions.

      4.4 Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of Parent Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

      5.1 Representations and Warranties of the Company, Parent and Merger
Sub. Except as set forth in the corresponding sections or subsections of the disclosure schedule, dated the date hereof, delivered by the Company to Parent or by Parent to the Company (each a "Disclosure Schedule," and the "Company Disclosure Schedule" and the "Parent Disclosure Schedule," respectively), as the case may be, the Company (except for subparagraphs (b)(ii), (b)(iii), (c)(ii), (p)(ii) and the second sentence of (q) below and references in subparagraphs (a) and (e) below to documents made available by Parent to the Company) hereby represents and warrants to Parent and Merger Sub, and Parent (except for subparagraphs (b)(i), (c)(i), h(i), (j), (o), (p)(i) and the second sentence of (q) and (r) below and references in subparagraphs (a), (e) and
(h)(i) below to documents made available by the Company to Parent), on behalf of itself and Merger Sub, hereby represents and warrants to the Company, that:

          5.1(a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to Parent, in the case of the Company, and to the Company, in the case of Parent, a complete and correct copy of its certificate or articles of incorporation, as the case may be, and by-laws, each as amended to date. Such certificates or articles of incorporation and by-laws as so made available are in full force and effect.

      As used in this Agreement, (i) the term "Subsidiary" means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which (A) at least fifty percent of the outstanding voting securities or ownership interests is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or (B) such party or one or more of its respective Subsidiaries is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have at least fifty percent of the voting interest of such partnership), (ii) the term "Material Adverse Effect" means, with respect to either Parent or the Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of Parent or the Company, as the case may be, and (iii) reference to "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

          5.1(b) Capital Structure.

                  (i) The authorized capital stock of the Company consists of
            120,000,000 Company Shares, of which 35,639,129 Company Shares were issued and outstanding as of the close of business on December 16, 1998. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of December 16, 1998, there were not more than 217,550 Company Shares that the Company was obligated to issue pursuant to the Company Compensation and Benefit Plans (as defined in Section 5.1(h) and identified in Section 5.1(h) of the Company Disclosure Schedule as being the only Company Compensation and Benefit Plans pursuant to which Company Shares may be issued (collectively the "Company Stock Plans")). Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares or capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

                  (ii) The authorized capital stock of Parent consists of
            50,000,000 shares of cumulative preferred stock, par value $25.00 per share ("Par Preferred Stock"), and 50,000,000 shares of no par cumulative preferred stock ("No Par Preferred Stock," and together with Par Preferred Stock, "Parent Preferred Stock"). As of September 30, 1998, 274,428,563 shares of Parent Common Stock, 340,792 shares of Par Preferred Stock and 121,563 shares of No Par Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock and Parent Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than the following (collectively, the "Parent Stock Plans"):

                      (A) rights to acquire shares of Parent's Series K
                Cumulative Voting Preferred Stock pursuant to the Rights Agreement, dated as of January 30, 1997, between Parent and First Union National Bank;

                      (B) options and other rights to receive or acquire
                shares of Parent Common Stock pursuant to the following plans of Parent: Amended and Restated 1975 Incentive Stock Option Plan, 1991 Stock Option Plan, the 1994 Employee Stock Option Plan, 1994 Non-Employee Directors Stock Option Plan, as amended, 1998 Equity Incentive Plan, and other employee incentive or benefit plans, programs and arrangements and non-employee director plans of parent;

                      (C) options and other rights to receive or acquire
                shares of Parent Common Stock or other stock appreciation rights pursuant to the following plans of Parent's Subsidiary:
                Employee Stock Purchase Plan, Amended and Restated 1996 Equity Incentive Plan, 1996 Replacement Stock Option Plan, Director Equity and Deferred Compensation Plan, Retirement Savings Restoration Plan, Deferred Compensation Plan, and Company Director Equity and Deferred Compensation Plan.

                  (iii) Each of the outstanding shares of capital stock of
            each of Parent's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

                  (iv) The authorized capital stock of Merger Sub consists of
            1,000 shares of Common Stock, par value $.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are no (A) other shares of capital stock or other voting securities of Merger Sub, (B) securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub or (C) options or other rights to acquire from Merger Sub, or obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          5.1(c) Corporate Authority; Approval and Fairness.

                  (i) The Company has all requisite corporate power and
            authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to adoption of this Agreement by the holders of 70% of the outstanding Company Shares (the "Company Requisite Vote") and the Company Required Consents (as defined in
            Section 5.1(d)), the Merger. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The Board of Directors of the Company (A) has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby, and, except for the approval and adoption of this Agreement by its stockholders, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby, and (B) has received the opinion of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated, in a customary form and to the effect that the Merger Consideration to be received by the holders of the Company Shares in the Merger is fair to such holders from a financial point of view (and the Company has delivered a complete and accurate copy of such opinion to Parent). The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its stockholders and to recommend to such stockholders that they approve and adopt this Agreement.

                  (ii) Parent and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to the Parent Required Consents (as defined in Section 5.1(d)), the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.

          5.1(d) Governmental Filings; No Violations.

                  (i) Other than the necessary filings, notices and/or
            approvals (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act") , (C) to comply with state securities or "blue sky" laws, (D) of the Federal Communications Commission ("FCC") pursuant to the Communications Act of 1934, as amended, with respect to the transfer of all FCC licenses and authorizations from the Company to Parent, (E) if any, of the local, state and foreign public policy commissions or similar local, state or foreign regulatory bodies (each a "PUC") and the local, state and foreign Governmental Entities (as defined below) identified in its respective Disclosure Schedule pursuant to applicable local, state or foreign laws regulating the telephone, mobile cellular, paging, cable television or other telecommunications business ("Utilities Laws") and (F) if any, of the foreign regulatory bodies identified in its respective Disclosure Schedule pursuant to applicable foreign laws regulating actions having the purpose or effect of monopolization or restraint of trade (such filings, notices and/or approvals of Parent being the "Parent Required Consents" and of the Company being the "Company Required Consents"), no filings, notices and/or reports are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

                  (ii) The execution, delivery and performance of this
            Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate or articles of incorporation, as the case may be, or by laws or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries pursuant to, or the trigger of any right of first refusal or other purchase right pursuant to (with or without notice, lapse of time or both) any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or to which it or any of its Subsidiaries is subject or, assuming the filings, notices and/or approvals referred to in
            Section 5.1(d)(i) are made or obtained, any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. The Company Disclosure Schedule, with respect to the Company, and the Parent Disclosure Schedule, with respect to Parent, sets forth a correct and complete list of Contracts of it and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

          5.1(e) Reports; Financial Statements. It has made available to the other party, each registration statement, report, proxy statement or information statement prepared by it and any Subsidiary since December 31, 1996 (the "Audit Date"), including its Annual Report on Form 10-K for the year ended December 31, 1997 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, its "Reports"). As of their respective dates, its Reports (A) complied as to form with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances on which they were made, not misleading. Except to the extent that information contained in any of its Reports has been revised or superseded by a later filed Report, none of its Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances on which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Since the Audit Date, it has timely filed all Reports required to be filed by it with the SEC under the rules and regulations of the SEC. Since the Audit Date, it and each Subsidiary required to make filings under Utilities Laws has filed with the applicable PUCs or the FCC, as the case may be, all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by them, and each such filing complied in all material respects with all applicable laws, rules and regulations, other than such failures to file and non-compliance that are, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. To its knowledge, other than disclosed in its Reports, as of the date hereof, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

          5.1(f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof or as expressly contemplated or permitted by this Agreement, since the Audit Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been
    (i) any change in the financial condition, properties, prospects, business or results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, except publicly announced regular quarterly cash dividends on its common stock and, in the case of Parent, any dividends in capital stock of Parent which are simultaneously taken into account in an adjustment to the Exchange Ratio pursuant to Section 4.4; or (iv) any change by it in accounting principles, practices or methods, except as required by GAAP.

          5.1(g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the actual knowledge of its executive officers, threatened in writing against it or any of its Subsidiaries or Affiliates (as defined in Rule 12b-2 under the Exchange Act), or any of its properties, before any Government Entity, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), or any other facts or circumstances, in either such case, that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a

    Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement; provided, however, that for purposes of this subsection (g) no action, suit, claim, hearing, investigation or proceeding arising after the date hereof shall be deemed to have any adverse effect if and to the extent such actions, suits, claims, hearings, investigations or proceedings are based on this Agreement or the transactions contemplated hereby.

          5.1(h) Employee Benefits.

                  (i) A copy of each bonus, deferred compensation, pension,
            retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the "Company Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Company Compensation and Benefit Plans has been made available by the Company to Parent prior to the date hereof and each such Company Compensation and Benefit Plan is listed in Section 5.1(h) of the Company Disclosure Schedule.

                  (ii) In the case of the Company, each of the Company
            Compensation and Benefit Plans or, in the case of Parent, each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Parent and Parent's Subsidiaries (together with the Company Compensation and Benefit Plans, its "Compensation and Benefit Plans") is in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of its Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") with respect to "TRA" (as such term is defined in Section 1 of Rev. Proc. 93-39), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the actual knowledge of its executive officers, threatened in writing, material litigation relating to its Compensation and Benefit Plans. Neither it nor any Subsidiary has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either
            Section 4975 of the Code or Section 502 of ERISA.

                  (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan"). It and its Subsidiaries and ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

                  (iv) All contributions required to be made under the terms of any of its Compensation and Benefit Plans as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date hereof. Neither any of its Pension Plans nor any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of
            Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

                  (v) Under each of its Pension Plans which is a single-
            employer plan and each of its ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(l6) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's or ERISA Affiliate Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

                  (vi) Neither it nor its Subsidiaries have any obligations
            for retiree health and life benefits under any of its Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date hereof or as required by applicable law.

                  (vii) Except as set forth in its Disclosure Schedule, none of the consummation of the Merger and the other transactions contemplated by this Agreement, in the case of Parent and the Company, the adoption of this Agreement by the stockholders of the Company, in the case of the Company, the approval by the stockholders of Parent of the issuance of the shares of Parent Common Stock required to be issued pursuant to Article 4, in the case of Parent shall (A) entitle any of their respective employees or directors or any employees of their respective Subsidiaries to severance pay, directly or indirectly, upon termination of employment, (B) accelerate the time of funding (whether through a grantor trust or otherwise), payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of their respective Compensation and Benefit Plans or (C) result in any breach or violation of, or a default under, any of their respective Compensation and Benefit Plans.

          5.1(i) Compliance with Laws. Except as set forth in its Reports filed prior to the date hereof, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in its Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. To the knowledge of its executive officers, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement.

          5.1(j) Takeover Statutes. The Board of Directors of the Company has taken all appropriate and necessary actions such that Parent will not be prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 21-2440 of the NBCA) as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. To the best knowledge of the Company, no other "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") as in effect on the date hereof is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement. No anti-takeover provision contained in the Company's articles of incorporation or its by laws is, or at the Effective Time will be, applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement.

          5.1(k) Environmental Matters. Except as disclosed in its Reports filed prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws (as defined below), which compliance includes, but is not limited to, the possession by it and its Subsidiaries of all material permits and other government authorizations required under applicable Environmental Law; (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law (including any claims relating to electromagnetic fields or microwave transmissions);
    (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

      As used herein, the term "Environmental Law" means any Law relating to:
(i) the protection, investigation or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

      As used herein, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

          5.1(l) Accounting and Tax Matters. As of the date hereof, neither it nor any of its affiliates (as determined in accordance with Section 6.7) has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, that, to their actual knowledge, would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          5.1(m) Taxes. It and each of its Subsidiaries and each affiliated, combined, consolidated or unitary group of which it or any of its Subsidiaries (i) is a member (a "Current Group") or (ii) has been a member within six years prior the date hereof but is not currently a member, but only insofar as any such Tax Return relates to a taxable period ending on a date within the last six years (together with Current Groups, an "Affiliated Group") have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects. It and each of its Subsidiaries have paid or adequately reserved for all Taxes (as defined below) due and owing or that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it. Except as disclosed in the Company Disclosure Schedule, as of the date hereof, there are not pending or, to the actual knowledge of its executive officers threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes due and owing by, or other Tax matters pertaining to, it, its Subsidiaries or any Affiliated Group. There are not any unresolved questions, claims or assessments concerning its, any of its Subsidiaries' or any of its Affiliated Group Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the financial statements included in its Reports, except such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

      As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes," and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          5.1(n) Labor Matters. Except as set forth in Section 5.1(n) of the Company Disclosure Schedule, neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the actual knowledge of its executive officers, threatened in writing, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

          5.1(o) Rights Agreement.

                  (i) The Company has adopted an amendment to the Company
            Rights Agreement (the "Rights Amendment") with the effect that neither Parent nor Merger Sub shall be deemed to be an Acquiring Person as such term is defined in the Rights Agreement) and the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and that the Rights will not separate from the Company Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

                  (ii) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

          5.1(p) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that (i) the Company has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof, and (ii) Parent and Merger Sub have employed Stephens Inc. as their financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

          5.1(q) Lack of Ownership of Parent Common Stock and Company Shares. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans). Neither the Parent nor any of its Subsidiaries or affiliates own any Company Shares (exclusive of any shares owned by the Parent's or its Subsidiaries' or affiliates' employee benefit plans).

          5.1(r) Material Contracts. Except as set forth in its Reports, or in the Company Disclosure Schedules, neither it nor any of its Subsidiaries is a party to or bound by any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 5.1(r) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on it and is in full force and effect, and it and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries knows of, or has received notice of, any violation or default under any Material Contract except for such violations or defaults as would not in the aggregate have a Material Adverse Effect on it.

          5.1(s) Intellectual Property.

                  (i) It and its Subsidiaries own or have a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, "Intellectual Property") necessary to carry on its business substantially as currently conducted except for such Intellectual Property that failure of which to own or validly license individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on it.

                  (ii) The consummation of the Merger and the other
            transactions contemplated by this Agreement will not result in the loss by it or any of its Subsidiaries of any right to use Software (as defined below) necessary to carry on its business substantially as currently conducted and the loss of which would have a Material Adverse Effect on it. "Software" means all computer and communications software, including the following: (i) object or machine-readable code; (ii) source or human-readable code, including all source files, listings, uncompiled code, graphics, audio source files, instructions, control logic, flow charts, internal documentation, designs, drawings, prints, technical data and such other documentation as is necessary to recreate, revise, modify or enhance the software or any portion thereof; (iii) all materials provided in connection with such software, including all diskettes, tapes and printed, informational or instructional materials relating to the software.

                  (iii) The Company's efforts to ensure that the Software and computer hardware operated by it and its Subsidiaries which is material to the conduct of its and its Subsidiaries' business is capable of providing or is being adapted to provide uninterrupted millenium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling or before December 31, 1999, except as would not have a Material Adverse Effect on it, is disclosed in its Reports, together with the costs of such efforts.

                                   ARTICLE 6

                                   COVENANTS

      6.1 Interim Operations.

          6.1(a) Operations of Company. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement, disclosed in the Company Disclosure Schedule or required by applicable Law (such party availing itself of the exception as to applicable Law shall first consult with the other party)):

                  (i) the business of it and its Subsidiaries shall be
            conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

                  (ii) it shall not (A) propose to amend or adopt an amendment to its articles of incorporation or by-laws or amend, modify or terminate the Company Rights Agreement;

            provided, however, that nothing in this Agreement shall prevent the Company from reducing below 10% the beneficial ownership threshold in the definition of an Acquiring Person (as defined in the Company Rights Agreement) or extending the Final Expiration Date of the Company Rights Agreement (as defined therein) or adopting a new rights agreement having substantially similar terms as the Company Rights Agreement and not inconsistent with (x) this provision or (y) Section 5.1(o) (assuming references therein are to such a new rights agreement) or (z) the transactions contemplated by this Agreement; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends in amounts consistent with its past practice or rights to purchase Company Shares pursuant to any successor agreement to the Company Rights Agreement, adopted in accordance with the terms of this Agreement; (D) change accounting practices (including any material writeoff) in effect at December 31, 1997, except as required by changes in GAAP as concurred in by the Company's independent auditors; or (E) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, but subject to the Company's obligations under subparagraph (iii) below;

                  (iii) notwithstanding anything herein to the contrary
            neither it nor any of its Subsidiaries shall take any action that would reasonably be expected to prevent the Merger from qualifying for "pooling-of-interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect;

                  (iv) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Company Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or key employees for actions necessary to satisfy existing contractual obligations under Company Compensation and Benefit Plans existing as of the date hereof except (A) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Company Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice, or (B) in the normal and usual course of business (which shall include normal periodic performance reviews and related Company Compensation and Benefit Plan increases and the provision of individual Company Compensation and Benefit Plans consistent with past practice for promoted or newly hired officers and employees and the adoption of Company Compensation and Benefit Plans for employees of new Subsidiaries in amounts and on terms consistent with past practice); provided, that in no event shall it institute a broad based change in compensation, unless it shall have used its reasonable efforts to provide Parent with prior notice of any such change or, if the Company was unable to provide such prior notice, the Company shall provide Parent with notice as soon as practicable following any such change;

                  (v) neither it nor any of its Subsidiaries shall make any
            capital expenditures in any period of 12 consecutive months following the date hereof in an aggregate amount in excess of 5% of the aggregate amount reflected in the Company's capital expenditure budget for such year a copy of which has been provided to Parent;

                  (vi) neither it nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $1,000,000 individually or $5,000,000 in the aggregate except for transfers, leases, licenses, sales, mortgages, pledges, encumbrances, or other dispositions in the ordinary course of business consistent with past practice;

                  (vii) neither it nor any of its Subsidiaries shall issue,
            deliver, sell, or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except, any such shares issued pursuant to options and other awards outstanding on the date hereof under the Company Stock Plans, awards of options and other awards granted hereafter under the Company Stock Plans in accordance with this Agreement and shares issuable pursuant to such awards;

                  (viii) other than with respect to the purchase of the
            Nebraska operations and access lines of General Telephone & Electronics Corp. on terms reasonably satisfactory to Parent, and except for the exercise of the Company's option to purchase the remaining 18.75% of the Omaha Cellular Limited Partnership which the Company does not currently own, neither of which shall be limited or otherwise count toward the limitation set forth herein, neither it nor any of its Subsidiaries shall acquire or agree to require any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition) for consideration valued in excess of $5,000,000 in aggregate; provided, that no such acquisition would prevent, delay or impair its ability to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither it nor any of its Subsidiaries shall acquire any business the acquisition of which would subject Parent and its Subsidiaries following the consummation of the Merger to any Commercial Mobile Radio Service spectrum aggregation limit restriction pursuant to the provisions of 47 C.F.R. Section 20.6 or place Parent and its Subsidiaries following the consummation of the Merger in violation of the Cellular Cross Ownership limits contained in 47 C.F.R. Section 22.942. For purposes of this clause
            (viii) consideration paid with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company is obligated to make at any time or would be necessary within two years after the date of acquisition;

                  (ix) neither it nor its Subsidiaries shall enter into any
            business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and

                  (x) neither it nor any of its Subsidiaries shall authorize or enter into any agreement to do any of the foregoing.

          6.1(b) Operations of Parent. Parent covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement, disclosed in the Parent Disclosure Schedule or required by applicable Law)

                  (i) the business of it and its Subsidiaries shall be
            conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

                  (ii) it shall not (A) amend its certificate of incorporation or by-laws in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the transactions contemplated hereby, provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent shall in no way be restricted by the foregoing; (B) declare, set aside or pay any dividend or other distribution payable in cash or property (other than Parent Common Stock or rights to purchase Parent Common Stock pursuant to any successor agreement to the Parent Rights Agreement) in respect of any capital stock, other than per share regular quarterly cash dividends in amounts consistent with its past practice; or (C) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, except in open market transactions in connection with the Parent Stock Plans, any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, but subject to Parent's obligations under subparagraph (iii) below;

                  (iii) neither it nor any of its Subsidiaries shall take any action that would reasonably be expected to prevent the Merger from qualifying for "pooling-of-interests" accounting treatment or as a tax-free "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect;

                  (iv) neither it nor any of its Subsidiaries shall enter any business other than the telecommunications or information services businesses and those businesses traditionally associated with the telecommunications or information services business; and

                  (v) neither it nor any of its Subsidiaries shall authorize or enter into an agreement to do any of the foregoing.

          6.1(c) Reliance. Parent and the Company agree that any written approval obtained under this Section 6.1 may be relied upon by the other party if signed by the Chief Executive Officer or another executive officer of the other party.

      6.2 Acquisition Proposals.

          6.2(a) Company Proposals. The Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (the Company, its Subsidiaries and their officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of, or tender offer for, any of the assets of it or any of its Subsidiaries or its voting securities if, as a result of such transaction, (i) the stockholders of the Company would not hold more than fifty percent of the voting securities of the surviving corporation or its ultimate parent, (ii) the directors of the Company would not constitute a majority of the board of directors of the surviving corporation or its ultimate parent, or (iii) another Person would acquire more than fifty percent of the assets of the Company and its Subsidiaries (any such proposal or offer being hereinafter referred to as a "Company Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its best efforts to cause the Company Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to a Company Acquisition Proposal or engage in any negotiations concerning a Company Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either the

    Company or the Company Representatives from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal; (ii) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Company Acquisition Proposal by any such Person; or (iii) recommending such an unsolicited bona fide written Company Acquisition Proposal to the stockholders of the Company if in such case referred to in clause (ii) or (iii), (A) the Board of Directors of the Company at a meeting determines in good faith (upon the advice of its financial advisor) that such Company Acquisition Proposal is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Company Acquisition Proposal being referred to in this Agreement as a "Superior Company Proposal"), and (B) the Board of Directors of the Company at a meeting determines in good faith upon the advice of outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duty under applicable law and (C) prior to providing any information or data to any Person in connection with a Company Acquisition Proposal by any such Person, the Board of Directors of the Company shall receive from such Person a confidentiality agreement in customary form; provided, that such confidentiality agreement shall not contain terms that prevent the Company from complying with its obligations under this Section 6.2.

          6.2(b) Cessation and Notification. The Company agrees that it will
    (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Company Acquisition Proposal, (ii) take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 6.2(a) of the obligations undertaken in Section 6.2(a) and (iii) notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers, and thereafter shall inform Parent of any material modification of the terms of any such proposal or offer or the withdrawal thereof. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Company Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

      6.3 Information Supplied. The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (b) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the Parent and, to the extent required by law, disseminated to the stockholders of the Company.

      6.4 Stockholders Meeting. The Company will take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Company Shares (the "Company Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement. Subject to fiduciary obligations under applicable law and the terms of this Agreement, the Company's Board of Directors shall recommend that the stockholders of the Company adopt this Agreement and thereby approve the transactions contemplated hereby and shall take all lawful action to solicit such adoption.

      6.5 Filings; Other Actions; Notification.

          6.5(a) Filings. Parent and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. Parent and the Company each shall use all reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use all reasonable best efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

          6.5(b) Other Actions. The Company and Parent each shall use all reasonable best efforts to cause (i) the Merger to qualify for "pooling-of-interests" accounting treatment and (ii) to be delivered to the other party and its directors a letter of its independent auditors, dated (A) the date on which the S-4 Registration Statement shall become effective and (B) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters reasonably satisfactory to the addressee delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

          6.5(c) Cooperation. The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including cooperating with respect to any litigation regarding the transactions contemplated hereby, preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations required to be obtained from any third party and/or any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; provided, however, that nothing in this Section 6.5 shall require, or be construed to require, Parent or the Company to agree to, or comply with, any conditions to the granting of any such consent, registration, approval, permit or authorization by any Governmental Entity if compliance with such conditions, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on the Surviving Corporation or Parent following the Effective Time; provided, further, that any divestiture by either Parent or the Company or any of their respective Subsidiaries reasonably required to cause the Surviving Corporation to be in compliance with the Commercial Mobile Radio Service spectrum aggregation limits established by the FCC in 47 C.F.R. Section 20.6 and the Cellular Cross Ownership limits contained in 47 C.F.R. Section 22.942 shall be deemed not to have any adverse effect on either the Surviving Corporation or Parent following the Effective Time

    (a "Regulatory Material Adverse Effect"). Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

          6.5(d) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

          6.5(e) Notification. The Company and Parent each shall keep the other apprised of the status of matters relating or completion of the transactions contemplated hereby, including promptly furnishing the other with copies or notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it or of any failure of any condition to the other party's obligations to effect the Merger set forth in Article 7.

      6.6 Access; Consultation.

          6.6(a) Access. Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and Parent each shall (and shall cause its Subsidiaries to) afford the Parent Representatives or the Company Representatives, as the case may be, reasonable access, during normal business hours throughout the period prior to the earlier of Effective Time and the Termination Date to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company or Merger Sub hereunder, and provided, further, that the foregoing shall not require the Company or Parent to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or Parent, as the case may be, shall have used all reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

          6.6(b) Consultation. From the date hereof to the Effective Time, Parent and the Company agree to consult with each other on a regular basis on a schedule to be agreed with regard to their respective operations.

      6.7 Affiliates.

          6.7(a) Identification of Affiliates. The Company shall prior to the Effective Date deliver to the other a letter reasonably satisfactory to the Parent identifying all Persons whom the Company believes to be, at the date of the Company Stockholders Meeting of such party, "affiliates" of such party for purposes of applicable interpretations regarding use of the pooling-of-interests accounting method and for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable best efforts to cause each Person who is identified as an "affiliate" of the Company in the letter referred to above to deliver to Parent on or prior to the date of the Company Stockholders Meeting a written agreement, in the form attached hereto as Exhibit E (the "Company Affiliate's Letter"). Prior to the Effective Time, Company shall use all reasonable best efforts to cause each additional Person who is identified as an "affiliate" after the date of the relevant Stockholders Meeting to execute the applicable written agreement as set forth in this Section 6.7, as soon as practicable after such Person is identified.

          6.7(b) Transfer Restrictions. If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and the Company shall have been published in accordance with SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 26. Any Company Shares held by any such affiliate shall not be transferable, regardless of whether such affiliate has provided the applicable written agreement referred to this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude Parent's ability to account for the business combination to be effected by the Merger as a pooling-of-interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing.

      6.8 Stock Exchange Listing and De-Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice or issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Company Shares to be de-listed from the Nasdaq National Stock Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

      6.9 Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

      6.10 Benefits.

          6.10(a) Stock Options.

                  (i) At the Effective Time, each outstanding option to
            purchase Company Shares (a "Company Option") under the Company Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option (except to the extent such terms and conditions are altered in accordance with their terms as a result of the consummation of the transactions contemplated by this Agreement), the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded up to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded down to the nearest whole cent) (the "Substitute Option Price") equal to (A) the aggregate exercise price for the Company Shares otherwise purchasable pursuant to such Company Option divided by (B) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Company Stock Plans to permit the assumption of the unexercised Company Options by Parent pursuant to this Section and as soon as practicable after the Effective Time Parent shall use its best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of Parent Common Stock issuable pursuant to all Substitute Options. The remaining terms of the Company Options (including, without limitation, vesting and acceleration terms) and the plans under which each were issued shall continue to apply.

                  (ii) Effective at the Effective Time, Parent shall assume
            each Company Option in accordance with the terms of the Company Stock Plan under which it was issued and the stock option agreement by which it is evidenced. As promptly as practicable after the Effective Time, the Company shall deliver to the participants in the Stock Plans appropriate notices setting forth such participants' rights pursuant to such assumed Company Options. The Company agrees to use its best efforts to obtain necessary consents of holders of Company Options to the conversion described in this Section 6.10(a)(ii).

          6.10(b) Employee Benefits. Parent agrees that it shall cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to employees of the Company and its Subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than the Company Compensation and Benefit Plans disclosed in Section 6.10(b) of the Company Disclosure Schedule; provided, however, that if during this period Parent implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under compensation and benefit plans applicable to employees of Parent and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), the Surviving Corporation shall proportionately adjust the benefits under the Company's compensation and benefit plans or the cost thereof to participants, and provided, further with respect to employees who are subject to collective bargaining, all benefits shall be provided only in accordance with the applicable collective bargaining agreement. Parent shall, and shall cause the Surviving Corporation to, honor, pursuant to their terms, all employee benefit obligations existing at the Closing Date to current and former employees under the Company Compensation and Benefit Plans.

      6.11 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement and the filing fee under the HSR Act shall be paid by Parent.

      6.12 Indemnification; Directors' and Officers' Insurance.

          6.12(a) Indemnification of Directors and Officers. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Nebraska law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

          6.12(b) Notification of Claim. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received.

          6.12(c) Maintenance of D&O Insurance. The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time.

          6.12(d) Merger/Sale of Assets. If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section.

          6.12(e) Intended Benefit. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

      6.13 Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

      6.14 Confidentiality. The Company and Parent each acknowledges and confirms that it has entered into a Confidentiality Agreement, dated November 2, 1998 (the "Confidentiality Agreement"), that information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms of the Confidentiality Agreement and that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except that notwithstanding any provision to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall not terminate until the earlier to occur of the following: (a) the Effective Time and (b) the expiration of two years following the date of any termination of this Agreement pursuant to Article 8.

      6.15 Charitable Contributions/Community Support. Parent hereby agrees that the Company's and its Subsidiaries' provision of charitable contributions and community support in its and their service areas achieves a number of important corporate goals and that after the Effective Time, subject to the fiduciary obligations of the Surviving Corporation's Board of Directors, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to continue to provide charitable contributions and community support within the service areas of the Company and its Subsidiaries at the levels previously disclosed to Parent as set forth in
Schedule 6.15.

      6.16 Operations and Employment in Lincoln, Nebraska. Within 60 days from the date of this Agreement, Parent and Surviving Corporation shall deliver to the Company a written plan that establishes Lincoln, Nebraska as the designated headquarters of the Nebraska-Iowa market area of the Communications Group's consolidated operations of Parent and Surviving Corporation, which plan shall be implemented on a timely basis following the Effective Time. Pursuant to and in accordance with such plan, Parent's and Surviving Corporation's consolidated employment for the two years following the Effective Time shall be no less than 900 at such operations in Lincoln, Nebraska.

      6.17 Control of the Company's Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                                   ARTICLE 7

                                   CONDITIONS

      7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          7.1(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Company Shares constituting the Company Requisite Vote and have been duly adopted by the sole stockholder of Merger Sub.

          7.1(b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          7.1(c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all Company Required Consents (other than those Company Required Consents relating to agreements subject to rights of first refusal as set forth in the Company's Disclosure Schedule) and Parent Required Consents from or with any Governmental Entity shall have been made or obtained pursuant to a Final Order, free of any conditions (other than conditions that are not reasonably likely, either individually or in the aggregate, to have a Regulatory Material Adverse Effect). For the purposes of this Agreement, "Final Order" means an action or decision that has been granted as to which (i) no request for a stay or any similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such a request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed,
    (iii) no Governmental Entity has undertaken to reconsider the action on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending (including other administrative or judicial review) or in effect and any deadline for filing any such appeal that may be specified by statute or rule has passed, which in any such case (i), (ii), (iii) or (iv) is reasonably likely to result in vacating, reversing, setting aside, annulling, suspending or modifying such action or decision (in any such case in a manner which would have a Regulatory Material Adverse Effect following the Effective Time).

          7.1(d) Laws and Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or that is, individually or in the aggregate with all other such Laws, reasonably likely to have a Material Adverse Effect on Parent or the Company (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding, or, in the case of a federal Governmental Entity, threatened in writing to institute any proceeding, seeking any such Order.

          7.1(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the Parent.

          7.1(f) Accountants' Letters. Parent and the Company shall have received the "comfort" letters described in Section 6.5(b). Parent and the Company shall receive a letter dated as of the Effective Time from Parent's independent public accounting firm to the effect that the Merger will qualify for "pooling-of-interests" accounting treatment.

          7.1(g) Dissenters' Rights Limit. The holders of not more than 9% of the outstanding Company Shares shall have exercised their dissenters' rights under the NBCA Dissenters' Rights Provisions.

      7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          7.2(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          7.2(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          7.2(c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on the Company.

          7.2(d) Tax Opinion. Parent shall have received the opinion of Kutak Rock, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of

    Parent, Merger Sub and the Company will be a party to that reorganization within one meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on certain customary representations and assumptions.

          7.2(e) Special FCC Approvals. The FCC shall have issued any required waivers under Section 61.41 of the FCC's Rules so that: (i) Parent's existing local exchange properties will not become subject to the FCC's "price cap" regulations; (ii) Parent will be entitled to continue to operate the Company's local exchange properties under the FCC's "price cap" regulations, or, in Parent's discretion, to operate the Company's local exchange properties under "rate-of-return" regulation; and (iii) no other Parent local exchange properties participating in the National Exchange Carrier Association pools will be required to leave the pools as a result of the transaction contemplated by the Agreement (such waivers set forth in (i), (ii) or (iii) hereof shall be referred to as the "Special FCC Approvals").

      7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or Prior to the Effective Time of the following conditions:

          7.3(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date), and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          7.3(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

          7.3(c) Tax Opinion. The Company shall have received the opinion of Foley & Lardner, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on certain customary representations and assumptions.

                                   ARTICLE 8

                                  TERMINATION

      8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

      8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by May 31, 1999 (the "Termination Date"), whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that if Parent or the Company reasonably determines that additional time is necessary in connection with obtaining a Parent Required Consent or a Company Required Consent from or with any Governmental Entity, the Termination Date may be extended for up to 60 calendar days at any one time by Parent or the Company from time to time by written notice to the other party up to a date not beyond July 30, 1999, which date shall be deemed to be the Termination Date, (b) the adoption of this Agreement by the Company's stockholders required by Section 7.l(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption or approval by the stockholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (a) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

      8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.l(a), by action of the Board of Directors of the
Company:

          8.3(a) Superior Company Proposal. If (i) the Board of Directors of the Company determines that a transaction constitutes a Superior Company Proposal and the Company desires to enter into an agreement, with respect thereto and (ii) Parent does not make, within three business days after receipt of the Company's written notification of its desire to enter into a binding agreement for a Superior Company Proposal, the terms of which are specified in such notice, an offer that the Board of Directors of the Company believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Company Proposal, and (iii) upon such date of termination the Company enters into a definitive agreement with respect to such Superior Company Proposal, and (iv) the Company pays to Parent the Termination Fee set forth in 8.5(b). The Company agrees to notify Parent promptly if its desire to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

          8.3(b) Modification of Board Recommendation; Material Breach; Material Adverse Effect. If (i) there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement which (A) would result in a failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) cannot be or is not cured prior to the Termination Date, or (ii) there has been a change, event, development or combination of developments that has occurred after the date hereof with respect to Parent which, individually or in the aggregate, has had or could have a Material Adverse Effect.

          8.3(c) Failure to Adjust Exchange Ratio. If the Final Parent Stock Price is equal to or less than $43, and the Parent does not increase the Exchange Ratio as provided in Section 4.1.

      8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation to the Company's stockholders of this Agreement, or failed to reconfirm such recommendation within 5 business days after a written request by Parent to do so; provided that such a request is made after the Board of Directors of the Company or any Company Representative shall have taken any of the actions that would be proscribed by Section 6.2(a) but for the exception therein allowing certain actions to be taken pursuant to clause (B) or (C) of the provision thereof with respect to any bona fide written Company Acquisition Proposal that has not been withdrawn or rejected by the Board of Directors of the Company,
(b) there has been a material breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement which (i) would result in a failure of a condition set forth in Section 7.2(a), 7.2(b) or 7.2(c) and (ii) cannot be or is not cured prior to the

Termination Date, (c) if the Company or any Company Representative shall violate Section 6.2(b) or shall take any of the actions that would be proscribed by Section 6.2(a) but for the exception therein allowing certain actions to be taken pursuant to clause (B) or (C) of the provision thereof (other than any such actions taken pursuant to such clause (B) with respect to any bona fide written Company Acquisition Proposal received after the date hereof that was not solicited by the Company after the date hereof); (d) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced prior to the Effective Date and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by Company's stockholders or (e) there has been a change, event, development or combination of developments that has occurred after the date hereof with respect to the Company which, individually or in the aggregate, could have a Material Adverse Effect.

      8.5 Effect of Termination and Abandonment.

          8.5(a) Void. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto from any liability for damages resulting from any willful and intentional breach of this Agreement (to the extent any such damages exceed any Termination Fee that may have been paid pursuant to Section 8.5(b) or 8.5(c)) or from any obligation to pay, if applicable, the Termination Fee pursuant to Section 8.5(b) or 8.5(c).

          8.5(b) Company Termination Fee. In the event that (i) a bona fide Company Acquisition Proposal shall have been made to the Company and made known to stockholders generally or have been made directly to stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Acquisition Proposal and such Company Acquisition Proposal or announced intention shall not have been withdrawn prior to the Company's Stockholders Meeting and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) or 8.4(b) (solely with respect to a willful and intentional breach) and within twelve (12) months after such termination the Company shall have entered into an agreement to consummate a transaction that would constitute a Company Acquisition Proposal if it were the subject of a proposal, or
    (ii) this Agreement is terminated (A) by the Company pursuant to Section 8.3(a) or (B) by Parent pursuant to Section 8.4(a), (b) (solely with respect to a willful and intentional breach) (c) or (d), then the Company shall promptly, but in no event later than (i) two days after the date of termination pursuant to Section 8.4(a), (b) (solely with respect to a willful and intentional breach) or (c), (d) or on the Closing Date of any Company Acquisition Proposal described in clause (i) to this Section 8.5(b), pay Parent a fee equal to two percent (2%) of the aggregate market value of the Company Shares as determined by multiplying the closing price of the Company's Shares on Nasdaq National Market on the Termination Date times the total outstanding Shares of Company Common Stock on such date (the "Termination Fee"), which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph
    (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

          8.5(c) Parent Termination Fee. In the event that this Agreement is terminated by the Company pursuant to Section 8.3(b)(i) (solely with respect to a willful and intentional breach), then
    Parent shall promptly but in no event later than two days after the date of such termination, pay the Company a fee equal to the Termination Fee, which amount shall be exlusive of any expenses to be paid pursuant to
    Section 6.11, payable by wire transfer of same day funds. In the event that (A) within 10 business days after written request after April 30, 1999, by the Company to Parent, Company does not receive a letter from Parent's independent public accounting firm to the effect that such accountants concur with Parent's conclusion that the Merger will qualify for "pooling-of-interests" accounting treatment as required in Section 7.1(f) or (B) if the Agreement is terminated because of Parent's failure to receive any of the Special FCC Approvals referred to in Section 7.2(e), then Parent shall, within two days after failure to deliver to the Company the letter from Parent's independent public accountants to the effect that such accountants concur with Parent's conclusion that the Merger will qualify for "pooling-of-interests" accounting treatment as required by Section 7.1(f) or within two days after this Agreement is terminated as a result of Parent's failure to obtain any of the Special FCC Approvals referred to in Section 7.2(e), pay the Company a fee equal to $12 million, which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds; provided, however, that the fee payable by Parent in connection with clause (A) above shall not be payable if (x) Parent, at the time such payment would otherwise be required, has a right to terminate this Agreement pursuant to Section 8.2 or 8.3 hereof (other than a right to terminate for failure of the condition specified in the second sentence of Section 7.1(f)), or (y) the principal reason for failure to obtain an accountant's letter specified in clause (A) is either a circumstance, event or condition related to the Company (other than arising out of the transactions contemplated by this Agreement or any of the exhibits (as distinguished from any Schedules) hereto) or a change in applicable accounting rules (as specified by the Financial Accounting Standards Board or the Securities Exchange Commission). Any such payment by Parent shall be the sole remedy of the Company in connection with the events described in clauses (A) and (B) above. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to pay promptly the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

                                   ARTICLE 9

                           MISCELLANEOUS AND GENERAL

      9.1 Survival. This Article 9 and the agreements of the Company, Parent and Merger Sub contained in Sections 6.10 (Benefits); 6.11 (Expenses); 6.12 (Indemnification; Directors' and Officers' Insurance); 6.15 (Charitable Contributions/Continuing Support); and 6.16 (Operations and Employment in Lincoln, Nebraska) shall survive the consummation of the Merger. This Article 9 (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver of Conditions) and Section 9.13 (Assignment)) and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 6.14 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

      9.2 Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

      9.3 Waiver of Conditions.

          9.3(a) In Writing. Any provision of this Agreement may be waived prior to the Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

          9.3(b) Failure or Delay. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      9.4 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

      9.5 Governing Law and Venue; Waiver of Jury Trial.

          9.5(a) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America and the state courts located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal or state court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in
    Section 9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          9.5(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

      9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) when sent if sent by facsimile, provided that the fax is promptly confirmed by telephone confirmation thereof, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one business day later, if sent by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

      if to Parent or Merger Sub:
          One Allied Drive
          Little Rock, AR 72202
          Attn: Chief Executive Officer
          Fax: 501-905-0962

      (with a copy to:
          One Allied Drive
          Little Rock, AR 72202
          Attn: Chief Legal Officer
          Fax: 501-905-0962)

      if to the Company:
          1440 M Street
          Lincoln, Nebraska 68501-1309
          Attn: Frank H. Hilsabeck
          Fax: 402-475-9195

      (with a copy to:
          Foley & Lardner
          777 East Wisconsin Avenue
          Milwaukee, WI 53202
          Attn: Benjamin F. Garmer III
          Fax: (414) 297-4900

      and a copy to:
          Woods & Aitken
          206 South 13th Street
          Lincoln, Nebraska 68508
          Attn: Paul M. Schudel
          Fax: (402) 474-5777

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

      9.7 Entire Agreement. This Agreement (including any exhibits hereto), the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE

DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

      9.8 No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

      9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

      9.11 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      9.12 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

      9.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate prior to the Effective Time, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a party to the Merger in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Merger Sub as of the date hereof) and all representations and warranties made herein with respect to Merger Sub as of the date hereof shall also be made with respect to such other subsidiary as of the date of such designation. Any assignment in contravention of the preceding sentence shall be null and void.

      9.14 Enforcement. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          ALIANT COMMUNICATIONS INC.

                                          By: /s/ Frank H. Hilsabeck
                                             ----------------------------------
                                          Frank H. Hilsabeck
                                          President and Chief Executive

                                          ALLTEL CORPORATION

                                          By: /s/ Scott Ford
                                             ----------------------------------
                                          Name: Scott Ford
                                               --------------------------------
                                          Title: President
                                                -------------------------------

                                          MERGER SUB

                                          By: /s/ Scott Ford
                                             ----------------------------------
                                          Name: Scott Ford
                                               --------------------------------
                                          Title: President
                                                -------------------------------

                                                                         ANNEX B

                    [MERRILL LYNCH LETTERHEAD APPEARS HERE]


                                                               December 18, 1998

Board of Directors
Aliant Communications, Inc.
1440 M Street
P.O. Box 81309
Lincoln, NE 68501-1309

Members of the Board of Directors:

      Aliant Communications, Inc. ("Aliant"), ALLTEL Corporation ("ALLTEL"), and a newly formed, wholly owned subsidiary of ALLTEL ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which Acquisition Sub will be merged with and into Aliant (the "Merger") and each outstanding share of the common stock, par value $0.25 per share, of Aliant (the "Aliant Shares"), will be converted into the right to receive the number of shares (the "Exchange Ratio") of the common stock, par value $1.00 per share, of ALLTEL (the "ALLTEL Shares") equal of $39.13, subject to adjustment as provided in the Agreement.

      You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of Aliant Shares.

      In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to Aliant and ALLTEL that we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Aliant and ALLTEL, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by Aliant and ALLTEL;

    (3) Conducted discussions with members of senior management and representatives of Aliant and ALLTEL concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Aliant Shares and ALLTEL Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of Aliant and ALLTEL and compared them with those of certain publicly traded companies that we deemed to be relevant;

[MERRILL LYNCH LOGO APPEARS HERE]

    (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of Aliant and ALLTEL and their respective financial and legal advisors;

    (8)   Reviewed the potential pro forma impact of the Merger;

    (9)   Reviewed a draft dated December 17, 1998 of the Agreement, and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment if general economic, market and monetary conditions.

      In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Aliant or ALLTEL. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Aliant or ALLTEL. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by Aliant or ALLTEL, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements or Aliant or ALLTEL as to the expected future financial performance of Aliant or ALLTEL, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

      Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

      In connection with the preparation of this opinion, we have not been authorized by Aliant of the Board of Directors to solicit, nor have we solicited, third-party indications of interest, other than with respect to ALLTEL and one additional third party, for the acquisition of all of any part of Aliant.

      We are acting as financial advisor to Aliant in connection with the Merger and will receive a fee from Aliant for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Aliant has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Aliant and ALLTEL and may continue to do so and have received, and may receive, compensation for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade Aliant Shares, as well as ALLTEL Shares and other securities of ALLTEL, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

[MERRILL LYNCH LOGO APPEARS HERE]

      This opinion is for the use and benefit of the Board of Directors of Aliant in its evaluation of the Merger and may not be used for any other purpose. Our opinion does not address the merits of the underlying decision by Aliant to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

      We are not expressing any opinion herein as to the prices at which ALLTEL Shares will trade following the announcement or consummation of the Merger.

      On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Aliant Shares.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                                                        Annex C

   Sections 21-20,137 to 21-20,150 of the Nebraska Business Corporation Act

(S) 21-20,137. Dissenters' rights; terms, defined.

      For purposes of sections 21-20,137 to 21-20,150:

      (1) Beneficial shareholder shall mean the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

      (2) Corporation shall mean the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer;

      (3) Dissenter shall mean a shareholder who is entitled to dissent from corporate action under section 21-20,138 and who exercises that right when and in the manner required by sections 21-20,140 to 21-20,148;

      (4) Fair value, with respect to a dissenter's shares, shall mean the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

      (5) Interest shall mean interest from the effective date of the corporate action until the date of payment at the rate specified in section 45-104, as such rate may from time to time be adjusted by the Legislature;

      (6) Record shareholder shall mean the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation; and

      (7) Shareholder shall mean the record shareholder or the beneficial shareholder.

(S) 21-20,138. Right to dissent.

      (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions;

          (a) Consummation of a plan of merger to which the corporation is a party;

                  (i) If shareholder approval is required for the merger by
            section 21-20,130 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                  (ii) If the corporation is a subsidiary that is merged with its parent under section 21-20,131;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                  (i) Alters or abolishes a preferential right of the shares;

                  (ii) Creates, alters, or abolishes a right in respect of
            redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

                  (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                  (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                  (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 21-2038; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for his or her shares under sections 21-20,137 to 21-20,150 may not challenge the corporate action creating his or entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      (3) The right to dissent and obtain payment under sections 21-20,137 to 21-20,150 shall not apply to the shareholders of a bank, trust company, stock-owned savings and loan association, industrial loan and investment company, or the holding company of any such bank, trust company, stock-owned savings and loan association, or industrial loan and investment company.

(S) 21-20,139. Dissent by nominees and beneficial owners.

      (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

          (a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

(S) 21-20,140. Notice of dissenters' rights.

      (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under sections 21-20,137 to 21-20,150 and be accompanied by a copy of such sections.

      (2) If corporate action creating dissenters' rights under section 21-20,138 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send those shareholders the dissenters' notice described in section 21-20,142.

(S) 21-20,141. Dissenters' rights; notice of intent to demand payment.

      (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (a) shall deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and
(b) shall not vote his or her shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section shall not be entitled to payment for his or her shares under sections 21-20,137 to 21-20,150.

(S) 21-20,142. Dissenters' notice.

      (1) If proposed corporate action creating dissenters' rights under section 21-20,138 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 21-20,141.

      (2) The dissenters' notice shall be sent no later than ten days after the corporate action was taken and shall:

          (a) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation shall receive the payment demand which date may not be fewer than thirty nor more than sixty days after the date the notice required by subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of sections 21-20,137 to 21-20,150.

(S) 21-20,143. Dissenters' rights; duty to demand payment.

      (1) A shareholder who was sent a dissenters' notice described in section 21-20,142 shall demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subdivision (2)(c) of section 21-20,142, and deposit his or her certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits his or her shares under subsection (1) of this section shall retain all other rights of a shareholder until such rights are canceled or modified by the taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or does not deposit his or her share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his or her shares under sections 21-20,137 to 21-20,150.

(S) 21-20,144. Dissenters' rights; share restrictions.

      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 21-20,146.

      (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until such rights are canceled or modified by the taking of the proposed corporate action.

(S) 21-20,145. Dissenters' rights; payment.

      (1) Except as provided in section 21-20,147, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 21-20,143 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

      (2) The payment shall be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statement, if any;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenters' right to demand payment under section 21-20,148; and

          (e) A copy of section 21-20,137 to 21-20,150.

(S) 21-20,146. Dissenters' rights; failure to take action.

      (1) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If, after returning deposited certificates and releasing transfer restriction, the corporation takes the proposed action, it shall send a new dissenter's notice under section 21-20,142 and repeat the payment demand procedure.

(S) 21-20,147. Dissenters' rights; after acquired shares.

      (1) A corporation may elect to withhold payment required by section 21-20,145 from a dissenter unless he or she was the beneficial shareholder before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporation action.

        (2) To the extent the corporation elects to withhold payment under subsection (1) of this section after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 21-20,148.

(S) 21-20,148. Dissenters' rights; procedure if shareholder dissatisfied with payment or offer.

        (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 21-20,145, or reject the corporation's offer under section 21-20,147 and demand payment of the fair value of his or her shares and interest due if:

            (a) The dissenter believes that the amount paid under section 21-20,145 or offered under section 21-20,147 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

            (b) The corporation fails to make payment under section 21-20,145 within sixty days after the date set for demanding payment; or

            (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for his or her shares.

(S) 21-20,149. Dissenters' rights; court action.

        (1) If a demand for payment under section 21-20,148 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the district court of the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. Appraisers shall have the powers described in the order appointing them or in any amendment to such order. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

        (5) Each dissenter made a party to the proceeding shall be entitled to judgment (a) for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or (b) for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 21-20,147.

(S) 21-20,150. Dissenters' rights; court costs and attorney's fees.

        (1) The court in an appraisal proceeding commenced under section 21-20,149 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 21-20,148.

        (2) The court may also assess the attorney's fees and expenses and the fees and expenses of experts for the respective parties in amounts the court finds equitable:

            (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 21-20, 140 to 21-20,148; or

            (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by sections 21-20,137 to 21-20,150.

        (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

      Article VII of ALLTEL's Amended and Restated Certificate of Incorporation (the "Certificate") provides for the indemnification of directors, officers, agents and employees for expenses incurred by them and judgments rendered against them in actions, suits or proceedings in relation to certain matters brought against them as such directors, officers, agents and employees, respectively. The Certificate provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Any expansion of the protection afforded directors, officers, employees or agents by the Delaware General Corporation Law is automatically extended to ALLTEL's directors, officers, employees or agents, as the case may be. The Certificate also permits ALLTEL to advance expenses incurred by a director or officer in a legal proceeding prior to final disposition of the proceeding.

      In addition to indemnity provisions contained in the Certificate, ALLTEL has entered into indemnity agreements with its directors and officers. Under these indemnity agreements, ALLTEL will indemnify its directors and officers to the fullest extent permitted or authorized by the Delaware General Corporation Law, as it may from time to time be amended, or by any other statutory provisions authorizing or permitting such indemnification. Under the terms of certain insurance policies maintained by ALLTEL, directors and officers of ALLTEL are insured against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). ALLTEL will indemnify such officers and directors under the indemnity agreements from all losses arising out of claims made against them except those based upon illegal personal profit, recovery of short-swing profits or dishonesty; provided, however, that ALLTEL's obligations will be satisfied to the extent of any reimbursement under such insurance.

      The Delaware General Corporation Law permits a Delaware corporation to indemnify directors, officers, employees and agents under some circumstances and mandates indemnification under certain limited circumstances. The Delaware General Corporation Law permits a corporation to indemnify an officer, director, employee or agent for expenses actually and reasonably incurred, as well as fines, judgments and amounts paid in settlement in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with the defense of a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions where a court deems the award of expenses appropriate. The Delaware General Corporation Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

Item 21. Exhibits and Financial Statement Schedules

      (a) Exhibits

Number  Exhibit
------  -------
 2.1    Agreement and Plan of Merger dated as of December 18, 1998 among ALLTEL Corporation,
        Pinnacle Merger Sub, Inc. and Aliant Communications, Inc. (attached as Annex A to the Proxy
        Statement/Prospectus contained in this Registration Statement).
 4.1    Rights Agreement dated January 30, 1997 between ALLTEL Corporation and First Union National
        Bank, as Rights Agent (incorporated by reference to ALLTEL Registration Statement on
        Form 8-A dated October 16, 1997).
 5      Opinion of Kutak Rock as to the legality of the shares being registered.(1)
 8.1    Opinion of Kutak Rock as to certain federal income tax consequences of the Merger.(1)
 8.2    Opinion of Foley & Lardner as to certain federal income tax consequences of the Merger.(1)
23.1    Consent of Kutak Rock (included in the opinion in Exhibit 5).
23.2    Consent of Kutak Rock (included in the opinion filed as Exhibit 8.1).
23.3    Consent of Foley & Lardner (included in the opinion filed as Exhibit 8.2).
23.4    Consent of Arthur Andersen LLP.(2)
23.5    Consent of Ernst & Young LLP.(1)
23.6    Consent of Arthur Andersen LLP.(1)
23.7    Consent of Arthur Andersen LLP.(1)
23.8    Consent of PricewaterhouseCoopers.(1)
23.9    Consent of PricewaterhouseCoopers.(1)
23.10   Consent of KPMG LLP(1)
24      Powers of Attorney(1)
99.1    Form of Proxy Card for the Stockholders of Aliant.(1)
99.2    Consent of Merrill Lynch Pierce, Fenner & Smith Incorporated(1)

--------

(1)previously filed

(2)filed herewith
(b)Financial Statement Schedules

   None.

Item 22. Undertakings

      ALLTEL hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (6) that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ALLTEL pursuant to the foregoing provisions, or otherwise, ALLTEL has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ALLTEL of expenses incurred or paid by a director, officer, or controlling person of ALLTEL in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, ALLTEL will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 26 day of March, 1999.

                                          ALLTEL Corporation

                                                      /s/ Joe T. Ford
                                          By: _________________________________
                                                Chairman and Chief Executive
                                                           Officer
                                          Title: ______________________________

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

             *Joe T. Ford              Chairman, Chief Executive    March 26, 1999
______________________________________    Officer and Director
            (Joe T. Ford)

          *Dennis E. Foster            Vice Chairman and Director   March 26, 1999
______________________________________
          (Dennis E. Foster)

            *Scott T. Ford             President, Chief Operating   March 26, 1999
______________________________________    Officer and Director
           (Scott T. Ford)

           *Dennis J. Ferra            Senior Vice President and    March 26, 1999
______________________________________    Chief Administrative
          (Dennis J. Ferra)                Officer (Principal
                                           Financial Officer)

         *Jeffrey R. Gardner             Senior Vice President-     March 26, 1999
______________________________________   Finance and Treasurer
         (Jeffrey R. Gardner)            (Principal Accounting
                                                Officer)

            *John R. Belk                       Director            March 26, 1999
______________________________________
            (John R. Belk)

     *Lawrence L. Gellerstedt III               Director            March 26, 1999
______________________________________
    (Lawrence L. Gellerstedt III)

         *Charles H. Goodman                    Director            March 26, 1999
______________________________________
         (Charles H. Goodman)

          *Michael L. Hooker                    Director            March 26, 1999
______________________________________
         (Michael L. Hooker)


              Signature                          Title                   Date
              ---------                          -----                   ----

            *W. W. Johnson                      Director            March 26, 1999
______________________________________
           (W. W. Johnson)

         *Emon A. Mahony, Jr.                   Director            March 26, 1999
______________________________________
        (Emon A. Mahony, Jr.)

          *John P. McConnell                    Director            March 26, 1999
______________________________________
         (John P. McConnell)

           *Josie C. Natori                     Director            March 26, 1999
______________________________________
          (Josie C. Natori)

            *Frank E. Reed                      Director            March 26, 1999
______________________________________
           (Frank E. Reed)

           *Ronald Townsend                     Director            March 26, 1999
______________________________________
          (Ronald Townsend)

          *William H. Zimmer                    Director            March 26, 1999
______________________________________
         (William H. Zimmer)

        /s/ Francis X. Frantz                                       March 26, 1999
*By: _________________________________
         (Francis X. Frantz,
          Attorney-in-Fact)